Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-183791

PROSPECTUS

FIBROCELL SCIENCE, INC.

36,564,000 Shares of Common Stock

This prospectus relates to the resale of our common stock by certain of our stockholders, or Selling Stockholders, named in the section of this prospectus titled “Selling Security Holders.” 36,564,000 shares of common stock issued upon conversion of our Series E 8% cumulative convertible preferred stock, or Series E Preferred Stock, to accredited investors in a private offering may be offered for resale under this prospectus.

Although we will pay substantially all of the expenses incident to the registration of the shares, we will not receive any proceeds from the sales by the Selling Stockholders.

Our common stock is presently quoted for trading under the symbol “FCSC” on the over the counter bulletin board, or OTCBB. On November 14, 2012, the last sales price of the common stock, as reported on the OTCBB was $0.20 per share.

Investing in our common stock is highly speculative and involves a high degree of risk. You should purchase these securities only if you can afford a complete loss of your investment. You should carefully consider the risks and uncertainties described under the heading “Risk Factors” beginning on page 4 of this prospectus before making a decision to purchase our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 20, 2012

PROSPECTUS SUMMARY

This summary highlights information set forth in greater detail elsewhere in this prospectus. It may not contain all the information that may be important to you. You should read the following summary together with the more detailed information regarding us and our common stock being sold in this offering, including the information incorporated by reference into this prospectus. Unless the context requires otherwise, references to the “Company,” “Fibrocell,” “we,” “our,” and “us,” refer to Fibrocell Science, Inc. and its subsidiaries.

Our Company

We are a cellular aesthetic and therapeutic development stage biotechnology company focused on developing novel skin and tissue rejuvenation products. Our approved and clinical development product candidates are designed to improve the appearance of skin injured by the effects of aging, sun exposure, acne and burn scars with a patient’s own, or autologous, fibroblast cells produced by our proprietary Fibrocell process.

We use our proprietary process to harvest autologous fibroblasts from a small skin punch biopsy from behind the ear with the use of a local anesthetic. We chose this location both because of limited exposure to the sun and to avoid creating a visible scar. The biopsy is then packed in a vial in a special shipping container and shipped to our laboratory where the fibroblast cells are released from the biopsy and initiated into our cell culture process where the cells proliferate until they reach the required cell count. The fibroblasts are then harvested, cryopreserved, tested by quality control and released by quality assurance prior to preparation of drug product. After wash and preparation of cells to formulate the drug product, additional quality testing is performed prior to release and distribution to the medical clinic. The number of cells and the frequency of injections may vary and will depend on the indication or application being studied.

Our lead product, LAVIV (United States adopted name, or USAN, is azficel-T), we believe is the first and only personalized aesthetic cell therapy approved by the Food and Drug Administration (“FDA”) for the improvement of the appearance of moderate to severe nasolabial fold wrinkles in adults. LAVIV offers patients their own living fibroblast cells in a personalized therapy designed to improve the appearance of wrinkles. Our clinical development programs encompass both aesthetic and therapeutic indications.

We believe that because LAVIV and our product candidates are autologous, the risk of an immunological or allergic response is low. With regard to the therapeutic markets, we believe that our product candidates may address an insufficiently met medical need for the treatment of each of restrictive burn scars, acne scars and vocal scarring. There are also numerous other potential areas of interest for our technology in the body. Certain of our product candidates are still in clinical development and, as such, benefits we expect to see associated with our product candidates may not be validated in our clinical trials. In addition, disadvantages of our product candidates may become known in the future.

Recent Developments

Completion of Recent Financing

On October 5, 2012, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain accredited investors (the “Purchasers”), pursuant to which we sold to the Purchasers an aggregate of 450,000,000 shares of our common stock at a purchase price of $0.10 per share for a total offering amount of $45.0 million (the “Offering”).

In connection with the Purchase Agreement, we also entered into a registration rights agreement with the Purchasers (the “Registration Rights Agreement”), which requires us to register the resale of the shares of common stock issued pursuant to the Purchase Agreement, excluding shares of common stock issued to certain significant stockholders in the Offering (the “Excluded Shares”). Under the Registration Rights Agreement, we are required to file the registration statement (excluding the Excluded Shares) and the registration statement must be declared effective within 120 days (or 90 days to the extent the registration statement will not be reviewed by the Securities and Exchange Commission), or we will be required to pay liquidated damages as set forth in the Registration Rights Agreement. With respect to the Excluded Shares held by such significant stockholders, we have agreed to provide such stockholders with a demand registration right covering the Excluded Shares.

Entry into Intrexon Corporation Exclusive Channel Collaboration Agreement and Related Agreements

On October 5, 2012, we entered into an Exclusive Channel Collaboration Agreement (the “Channel Agreement”) with Intrexon Corporation (“Intrexon”) that governs a “channel collaboration” arrangement governing a strategic collaboration for the development and commercialization of genetically modified and non-genetically modified autologous fibroblasts and autologous dermal cells in the United States (the “Fibroblast Program”). The Channel Agreement establishes committees comprised of both our representatives and Intrexon representatives that will govern activities related to the Fibroblast Program in the areas of project establishment, chemistry, manufacturing and controls, clinical and regulatory matters, commercialization efforts and intellectual property.

The Channel Agreement grants us an exclusive license to use proprietary technologies and other intellectual property of Intrexon to research, develop, use, import, export, make, have made, sell, and offer for sale certain products in the Field in the United States (the “Territory”). The “Field” includes: (a) the enhanced production and purification of non-genetically modified autologous fibroblasts for all aesthetic and therapeutic indications; (b) the enhanced production and purification of non-genetically modified autologous dermal cells for aesthetic and therapeutic treatment of dermal, vocal cord, and periodontal indications; (c) the development of genetically modified autologous fibroblasts for all aesthetic and therapeutic indications; and (d) the development of genetically modified autologous dermal cells for aesthetic and therapeutic treatment of dermal, vocal cord, and periodontal indications.

Pursuant to the Channel Agreement, we will engage Intrexon for support services for the development of new products covered under the Channel Agreement and will reimburse Intrexon for its fully-loaded cost for time and materials for transgenes, cell processing, or other work performed by Intrexon for such research and manufacturing. We will pay quarterly cash royalties on improved products equal to one-third of cost of goods sold savings less any such savings developed by us outside of the Channel Agreement. On all other developed products, we will pay Intrexon quarterly cash royalties of 7% on aggregate annualized net sales up to $100 million, and 14% on aggregate annualized net sales greater than $100 million. Sales from our currently marketed products (including new indications) will not be subject to royalty payments unless they are improved upon through the Channel Agreement.

During the term of the Channel Agreement, we agreed that we would not collaborate with third parties in the Field and Territory in competition with the activities being conducted by the parties, and would not utilize Intrexon technology outside of the Fibroblast Program. Intrexon agreed that it would not enter into any other channel collaboration agreement in the Field and Territory. During the term of the Channel Agreement, we agreed to use diligent efforts to develop and commercialize improved products and novel products within the Field.

The Channel Agreement may be terminated by either us or Intrexon for material breach by the other party if such breach remains uncured for 60 days. The Channel Agreement may be terminated by Intrexon if we fail to exercise diligent efforts in developing products through the collaboration, or if Intrexon must consolidate our financial statements and we fail to provide certain disclosure materials to Intrexon. We may terminate the Channel Agreement with 90 days written notice to Intrexon. Upon such termination, (a) the products covered by the Channel Agreement in active and ongoing Phase II or III clinical trials or later stage development through the Channel Agreement shall be entitled to be continued by us with a continuation of the related royalties for such products, and (b) all rights to products covered by the Channel Agreement still in an earlier stage of development shall revert to Intrexon.

On October 5, 2012, we entered into a Stock Issuance Agreement with Intrexon pursuant to which we issued to Intrexon, who is an affiliate of certain Purchasers in the Offering that are our significant stockholders described above, a number of shares of our common stock valued at approximately $3.3 million based on a per share value of $0.10 per share (the “Technology Access Shares”), which issuance will be deemed paid in partial consideration for the execution and delivery of the Channel Agreement. In connection with the issuance of the Technology Access Shares, Intrexon became a party to the Registration Rights Agreement, which provides Intrexon with a demand registration right with respect to the resale of the Technology Access Shares.

Conversion and Repayment of Outstanding Convertible Notes

On October 5, 2012, we entered into an Amendment and Conversion Agreement (the “Debt Agreement”) with the holders of our 12.5% Convertible Notes in the aggregate original principal amount of approximately $3.5 million (the “Notes”). Pursuant to the Debt Agreement, we repaid approximately $1.7 million of the Notes in cash (representing approximately $1.5 million in principal and $0.2 million in unpaid interest), and the remaining Notes (representing approximately $2.1 million in principal and $0.3 million in unpaid interest) were converted into shares of common stock at a conversion price of $0.10 per share. The total number of shares of common stock issued upon the conversion of the Notes was 21,549,212 shares.

Pursuant to the Debt Agreement, we and the Note holders agreed to modify the warrants to purchase an aggregate of 14,069,696 shares of common stock previously issued in connection with the issuance of the Notes (the “Debt Warrants”): (a) to change the exercise price of the Debt Warrants from $0.30 to $0.10 per share; (b) to increase the number of shares of common stock underlying the Debt Warrants by two times the current number of shares rather than three times the current number; (c) to extend the expiration date of the Debt Warrants by one year to June 1, 2018; and (d) to delete the full-ratchet anti-dilution adjustment provisions contained in the Debt Warrants.

Pursuant to the Debt Agreement, we and the Note holders agreed, among other items, to modify the warrants to purchase an aggregate of 7,770,902 shares of common stock previously issued to the Note holders (and their affiliates) in prior financings (the “Prior Warrants”): (a) to extend the expiration date of the Prior Warrants by one year; and (b) to delete the full-ratchet anti-dilution adjustment provisions contained in the Prior Warrants (including with respect to the Offering discussed above).

Modification of Outstanding Warrants

Effective upon the completion of the Offering, we entered into warrant modification agreements with the holders of warrants to purchase 105,232,855 shares of common stock at exercise prices of between $0.25 per share and $0.30 per share pursuant to which the parties agreed, among other items: (a) to extend the expiration date of the warrants by one year; and (b) to delete the full-ratchet anti-dilution adjustment provisions contained in the warrants (including with respect to the Offering discussed above). As such, the exercise price and number of shares underlying the foregoing warrants were not modified due to the completion of the Offering.

Conversion of Outstanding Preferred Stock to Common Stock

On October 5, 2012, upon the approval of the requisite number of holders of our Series D Preferred Stock and Series E Preferred Stock, we filed amendments, effective on such date, to each of the Certificates of Designation for the Series D Preferred Stock and Series E Preferred Stock providing that if we completed an equity financing pursuant to which the Company received gross proceeds of no less than $35.0 million (a “Qualified Financing”), then immediately prior to the closing of such Qualified Financing each outstanding share of Series D and Series E Preferred Stock shall be automatically converted into that number of shares of common stock determined by dividing the stated value of such share of preferred stock by $0.25. The Offering discussed above was a Qualified Financing, and as such, the preferred stock was automatically converted into 47,928,000 shares of common stock upon completion of the Offering. As of the closing of the Offering, we had no shares of preferred stock outstanding.

Completion of Recent Private Offering

From May through July 2012, we sold to accredited investors in a private placement, an aggregate of $9,141,000 in gross proceeds of our securities consisting of: (1) 9,141 shares of our Series E Preferred Stock, par value $0.001 and stated value of $1,000 per share, and (2) five-year warrants to purchase 36,564,000 shares of our common stock at an exercise price of $0.30 per share. The initial exercise date of the warrants is September 13, 2012, which is the date we received approval from our shareholders to file an amendment to our Certificate of Incorporation increasing the number of our authorized shares of common stock to 1,100,000,000 shares. In connection with the closing of the Offering, each share of Series E Preferred Stock was converted into a number of shares of our common stock equal to (1) the stated value of the share ($1,000), divided by (2) $0.25.

The Selling Stockholders named in this prospectus may offer for resale up to 36,564,000 shares of common stock underlying the Series E Preferred Stock.

Although we will pay substantially all of the expenses incident to the registration of the shares, we will not receive any proceeds from the sales by the Selling Stockholders.

Agera Laboratories Agreement

On June 7, 2012, we entered into a share purchase agreement with Rohto Pharmaceutical Co., Ltd., or Purchaser, pursuant to which we agreed to sell to the purchaser all of the shares of common stock of Agera Laboratories Inc. held by us, which represents 57% of the outstanding common stock of Agera. The closing of the share purchase agreement took place on August 31, 2012. Pursuant to the share purchase agreement, the purchase price for the Agera shares was (i) $850,000; plus (ii) the amount equivalent to 57% of total sum of the cash held by Agera at the date of closing; plus (iii) the amount equivalent to 57% of Agera’s accounts receivable less allowance for uncollectible account at the date of closing. Purchaser paid $400,000 of the purchase price (the “Initial Payment”) within ten business days after the execution of the share purchase agreement and the remaining portion of the purchase price was paid within ten business days after the closing date.

Concurrently Filed Registration Statements

We currently have:

•	6,135,984 shares of common stock underlying the warrants issued in connection with our Series A Offering;

•	18,393,532 shares of common stock underlying the warrants issued in connection with our Series B Offering;

•	28,404,000 shares of common stock underlying the warrants issued in connection with our Series D Offering;

•	9,081,328 shares of common stock underlying the warrants issued in connection with our March 2010 financing; and

•	36,564,000 shares of common stock outstanding issued upon conversion of our Series E Preferred Stock.

We have previously filed registration statements registering for resale shares in connection with the above warrants and preferred stock, and to date we have:

•	3,067,992 shares of common stock underlying the warrants issued in connection with our Series A Offering that remain unsold pursuant to a prior registration statement;

•	9,196,766 shares of common stock underlying the warrants issued in connection with our Series B Offering that remain unsold pursuant to a prior registration statement;

•	14,202,000 shares of common stock underlying the warrants issued in connection with our Series D Offering that remain unsold pursuant to a prior registration statement; and

•	4,540,664 shares of common stock underlying the warrants issued in connection with our March 2010 financing that remain unsold pursuant to a prior registration statement.

We are registering 36,564,000 shares of common stock issued upon the conversion of our Series E Preferred Stock pursuant to the registration statement of which this prospectus is a part. In addition to this registration statement, we are concurrently registering:

•	3,067,992 additional shares of common stock underlying the warrants issued in connection with our Series A Offering pursuant to File No. 333-183792;

•	9,196,766 additional shares of common stock underlying the warrants issued in connection with our Series B Offering pursuant to File No. 333-183793; and

•	14,202,000 additional shares of common stock underlying the warrants issued in connection with our Series D Offering pursuant to File No. 333-183794.

We are currently authorized to issue 1,100,000,000 shares of common stock and 5,000,000 shares of preferred stock. As of October 17, 2012, we had 657,610,200 shares of our common stock outstanding. In addition, we had 13,662,250 shares of common stock underlying our options and 153,424,028 shares of common stock underlying our warrants. In connection with the Offering we completed in October 2012, all of the shares of our Series D Preferred Stock and Series E Preferred Stock were converted into common stock. As a result, there are no shares of preferred stock outstanding. Of the foregoing shares, we have registered the resale of a total of 108,531,489 shares underlying warrants under the registration statement of which this prospectus is a part and under other registration statements. The additional shares of our common stock to be issued in the future upon the exercise of warrants could cause the market price of our common stock to decline, and could have an adverse effect on our earnings per share if and when we become profitable. In addition, future sales of a substantial number of shares of our common stock in the public markets, or the perception that these sales may occur, could cause the market price of our common stock to decline, and could materially impair our ability to raise capital through the sale of additional securities.

At our annual shareholder meeting held on September 13, 2012, our shareholders approved an increase in our authorized shares of common stock from 250,000,000 to 1,100,000,000 shares. The shareholders also approved an amendment to our Certificate of Incorporation to effect a reverse stock split of the outstanding shares of our common stock prior to July 31, 2013 at a ratio of any of 1-for-2, 1-for-5, 1-for-10, 1-for-15, 1-for-20 or 1-for-25, as determined by our Board of Directors, if the Board believes such action will facilitate the listing of our common stock on a national securities exchange. As of the date of this prospectus, our Board of Directors has not made any determination to complete a reverse stock split pursuant to the authority granted to the Board of Directors by our shareholders. In the event that our Board of Directors authorizes a stock split at a ratio of 1-for-2, the number of outstanding shares of our common stock will go from 657,610,200 shares to 328,805,100 shares, the number of shares of common stock underlying our options will go from 13,662,250 shares to 6,831,125 shares and the number of shares of common stock underlying our warrants will go from 153,424,028 shares to 76,712,014 shares. In the event that our Board of Directors authorizes a stock split at a ratio of 1-for-25, the number of outstanding shares of our common stock will go from 657,610,200 shares to 26,304,408 shares, the number of shares of common stock underlying our options will go from 13,662,250 shares to 546,490 shares and the number of shares of common stock underlying our warrants will go from 153,424,028 shares to 6,136,961 shares. Regardless of the stock split ratio approved by the Board of Directors, the number of shares of common stock authorized will remain 1,100,000,000 shares.

Corporate Information

Our corporate headquarters is located at 405 Eagleview Boulevard, Exton, Pennsylvania 19341. Our phone number is (484) 713-6000. Our corporate website is www.fibrocellscience.com. Information contained on our website or any other website does not constitute part of this prospectus.

RISK FACTORS

Investing in our company involves a high degree of risk. Before investing in our company you should carefully consider the following risks, together with the financial and other information contained in this prospectus. If any of the following risks actually occurs, our business, prospects, financial condition and results of operations could be adversely affected. In that case, the trading price of our common stock would likely decline and you may lose all or a part of your investment.

LAVIV is our only FDA-approved product. If we fail to achieve and sustain commercial success for LAVIV, our business will suffer, our future prospects may be harmed and our stock price would likely decline.

On June 21, 2011, the FDA licensed our autologous cellular therapy product, LAVIV. Prior to the launch of LAVIV in October 2011, we had never sold or marketed an autologous cellular product in the U.S. Unless we can successfully commercialize another product candidate or acquire the right to market other approved products, we will continue to rely on LAVIV to generate substantially all of our revenue. Our ability to increase our revenues for LAVIV will depend on, and may be limited by, a number of factors, including the following:

•	acceptance of and ongoing satisfaction with LAVIV as the first in a new class of therapy in the United States;

•	our ability to develop and expand market share in the United States;

•	successfully expanding and sustaining our manufacturing capacity to meet demand;

•	physicians’ willingness to adopt LAVIV as part of their aesthetics treatment paradigm;

•	our ability to properly train a sufficient number of physicians to administer LAVIV, and whether or not the physicians correctly follow our protocols; and

•	the proper pricing of LAVIV relative to the market it serves.

If for any reason we are unable to continue selling or manufacturing LAVIV, our business would be seriously harmed and could fail.

If LAVIV were to become the subject of problems related to its efficacy, safety, or otherwise, our revenues from LAVIV could decrease.

LAVIV, in addition to any other of our potential product candidates that may be approved by the FDA, will be subject to continual review by the FDA, and we cannot assure you that newly discovered or developed safety issues will not arise. With the use of any newly marketed drug by a wider patient population, serious adverse events may occur from time to time that initially do not appear to relate to the drug itself. Any safety issues could cause us to suspend or cease marketing of our approved products, cause us to modify how we market our approved products, subject us to substantial liabilities, and adversely affect our revenues and financial condition. In the event of a withdrawal of LAVIV from the market, our revenues would decline significantly and our business would be seriously harmed and could fail.

Adoption of LAVIV for the treatment of the appearance of moderate to severe nasolabial fold wrinkles in adults may be slow or limited for a variety of reasons including competing therapies, perceived difficulties in the treatment process and cost. If LAVIV is not successful in gaining broad acceptance as a treatment option for nasolabial fold wrinkles, our business would be harmed.

The rate of adoption of LAVIV for nasolabial fold wrinkles will be dependent on several factors including educating and training physicians and their offices on the patient treatment process with LAVIV and autologous cellular therapy generally. As a first in class therapy, LAVIV utilizes a unique treatment approach, which can have associated challenges in practice for physicians. The logistics of the product, the injection technique required and the fact that the product constitutes a patient’s own cells represent different challenges for physicians. In addition, the tight manufacturing and injection timelines required for treatment with LAVIV will require physicians to adjust practice mechanics, which may result in delay in market adoption of LAVIV as a preferred therapy.

We are rapidly expanding our operations to support commercial launch of LAVIV, which has significantly increased our costs, and until we achieve economies of scale, we will incur negative margins on sales of LAVIV.

We have and expect to continue to significantly increase our investment in commercial infrastructure. We will need to effectively manage the expansion of our operations and facilities and continue to grow our infrastructure to commercialize LAVIV. We must effectively manage our supply chain, third-party vendors and distribution network, all of which requires strict planning in order to meet production timelines for LAVIV. We continue to add manufacturing, quality control, quality assurance, marketing and sales personnel, and personnel in all other areas of our operations, which strains our existing managerial, operational, financial and other resources. As a result of the scaling of our manufacturing process and the limited orders we have received since the launch of LAVIV in the fourth quarter of 2011, we are currently incurring negative margins on sales of LAVIV, and will continue to incur such margins until we are able to generate significant sales volume. As discussed below, to accommodate increased sales, we will need to add manufacturing capacity, which will require us, in the short-term, to add personnel to our current manufacturing operation and, in the long-term, to build-out our current manufacturing facility. In pursuing expansion, we must continue to monitor quality and effective controls, or we risk possible delays in approval of the facilities by the FDA for commercial manufacturing. Any delay in readiness of our expanded Exton facility could result in the loss of revenue from potential sales of LAVIV, and adversely impact market acceptance for LAVIV. If we fail to manage the growth in our systems and personnel appropriately and successfully in order to achieve our commercialization plans for LAVIV, our revenues could suffer and our business could be harmed.

If we are able to increase orders for LAVIV, we will need to increase our manufacturing capacity, which will require significant expenditures and regulatory approval.

We currently have limited manufacturing capacity, although we have sufficient manufacturing capacity to fill the orders for LAVIV we have received since the launch of the product in the fourth quarter of 2011. To the extent we are successful in increasing the demand for LAVIV, we will need to add manufacturing capacity, which will require us, in the short-term, to add personnel to our current manufacturing operation and, in the long-term, to build-out our current manufacturing facility. Increasing manufacturing capacity will require additional expenditures, for which we will require external financing. In addition, our ability to increase manufacturing capacity will be subject to additional FDA review.

We are subject to significant regulation with respect to the manufacturing of our products.

All of those involved in the preparation of a cellular therapy for clinical trials or commercial sale, including our existing supply contract manufacturers and clinical trial investigators, are subject to extensive regulation by the FDA. Components of a finished therapeutic product approved for commercial sale or used in late-stage clinical trials must be manufactured in accordance with current Good Manufacturing Practices. These regulations govern manufacturing processes and procedures and the implementation and operation of quality systems to control and assure the quality of investigational products and products approved for sale. Our facilities and quality systems and the facilities and quality systems of some or all of our third party contractors and suppliers must pass inspection for compliance with the applicable regulations as a condition of FDA approval of our products. In addition, the FDA may, at any time, audit or inspect a manufacturing facility involved with the preparation of LAVIV or our other potential products or the associated quality systems for compliance with the regulations applicable to the activities being conducted. The FDA also may, at any time following approval of a product for sale, audit our manufacturing facilities or those of our third party contractors. If any such inspection or audit identifies a failure to comply with applicable regulations or if a violation of our product specifications or applicable regulation occurs independent of such an inspection or audit, we or the FDA may require remedial measures that may be costly and/or time consuming for us or a third party to implement and that may include the temporary or permanent suspension of a clinical trial or commercial sales, recalls, market withdrawals, seizures or the temporary or permanent closure of a facility. Any such remedial measures imposed upon us or third parties with whom we contract could materially harm our business.

Manufacturing difficulties, disruptions or delays could limit supply of our products and limit our product sales.

Manufacturing biologic human therapeutic products is difficult, complex and highly regulated. We currently manufacture LAVIV at one facility in the U.S. and we also plan to manufacture our product candidates in the same facility. Our ability to adequately and timely manufacture and supply our products is dependent on the uninterrupted and efficient operation of our sole facility and those of our third-party suppliers, which may be impacted by:

•	availability or contamination of raw materials and components used in the manufacturing process, particularly those for which we have no other source or supplier;

•	capacity of our facility and those of our suppliers;

•	the performance of our information technology systems;

•	compliance with regulatory requirements;

•	inclement weather and natural disasters;

•	changes in forecasts of future demand for product components;

•	timing and actual number of production runs for product components;

•	potential facility contamination by microorganisms or viruses;

•	updating of manufacturing specifications; and

•	product quality success rates and yields.

If the efficient manufacture and supply of our products is interrupted, we may experience delayed shipments or supply constraints. If we are at any time unable to provide an uninterrupted supply of our products to patients, we may lose patients and physicians may elect to prescribe competing therapeutics instead of our products, which could materially and adversely affect our product sales and results of operations.

Our manufacturing processes and those of our suppliers must undergo a potentially lengthy FDA approval process, as well as other regulatory approval processes, and are subject to continued review by the FDA and other regulatory authorities. It is a multi-year process to build and license a new manufacturing facility and it can take significant time to qualify and license a new supplier. In order to maintain supply, mitigate risks and to satisfy anticipated demand for LAVIV, we must successfully implement manufacturing projects on schedule, since we currently do not have sufficient manufacturing capacity to supply LAVIV if orders for LAVIV significantly increase.

If regulatory authorities determine that we or our suppliers or certain of our third-party service providers have violated regulations or if they restrict, suspend or revoke our prior approvals, they could prohibit us from manufacturing our products or conducting clinical trials or selling our marketed products until we or the affected suppliers or third-party service providers comply, or indefinitely. Because our suppliers and third-party service providers are subject to FDA and foreign regulatory authorities, alternative qualified suppliers and third-party service providers may not be available on a timely basis or at all. If we or our suppliers and third-party service providers cease or interrupt production or if our suppliers and third-party service providers fail to supply materials, products or services to us, we may experience delayed shipments, and supply constraints for our products.

We rely on a scheduling and product tracking system.

We have developed a tracking system for the intake of physician orders for LAVIV, to track product delivery, and to store patient-related data we obtain for purposes of manufacturing LAVIV. We rely on this system in order to maintain the chain of identity for each patient-specific dose of LAVIV, and to ensure timely delivery of product prior to expiration. If our system was to fail or be compromised, we could lose traceability of patient cells potentially resulting in loss of revenue and our reputation could suffer. A loss of traceability could cause our business to be materially harmed and our results of operations would be adversely impacted.

Our business, which depends on one facility, is vulnerable to natural disasters, telecommunication and information systems failures, terrorism and similar problems, and we are not fully insured for losses caused by all of these incidents.

We currently conduct all our research, development and manufacturing operations in one facility located in Exton, Pennsylvania. As a result, all of the commercial manufacturing of LAVIV for the U.S. market takes place at a single U.S. facility. If regulatory, manufacturing or other problems require us to discontinue production at that facility, we will not be able to supply our product, which would adversely impact our business.

Our Exton facility could be damaged by fire, floods, power loss, telecommunication and information systems failures or similar events. Our insurance policies have limited coverage levels for loss or damages in these events and may not adequately compensate us for any losses that may occur. In addition, terrorist acts or acts of war may cause harm to our employees or damage our Exton facility. The potential for future terrorist attacks, the national and international responses to terrorist attacks or perceived threats to national security, and other acts of war or hostility have created many economic and political uncertainties that could adversely affect our business and results of operations in ways that we cannot predict, and could cause our stock price to fluctuate or decline. We are uninsured for these types of losses.

Obtaining FDA and other regulatory approvals is complex, time consuming and expensive, and the outcomes are uncertain.

The process of obtaining FDA and other regulatory approvals is time consuming, expensive and difficult. Clinical trials are required and the marketing and manufacturing of our product candidates are subject to rigorous testing procedures.

The commencement and completion of clinical trials for any of our product candidates could be delayed or prevented by a variety of factors, including:

•	delays in obtaining regulatory approvals to commence a study;

•	delays in identifying and reaching agreement on acceptable terms with prospective clinical trial sites;

•	delays or failures in obtaining approval of our clinical trial protocol from an institutional review board, or IRB, to conduct a clinical trial at a prospective study site;

•	delays in the enrollment of subjects;

•	manufacturing difficulties;

•	failure of our clinical trials and clinical investigators to be in compliance with the FDA’s Good Clinical Practices, or GCP;

•

failure of our third-party contract research organizations, clinical site organizations and other clinical trial managers, to satisfy their contractual duties, comply with regulations or meet expected deadlines;

•	lack of efficacy during clinical trials; or

•	unforeseen safety issues.

We do not know whether our clinical trials will need to be restructured or will be completed on schedule, if at all, or whether they will provide data necessary to support necessary regulatory approval. Significant delays in clinical trials will impede our ability to commercialize our product candidates and generate revenue, and could significantly increase our development costs.

We utilize bovine-sourced materials to manufacture LAVIV and our product candidates. Future FDA regulations, as well as currently proposed regulations, may require us to change the source of the bovine-sourced materials we use in our products or to cease using bovine-sourced materials. If we are required to use alternative materials in our products, and in the event that such alternative materials are available to us, or if we choose to change the materials used in our products in the future, we would need to validate the new manufacturing process and run comparability trials with the reformulated product, which could delay our submission for regulatory approval.

Even if marketing approval from the FDA is received for one or more of our product candidates, the FDA may impose post-marketing requirements, such as:

•

labeling and advertising requirements, restrictions or limitations, including the inclusion of warnings, precautions, contra-indications or use limitations that could have a material impact on the future profitability of our product candidates;

•	testing and surveillance to further evaluate or monitor our future products and their continued compliance with regulatory standards and requirements;

•	submitting products for inspection; or

•	imposing a risk evaluation and mitigation strategy, or REMS, to ensure that the benefits of the drug outweigh the risks.

With respect to our LAVIV product, which was approved in June 2011, as part of our label the FDA required us to conduct a post-marketing study, which we expect to complete in 2016.

Clinical trials may fail to demonstrate the safety or efficacy of our product candidates, which could prevent or significantly delay regulatory approval and prevent us from raising additional financing.

Prior to receiving approval to commercialize any of our product candidates, we must demonstrate with substantial evidence from well-controlled clinical trials, and to the satisfaction of the FDA and other regulatory authorities in the United States and abroad, that our product candidates are both safe and effective. We will need to demonstrate our product candidates’ efficacy and monitor their safety throughout the process. We previously completed a pivotal Phase III clinical trial related to LAVIV. The success of prior pre-clinical or clinical trials does not ensure the success of these trials, which are being conducted in populations with different racial and ethnic demographics than our previous trials. If our current trials or any future clinical trials are unsuccessful, our business and reputation would be harmed and the price at which our stock trades could be adversely affected.

All of our product candidates are subject to the risks of failure inherent in the development of biotherapeutic products. The results of early-stage clinical trials of our product candidates do not necessarily predict the results of later-stage clinical trials. Product candidates in later-stage clinical trials may fail to demonstrate desired safety and efficacy traits despite having successfully progressed through initial clinical testing. Even if we believe the data collected from clinical trials of our product candidates is promising, this data may not be sufficient to support approval by the FDA or any other U.S. or foreign regulatory approval. Pre-clinical and clinical data can be interpreted in different ways. Accordingly, FDA officials could reach different conclusions in assessing such data than we do, which could delay, limit or prevent regulatory approval. In addition, the FDA, other regulatory authorities, our Institutional Review Boards or we, may suspend or terminate clinical trials at any time.

Unlike our Phase III nasolabial fold wrinkles trial, our Phase II Acne Scar trial is not subject to a SPA with the FDA. In addition, we have developed a photo guide for use in the evaluators’ assessment of acne study subjects. Our evaluator assessment scale and photo guide have not been previously used in a clinical trial. To obtain FDA approval with respect to the acne scar indication, we will require FDA concurrence with the use of our evaluator assessment scale and photo guide.

Any failure or delay in completing clinical trials for our product candidates, or in receiving regulatory approval for the sale of any product candidates, has the potential to materially harm our business, and may prevent us from raising necessary, additional financing that we may need in the future.

Since our emergence from bankruptcy we have completed numerous equity financings of convertible securities, and it is likely that we will make additional equity financings in the future, which may materially and adversely affect the price of our common stock. We have a significant number of convertible securities outstanding that may result in significant dilution to our common stockholders.

Sales of substantial amounts of shares of our common stock in the public market, or the perception that those sales may occur, could cause the market price of our common stock to decline. We have used and it is likely that we will continue to use our common stock or securities convertible into or exchangeable for our common stock to fund our working capital needs or to acquire technology, product rights or businesses, or for other purposes. If we issue additional equity securities, particularly during times when our common stock is trading at relatively low price levels, the price of our common stock may be materially and adversely affected.

Since our emergence from bankruptcy we have completed numerous equity financings of convertible preferred stock and warrants. The conversion of the warrants into common stock and the sale of such common stock into the market may cause the price of our common stock to fall. Even if such sales do not occur, the market may anticipate such sales in the future, which may cause the price of our common stock to fall.

We have yet to be profitable, we expect losses to increase from current levels and we will continue to experience significant negative cash flow as we expand our operations, which may limit or delay our ability to become profitable.

We have incurred losses since our inception, have never generated significant revenue from commercial sales of our products, and have never been profitable. We are focused on the commercialization of LAVIV and product development, and we have expended significant resources on the launch of LAVIV, our clinical trials, personnel and research and development. We expect these costs to continue to rise in the future. We expect to continue to experience increasing operating losses and negative cash flow as we expand our operations.

We expect to continue to incur significant additional costs and expenses related to:

•	the commercialization of LAVIV;

•	expansion of laboratory and manufacturing operations, including the hiring of manufacturing and quality control and assurance personnel;

•	FDA clinical trials and regulatory approvals;

•	research and development;

•	brand development;

•	personnel costs;

•	development of relationships with strategic business partners, including physicians who might use our future products; and

•	interest expense and amortization of issuance costs related to our outstanding note payables.

If our product candidates fail in clinical trials or do not gain regulatory approval, if our product candidates do not achieve market acceptance, or if we do not succeed in effectively and efficiently implementing manufacturing process and technology improvements to make our product commercially viable, we will not be profitable. If we fail to become and remain profitable, or if we are unable to fund our continuing losses, our business may fail.

We will continue to experience operating losses and significant negative cash flow until we begin to generate significant revenue from LAVIV, which will require a significant increase in our manufacturing capacity.

If physicians do not follow our established protocols, the efficacy and safety of our product candidates may be adversely affected.

We are dependent on physicians to follow our established protocols both as to the administration and the handling of our product candidates in connection with our clinical trials, and we continue to be dependent on physicians to follow such protocols after our product candidates are commercialized. The treatment protocol requires each physician to verify the patient’s name and date of birth with the patient and the patient records immediately prior to injection. In the event more than one patient’s cells are delivered to a physician or we deliver the wrong patient’s cells to the physician, which has occurred in the past, it is the physician’s obligation to follow the treatment protocol and assure that the patient is treated with the correct cells. If the physicians do not follow our protocol, the efficacy and safety of our product candidates may be adversely affected.

As a result of our limited operating history, we may not be able to correctly estimate our future operating expenses, which could lead to cash shortfalls.

We have a limited operating history and our primary business activities consist of commercializing our LAVIV product and conducting clinical trials. As such, our historical financial data is of limited value in estimating future operating expenses. Our budgeted expense levels are based in part on our expectations concerning the costs commercializing our LAVIV product and of our clinical trials, which depend on the success of such trials and our ability to effectively and efficiently conduct such trials, and expectations related to our efforts to achieve FDA approval with respect to our product candidates. We may be unable to adjust our operations in a timely manner to compensate for any unexpected increase in costs or shortfall in revenue. Further, our fixed manufacturing costs and business development and marketing expenses will increase significantly as we expand our operations. Accordingly, a significant increase in costs or shortfall in revenue could have an immediate and material adverse effect on our business, results of operations and financial condition.

Our operating results may fluctuate significantly in the future, which may cause our results to fall below the expectations of securities analysts, stockholders and investors.

Our operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are outside of our control. These factors include, but are not limited to:

•	the level of demand and profitability of LAVIV;

•	the timely and successful implementation of improved manufacturing processes;

•	our ability to attract and retain personnel with the necessary strategic, technical and creative skills required for effective operations;

•	the amount and timing of expenditures by practitioners and their patients;

•	introduction of new technologies;

•	product liability litigation, class action and derivative action litigation, or other litigation;

•	the amount and timing of capital expenditures and other costs relating to the expansion of our operations;

•	the state of the debt and/or equity markets at the time of any proposed offering we choose to initiate;

•	our ability to successfully integrate new acquisitions into our operations;

•	government regulation and legal developments regarding LAVIV and our product candidates in the United States and in the foreign countries in which we may operate in the future; and

•	general economic conditions.

As a strategic response to changes in the competitive environment, we may from time to time make pricing, service, technology or marketing decisions or business or technology acquisitions that could have a material adverse effect on our operating results. Due to any of these factors, our operating results may fall below the expectations of securities analysts, stockholders and investors in any future period, which may cause our stock price to decline.

We may be liable for product liability claims not covered by insurance.

Physicians who used our facial aesthetic product in the past, or who may use any of our future products, and patients who have been treated by our facial aesthetic product in the past, or who may use any of our future products, may bring product liability claims against us. While we have taken, and continue to take, what we believe are appropriate precautions, we may be unable to avoid significant liability exposure. We currently keep in force product liability insurance, although such insurance may not be adequate to fully cover any potential claims or may lapse in accordance with its terms prior to the assertion of claims. We may be unable to obtain product liability insurance in the future, or we may be unable to do so on acceptable terms. Any insurance we obtain or have obtained in the past may not provide adequate coverage against any asserted claims. In addition, regardless of merit or eventual outcome, product liability claims may result in:

•	diversion of management’s time and attention;

•	expenditure of large amounts of cash on legal fees, expenses and payment of damages;

•	decreased demand for our products or any of our future products and services; or

•	injury to our reputation.

If we are the subject of any future product liability claims, our business could be adversely affected, and if these claims are in excess of insurance coverage, if any, that we may possess, our financial position will suffer.

Our failure to comply with extensive governmental regulation may significantly affect our operating results.

Even if we obtain regulatory approval for some or all of our product candidates, we will continue to be subject to extensive ongoing requirements by the FDA, as well as by a number of foreign, national, state and local agencies. These regulations will impact many aspects of our operations, including testing, research and development, manufacturing, safety, efficacy, labeling, storage, quality control, adverse event reporting, import and export, record keeping, approval, distribution, advertising and promotion of our future products. We must also submit new or supplemental applications and obtain FDA approval for certain changes to an approved product, product labeling or manufacturing process. Application holders must also submit advertising and other promotional material to the FDA and report on ongoing clinical trials. The FDA enforces post-marketing regulatory requirements, including the cGMP requirements, through periodic unannounced inspections. We do not know whether we will pass any future FDA inspections. Failure to pass an inspection could disrupt, delay or shut down our manufacturing operations. Failure to comply with applicable regulatory requirements could, among other things, result in:

•	administrative or judicial enforcement actions;

•	changes to advertising;

•	failure to obtain marketing approvals for our product candidates;

•	revocation or suspension of regulatory approvals of products;

•	product seizures or recalls;

•	court-ordered injunctions;

•	import detentions;

•	delay, interruption or suspension of product manufacturing, distribution, marketing and sales; or

•	civil or criminal sanctions.

The discovery of previously unknown problems with our future products may result in restrictions of the products, including withdrawal from the market. In addition, the FDA may revisit and change its prior determinations with regard to the safety or efficacy of our future products. If the FDA’s position changes, we may be required to change our labeling or cease to manufacture and market our future products. Even prior to any formal regulatory action, we could voluntarily decide to cease the distribution and sale or recall any of our future products if concerns about their safety or efficacy develop.

In their regulation of advertising and other promotion, the FDA and the FTC may issue correspondence alleging that some advertising or promotional practices are false, misleading or deceptive. The FDA and FTC are authorized to impose a wide array of sanctions on companies for such advertising and promotion practices, which could result in any of the following:

•	incurring substantial expenses, including fines, penalties, legal fees and costs to comply with the FDA’s requirements;

•	changes in the methods of marketing and selling products;

•	taking FDA mandated corrective action, which may include placing advertisements or sending letters to physicians rescinding previous advertisements or promotions; or

•	disruption in the distribution of products and loss of sales until compliance with the FDA’s position is obtained.

Improper promotional activities may also lead to investigations by federal or state prosecutors, and result in criminal and civil penalties. If we become subject to any of the above requirements, it could be damaging to our reputation and restrict our ability to sell or market our future products, and our business condition could be adversely affected. We may also incur significant expenses in defending ourselves.

Physicians may prescribe pharmaceutical or biologic products for uses that are not described in a product’s labeling or differ from those tested by us and approved by the FDA. While such “off-label” uses are common and the FDA does not regulate physicians’ choice of treatments, the FDA does restrict a manufacturer’s communications on the subject of off-label use. Companies cannot promote FDA-approved pharmaceutical or biologic products for off-label uses, but under certain limited circumstances they may disseminate to practitioners’ articles published in peer-reviewed journals. To the extent allowed by the FDA, we intend to disseminate peer-reviewed articles on our future products to practitioners. If, however, our activities fail to comply with the FDA’s regulations or guidelines, we may be subject to warnings from, or enforcement action by, the FDA or other regulatory or law enforcement authorities.

Our sales, marketing, and scientific/educational grant programs, if any in the future, must also comply with applicable requirements of the anti-fraud and abuse provisions of the Social Security Act, the False Claims Act, the federal anti-kickback law, and similar state laws, each as amended. Pricing and rebate programs must comply with the Medicaid rebate requirements of the Omnibus Budget Reconciliation Act of 1990 and the Veteran’s Health Care Act of 1992, each as amended. If products are made available to authorized users of the Federal Supply Schedule of the General Services Administration, additional laws and requirements apply. All of these activities are also potentially subject to federal and state consumer protection and unfair competition laws. The distribution of product samples to physicians must comply with the requirements of the Prescription Drug Marketing Act.

Depending on the circumstances, failure to meet post-approval requirements can result in criminal prosecution, fines or other penalties, injunctions, recall or seizure of products, total or partial suspension of production, denial or withdrawal of pre-marketing product approvals, or refusal to allow us to enter into supply contracts, including government contracts. Any government investigation of alleged violations of law could require us to expend significant time and resources in response, and could generate negative publicity.

Our competitors in the pharmaceutical, medical device and biotechnology industries may have superior products, manufacturing capabilities, financial resources or marketing position.

The human healthcare products and services industry is extremely competitive. Our competitors include major pharmaceutical, medical device and biotechnology companies. Most of these competitors have more extensive research and development, marketing and production capabilities and greater financial resources than we do. Our future success will depend on our ability to develop and market effectively our products against those of our competitors. If our products cannot compete effectively in the marketplace, our results of operations and financial position will suffer.

We are dependent on our key manufacturing, quality and other management personnel, and the loss of any of these individuals could harm our business.

We are dependent on the efforts of our key management and manufacturing and quality staff. The loss of any of these individuals, or our inability to recruit and train additional key personnel in a timely manner, could materially and adversely affect our business and our future prospects. A loss of one or more of our current officers or key personnel could severely and negatively impact our operations. We have employment agreements with most of our key management personnel, but some of these people are employed “at-will,” and any of them may elect to pursue other opportunities at any time. We have no present intention of obtaining key man life insurance on any of our executive officers or key management personnel.

We may need to attract, train and retain additional highly qualified senior executives and manufacturing and quality personnel in the future.

In the future, we may need to seek additional senior executives, as well as manufacturing and quality staff members. There is a high demand for highly trained executive, manufacturing and quality personnel in our industry. We do not know whether we will be able to attract, train and retain highly qualified manufacturing and quality personnel in the future, which could have a material adverse effect on our business, financial condition and results of operations.

If we are unable to adequately protect our intellectual property and proprietary technology, the value of our technology and future products will be adversely affected, and if we are unable to enforce our intellectual property against unauthorized use by third parties our business may be materially harmed.

Our long-term success largely depends on our future ability to market technologically competitive products. Our ability to achieve commercial success will depend in part on obtaining and maintaining patent protection and trade secret protection of our technology and future products, as well as successfully defending these patents against third party challenges. In order to do so we must:

•	obtain and protect commercially valuable patents or the rights to patents both domestically and abroad;

•	operate without infringing upon the proprietary rights of others; and

•	prevent others from successfully challenging or infringing our proprietary rights.

As of October 2012, we had 11 issued U.S. patents, 4 pending U.S. patent applications, 28 granted foreign patents and 3 pending international patent applications. However, we may not be able to obtain additional patents relating to our technology or otherwise protect our proprietary rights. If we fail to obtain or maintain patents for our pending and future applications, we may not be able to prevent third parties from using our proprietary technology. We will be able to protect our proprietary rights from unauthorized use only to the extent that these rights are covered by valid and enforceable patents that we control or are effectively maintained by us as trade secrets. Furthermore, the degree of future protection of our proprietary rights is uncertain because legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep a competitive advantage.

The patent situation of companies in the markets in which we compete is highly uncertain and involves complex legal and factual questions for which important legal principles remain unresolved. No consistent policy regarding the breadth of claims allowed in such companies’ patents has emerged to date in the United States. The laws of other countries do not protect intellectual property rights to the same extent as the laws of the United States, and many companies have encountered significant problems in protecting and defending such rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property protection, particularly those relating to biotechnology and/or pharmaceuticals, which could make it difficult for us to stop the infringement of our patents in foreign countries in which we hold patents. Proceedings to enforce our patent rights in the United States or in foreign jurisdictions would likely result in substantial cost and divert our efforts and attention from other aspects of our business. Changes in either the patent laws or in interpretations of patent laws in the United States or other countries may diminish the value of our intellectual property. Accordingly, we cannot predict the breadth of claims that may be allowed or enforced in our patents or in third-party patents.

Other risks and uncertainties that we face with respect to our patents and other proprietary rights include the following:

•	the inventors of the inventions covered by each of our pending patent applications might not have been the first to make such inventions;

•	we might not have been the first to file patent applications for these inventions or similar technology;

•

the future and pending applications we will file or have filed, or to which we will or do have exclusive rights, may not result in issued patents or may take longer than we expect to result in issued patents;

•	the claims of any patents that are issued may not provide meaningful protection;

•	our issued patents may not provide a basis for commercially viable products or may not be valid or enforceable;

•	we might not be able to develop additional proprietary technologies that are patentable;

•	the patents licensed or issued to us may not provide a competitive advantage;

•	patents issued to other companies, universities or research institutions may harm our ability to do business;

•

other individual companies, universities or research institutions may independently develop or have developed similar or alternative technologies or duplicate our technologies and commercialize discoveries that we attempt to patent;

•	other companies, universities or research institutions may design around technologies we have licensed, patented or developed; and

•	many of our patent claims are method, rather than composition of matter, claims; generally composition of matter claims are easier to enforce and are more difficult to circumvent.

Our business may be harmed and we may incur substantial costs as a result of litigation or other proceedings relating to patent and other intellectual property rights.

A third party may assert that we, one of our subsidiaries or one of our strategic collaborators has infringed his, her or its patents and proprietary rights or challenge the validity or enforceability of our patents and proprietary rights. Likewise, we may need to resort to litigation to enforce our patent rights or to determine the scope and validity of a third party’s proprietary rights.

We cannot be sure that other parties have not filed for or obtained relevant patents that could affect our ability to obtain patents or operate our business. Even if we have previously filed patent applications or obtain issued patents, others may file their own patent applications for our inventions and technology, or improvements to our inventions and technology. We have become aware of published patent applications filed after the issuance of our patents that, should the owners pursue and obtain patent claims to our inventions and technology could require us to challenge such patent claims. Others may challenge our patent or other intellectual property rights or sue us for infringement. In all such cases, we may commence legal proceedings to resolve our patent or other intellectual property disputes or defend against charges of infringement or misappropriation. An adverse determination in any litigation or administrative proceeding to which we may become a party could subject us to significant liabilities, result in our patents being deemed invalid, unenforceable or revoked, or drawn into an interference, require us to license disputed rights from others, if available, or to cease using the disputed technology. In addition, our involvement in any of these proceedings may cause us to incur substantial costs and result in diversion of management and technical personnel. Furthermore, parties making claims against us may be able to obtain injunctive or other equitable relief that could effectively block our ability to develop, commercialize and sell products, and could result in the award of substantial damages against us.

The outcome of these proceedings is uncertain and could significantly harm our business. If we do not prevail in this type of litigation, we or our strategic collaborators may be required to:

•	pay monetary damages;

•	expend time and funding to redesign our Fibrocell Therapy so that it does not infringe others’ patents while still allowing us to compete in the market with a substantially similar product;

•

obtain a license, if possible, in order to continue manufacturing or marketing the affected products or services, and pay license fees and royalties, which may be non-exclusive. This license may be non-exclusive, giving our competitors access to the same intellectual property, or the patent owner may require that we grant a cross-license to our patented technology; or

•	stop research and commercial activities relating to the affected products or services if a license is not available on acceptable terms, if at all.

Any of these events could materially adversely affect our business strategy and the value of our business.

In addition, the defense and prosecution of intellectual property suits, interferences, oppositions and related legal and administrative proceedings in the United States and elsewhere, even if resolved in our favor, could be expensive and time consuming and could divert financial and managerial resources. Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater financial resources.

We have not declared any dividends on our common stock to date, and we have no intention of declaring dividends in the foreseeable future.

The decision to pay cash dividends on our common stock rests with our Board of Directors and will depend on our earnings, unencumbered cash, capital requirements and financial condition. We do not anticipate declaring any dividends in the foreseeable future, as we intend to use any excess cash to fund our operations. Investors in our common stock should not expect to receive dividend income on their investment, and investors will be dependent on the appreciation of our common stock to earn a return on their investment.

Provisions in our charter documents could prevent or delay stockholders’ attempts to replace or remove current management.

Our charter documents provide for staggered terms for the members of our Board of Directors. Our Board of Directors is divided into three staggered classes, and each director serves a term of three years. At stockholders’ meetings, only those directors comprising one of the three classes will have completed their term and be subject to re-election or replacement.

In addition, our Board of Directors is authorized to issue “blank check” preferred stock, with designations, rights and preferences as they may determine. Accordingly, our Board of Directors has in the past and may in the future, without stockholder approval, issue shares of preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of our common stock. This type of preferred stock could also be issued to discourage, delay or prevent a change in our control.

The use of a staggered Board of Directors, the ability to issue “blank check” preferred stock, and the adoption of stockholder rights plans are traditional anti-takeover measures. These provisions in our charter documents make it difficult for a majority stockholder to gain control of the Board of Directors and of our company. These provisions may be beneficial to our management and our Board of Directors in a hostile tender offer and may have an adverse impact on stockholders who may want to participate in such a tender offer, or who may want to replace some or all of the members of our Board of Directors.

Provisions in our bylaws provide for indemnification of officers and directors, which could require us to direct funds away from our business and future products.

Our bylaws provide for the indemnification of our officers and directors. We have in the past and may in the future be required to advance costs incurred by an officer or director and to pay judgments, fines and expenses incurred by an officer or director, including reasonable attorneys’ fees, as a result of actions or proceedings in which our officers and directors are involved by reason of being or having been an officer or director of our company. Funds paid in satisfaction of judgments, fines and expenses may be funds we need for the operation of our business and the development of our product candidates, thereby affecting our ability to attain profitability.

Because our consolidated financial statements for the year ended December 31, 2009 reflect fresh-start accounting adjustments made on emergence from bankruptcy and because of the effects of the transactions that became effective pursuant to the Plan of Reorganization, financial information in our current and future financial statements will not be comparable to our financial information from prior periods.

In connection with our emergence from bankruptcy, we adopted fresh-start accounting as of September 1, 2009 in accordance with ASC 852-10. The adoption of fresh-start accounting resulted in our becoming a new entity for financial reporting purposes. As required by fresh-start accounting, our assets and liabilities have been preliminarily adjusted to fair value, and certain assets and liabilities not previously recognized in our financial statements have been recognized. In addition to fresh-start accounting, our financial statements reflect all effects of the transactions implemented by the Plan, or Reorganization. Accordingly, our financial statements prior to September 1, 2009 are not comparable with our financial statements for periods on or after September 1, 2009. Furthermore, the estimates and assumptions used to implement fresh-start accounting are inherently subject to significant uncertainties and contingencies beyond our control. Accordingly, we cannot provide assurance that the estimates, assumptions, and values reflected in the valuations will be realized, and actual results could vary materially.

Future sales of our common stock may depress our stock price.

The market price of our common stock could decline as a result of sales of substantial amounts of our common stock in the public market, or as a result of the perception that these sales could occur, which could occur if we issue a large number of shares of common stock (or securities convertible into our common stock) in connection with a future financing, as our common stock is trading at low levels. These factors could make it more difficult for us to raise funds through future offerings of common stock or other equity securities.

There is a limited, volatile and sporadic public trading market for our common stock.

There is a limited, volatile and sporadic public trading market for our common stock. Without an active trading market, there can be no assurance of any liquidity or resale value of our common stock, and stockholders may be required to hold shares of our common stock for an indefinite period of time.

Provisions of the warrants issued in connection with certain of our prior financings provide for preferential treatment to the holders of the warrants and could impede a sale of our company.

The warrants we issued in connection with certain of our prior financings gives each holder the option to receive a cash payment based on a Black-Scholes valuation upon our change of control or upon our failure to be listed on any trading market. We are required, at the warrant holder’s option, exercisable at any time concurrently with, or within 30 days after, the announcement of a fundamental transaction, to redeem all or any portion of these warrants from the warrant holder by paying to the holder an amount of cash equal to the Black-Scholes value of the remaining unexercised portion of the warrant on or prior to the date of the consummation of such fundamental transaction.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, as well as information relating to our company that is based on management’s exercise of business judgment and assumptions made by and information currently available to management. When used in this document, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “the facts suggest” and words of similar import, are intended to identify any forward-looking statements. You should not place undue reliance on these forward-looking statements. These statements reflect our current view of future events and are subject to certain risks and uncertainties as noted below. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, our actual results could differ materially from those anticipated in these forward-looking statements. Actual events, transactions and results may materially differ from the anticipated events, transactions or results described in such statements. Although we believe that our expectations are based on reasonable assumptions, we can give no assurance that our expectations will materialize. Many factors could cause actual results to differ materially from our forward looking statements. Several of these factors include, without limitation:

•	our ability to finance our business and continue operations;

•

our ability to increase our manufacturing capacity and improve our manufacturing costs through the improvement of our manufacturing process, and our ability to validate any such improvements with the relevant regulatory agencies;

•

our ability to meet requisite regulations or receive regulatory approvals in the United States, Europe, Asia and the Americas, and our ability to retain any regulatory approvals that we may obtain; and the absence of adverse regulatory developments in the United States, Europe, Asia and the Americas or any other country where we plan to conduct commercial operations;

•

whether our clinical human trials relating to the use of autologous cellular therapy applications, and such other indications as we may identify and pursue can be conducted within the timeframe that we expect, whether such trials will yield positive results, or whether additional applications for the commercialization of autologous cellular therapy can be identified by us and advanced into human clinical trials;

•

our ability to develop autologous cellular therapies that have specific applications in cosmetic dermatology, and our ability to explore (and possibly develop) applications for periodontal disease, reconstructive dentistry, treatment of restrictive scars and burns and other health-related markets;

•	our ability to reduce our need for fetal bovine calf serum by improved use of less expensive media combinations and different media alternatives;

•	continued availability of supplies at satisfactory prices;

•	new entrance of competitive products or further penetration of existing products in our markets;

•	the effect on us from adverse publicity related to our products or our company;

•	any adverse claims relating to our intellectual property;

•	the adoption of new, or changes in, accounting principles;

•	our issuance of certain rights to our shareholders that may have anti-takeover effects; and

•	our dependence on physicians to correctly follow our established protocols for the safe administration of our products.

These factors are not necessarily all of the important factors that could cause actual results of operations to differ materially from those expressed in these forward-looking statements. Other unknown or unpredictable factors also could have material adverse effects on our future results. We undertake no obligation and do not intend to update, revise or otherwise publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of any unanticipated events. We cannot assure you that projected results will be achieved.

USE OF PROCEEDS

This prospectus relates to the resale of shares of our common stock issued upon conversion of our Series E Preferred Stock issued in a private offering. We will not receive any proceeds from the sale of shares of common stock in this offering.

MARKET PRICE OF AND DIVIDENDS ON OUR COMMON STOCK

AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock has traded on the OTCBB since October 21, 2009 under the symbol “FCSC.” Currently, there is only a limited, sporadic and volatile market for our stock on the OTCBB. The following table sets forth, for the period indicated, the high and low sales prices of our common stock on the OTCBB. These prices represent prices between inter-dealer prices, without retail markup, markdown, or commission, and may not represent actual transactions.

	High	Low
Year Ended December 31, 2012
First Quarter	$0.47	$0.37
Second Quarter	$0.40	$0.13
Third Quarter	$0.25	$0.14
Fourth Quarter (through November 17, 2012)	$0.23	$0.16

Year Ended December 31, 2011
First Quarter	$0.90	$0.52
Second Quarter	$1.36	$0.72
Third Quarter	$0.86	$0.45
Fourth Quarter	$0.56	$0.39

Year Ended December 31, 2010
First Quarter	$1.13	$0.80
Second Quarter	$1.04	$0.65
Third Quarter	$0.85	$0.53
Fourth Quarter	$0.60	$0.40

The closing price of our common stock on November 14, 2012 was $0.20 as reported on the OTCBB.

Holders of Record

As of October 17, 2012, there were 657,610,200 shares of our common stock outstanding held by 465 stockholders of record. In connection with the Offering, all of our shares of Series D preferred stock and Series E preferred stock were converted into common stock. As a result, there are no shares of preferred stock outstanding.

Dividends

We have never paid any cash dividends on our common stock and our Board of Directors does not intend to do so in the foreseeable future. The declaration and payment of dividends in the future, of which there can be no assurance, will be determined by the board of directors in light of conditions then existing, including earnings, financial condition, capital requirements and other factors.

Cash payments for Series A preferred stock dividends were approximately $0.1 million for 2010 and cash payments for Series A, Series B and Series D preferred stock dividends were approximately $0.6 million for 2011. Cash payments for Series D preferred stock and Series E preferred stock dividends were approximately $204,365 and $265,262, respectively, for 2012.

Penny Stock

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Our common stock is currently a “penny stock.” Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the SEC, which: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties or other requirements of securities laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form as the SEC shall require by rule or regulation. The broker-dealer also must provide to the customer, prior to effecting any transaction in a penny stock, (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our common stock if it becomes subject to these penny stock rules.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS

AND RESULTS OF OPERATIONS

General

We are a cellular aesthetic and therapeutic development stage biotechnology company focused on developing novel skin and tissue rejuvenation products. Our clinical development product candidates are designed to improve the appearance of skin injured by the effects of aging, sun exposure, acne and burn scars with a patient’s own, or autologous, fibroblast cells produced by our proprietary Fibrocell process. Our clinical development programs encompass both aesthetic and therapeutic indications.

Our lead product, LAVIV, is the first and only personalized aesthetic cell therapy approved by the FDA for the improvement of the appearance of moderate to severe nasolabial fold wrinkles in adults.

During 2009 we completed a Phase II study for the treatment of acne scars. We announced on November 3, 2011, that the first scientific presentation of data demonstrating the efficacy of LAVIV (azficel-T) in treating moderate-to-severe depressed acne scars was presented at the American Society for Dermatologic Surgery (ASDS) annual meeting in Washington, D.C. During 2008 we completed our open-label Phase II study related to full face rejuvenation.

We also developed and marketed an advanced skin care product line through our Agera subsidiary, in which we acquired a 57% interest in August 2006. On June 7, 2012 the Company entered into an agreement to sell all of the shares of common stock of Agera held by the Company. The closing of the agreement took place on August 31, 2012.

Exit from Bankruptcy

On August 27, 2009, the United States Bankruptcy Court for the District of Delaware in Wilmington entered an order, or Confirmation Order, confirming the Joint First Amended Plan of Reorganization dated July 30, 2009, as supplemented by the Plan Supplement dated August 21, 2009, or the Plan, of Isolagen, Inc. and Isolagen’s wholly owned subsidiary, Isolagen Technologies, Inc. The effective date of the Plan was September 3, 2009. Isolagen, Inc. and Isolagen Technologies, Inc. were subsequently renamed Fibrocell Science, Inc. and Fibrocell Technologies, Inc., respectively. We now operate outside of the restraints of the bankruptcy process, free of the debts and liabilities discharged by the Plan.

Critical Accounting Policies

The following discussion and analysis of financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in conformity with GAAP. However, certain accounting policies and estimates are particularly important to the understanding of our financial position and results of operations and require the application of significant judgment by our management or can be materially affected by changes from period to period in economic factors or conditions that are outside of the control of management. As a result they are subject to an inherent degree of uncertainty. In applying these policies, our management uses their judgment to determine the appropriate assumptions to be used in the determination of certain estimates. Those estimates are based on our historical operations, our future business plans and projected financial results, the terms of existing contracts, our observance of trends in the industry, information provided by our customers and information available from other outside sources, as appropriate. The following discusses our critical accounting policies and estimates.

Intangible Assets: Intangible assets are research and development assets related to the Company’s primary study that was recognized upon emergence from bankruptcy. This value is related to research and development assets that are not subject to amortization.

Intangibles are tested for recoverability whenever events or changes in circumstances indicate the carrying amount may not be recoverable. The impairment test consists of a comparison of the fair value of the intangible asset to its carrying amount. If the carrying amount exceeds the fair value, an impairment loss is recognized equal in amount to that excess.

Income Taxes: An asset and liability approach is used for financial accounting and reporting for income taxes. Deferred income taxes arise from temporary differences between income tax and financial reporting and principally relate to recognition of revenue and expenses in different periods for financial and tax accounting purposes and are measured using currently enacted tax rates and laws. In addition, a deferred tax asset can be generated by net operating loss (“NOLs”) carryover. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized.

Warrant Liability: We account for our warrants in accordance with U.S. GAAP. The warrants are measured at fair value and liability-classified under Accounting Standards Codification (“ASC”) 815, Derivatives and Hedging, (“ASC 815”) because the warrants contain “down-round protection” and therefore, do not meet the scope exception for treatment as a derivative under ASC 815. Since “down-round protection” is not an input into the calculation of the fair value of the warrants, the warrants cannot be considered indexed to the Company’s own stock which is a requirement for the scope exception as outlined under ASC 815. Effective December 31, 2011, we calculated the fair value of the warrants using the Monte Carlo simulation valuation method due to the changes in the product status with the approval of LAVIV. Prior to December 31, 2011, the Black-Scholes option-pricing model was utilized due to the assumptions present prior to the approval of LAVIV. The fair value is affected by changes in inputs to that model including our stock price, expected stock price volatility, the contractual term, and the risk-free interest rate. We will continue to classify the fair value of the warrants as a liability until the warrants are exercised, expire or are amended in a way that would no longer require these warrants to be classified as a liability.

Preferred Stock and Derivative Liability: The preferred stock has been classified within the mezzanine section between liabilities and equity in its consolidated balance sheets in accordance with ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) because any holder of Series A, B or D preferred stock may require us to redeem all of our Series A, B or D Preferred Stock in the event of a triggering event which is outside of our control.

The embedded conversion option for the Series A, B, and D Preferred Stock has been recorded as a derivative liability under ASC 815 in our consolidated balance sheet as of December 31, 2011 and December 31, 2010, and will be re-measured on our reporting dates. The fair value of the derivative liability is determined using the Black-Scholes option pricing model and is affected by changes in inputs to that model including our stock price, expected stock price volatility, the contractual term, and the risk-free interest rate. We will continue to classify the fair value of the embedded conversion option as a liability until the preferred stock is converted into common stock.

Stock-Based Compensation: We account for stock-based awards to employees using the fair value based method to determine compensation for all arrangements where shares of stock or equity instruments are issued for compensation. In addition, we account for stock-based compensation to nonemployees in accordance with the accounting guidance for equity instruments that are issued to other than employees. We use a Black-Scholes option-pricing model to determine the fair value of each option grant as of the date of grant for expense incurred. The Black-Scholes model requires inputs for risk-free interest rate, dividend yield, volatility and expected lives of the options. Expected volatility is based on historical volatility of our competitor’s stock since the Predecessor Company ceased trading as part of the bankruptcy and emerged as a new entity. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of the grant. The expected lives for options granted represents the period of time that options granted are expected to be outstanding and is derived from the contractual terms of the options granted. We estimate future forfeitures of options based upon expected forfeiture rates.

Research and Development Expenses: Research and development costs are expensed as incurred and include salaries and benefits, costs paid to third-party contractors to perform research, conduct clinical trials, develop and manufacture drug materials and delivery devices, and a portion of facilities cost. Clinical trial costs are a significant component of research and development expenses and include costs associated with third-party contractors. Invoicing from third-party contractors for services performed can lag several months. We accrue the costs of services rendered in connection with third-party contractor activities based on our estimate of management fees, site management and monitoring costs and data management costs. Actual clinical trial costs may differ from estimated clinical trial costs and are adjusted for in the period in which they become known.

Basis of Presentation

As of September 1, 2009, we adopted fresh-start accounting in accordance with ASC 852-10, Reorganizations. We selected September 1, 2009, as the date to effectively apply fresh-start accounting based on the absence of any material contingencies at the August 27, 2009 confirmation hearing and the immaterial impact of transactions between August 27, 2009 and September 1, 2009. The adoption of fresh-start accounting resulted in our company becoming a new entity for financial reporting purposes.

Accordingly, the financial statements prior to September 1, 2009 are not comparable with the financial statements for periods on or after September 1, 2009. References to “Successor” or “Successor Company” refer to our company on or after September 1, 2009, after giving effect to the cancellation of Isolagen, Inc. common stock issued prior to the Effective Date, the issuance of new Fibrocell Science, Inc. common stock in accordance with the Plan, and the application of fresh-start accounting. References to “Predecessor” or “Predecessor Company” refer to our company prior to September 1, 2009.

As a result of the disposal of Agera, the Company is reporting the operations of Agera as discontinued operations in the consolidated statement of operations and the assets and liabilities are classified as assets and liabilities of discontinued operations on the consolidated balance.

The following discussion should be read in conjunction with the Consolidated Financial Statements and the accompanying Notes to the Consolidated Financial Statements included in this Prospectus.

Results of Operations

Three Months Ended September 30, 2012 compared to the Three Months Ended September 30, 2011

Revenue and Cost of Sales. Revenue and cost of sales for the three months ended September 30, 2012 and 2011 were comprised of the following:

	Three months ended September 30,		Increase (Decrease)
	2012	2011	$000s	%
	(in thousands)
Total revenue	$69	$0	$69	—
Cost of sales	2,321	3	(2,318)	—

Gross (loss)	$(2,252)	$(3)	$(2,249)	—

Revenue of less than $0.1 million was recognized in the third quarter of 2012 for LAVIV. Revenue is booked based on the shipment of cells to the patients for injection of LAVIV. As a result of the increase in LAVIV activity, the Company booked cost of sales of $2.3 million for the three months ended September 30, 2012. Cost of sales includes the costs related to the processing of cells for LAVIV, including direct and indirect costs. The cost of sales for the three months ended September 30, 2012 comprised $1.0 million of compensation related expenses, $0.9 million of laboratory supplies and other related expenses and $0.4 million of rent, utilities, amortization and depreciation. The principal reasons for the relatively small level of revenue as compared to the large cost of sales in this quarter are as follows: (1) Timing – costs are incurred starting with receipt of a patient’s biopsy. Revenue is not recognized until at least three months after receipt of the biopsy, when injections are made ready for shipment to the patient’s physician. Injections normally occur four weeks apart so the revenue cycle can be up to nine months or more (three injection sessions); (2) Manufacturing capacity – our current manufacturing capacity is no more than twenty biopsies a week; (3) Charging for biopsies and injections – we are offering complimentary and reduced price biopsies and injections in our introductory period, and (4) Volumes – our initial staffing is about equal direct to indirect due to the many requirements needed to run a cell processing operation. We anticipate that our direct staffing costs will be a higher percentage of total staffing as we increase volumes and direct labor workers in our manufacturing facility. This should also result in a lower per biopsy cost per indirect worker (as well as a lower per biopsy cost for rent, utilities, depreciation and amortization).

Selling, General and Administrative Expense. Selling, general and administrative expense for the three months ended September 30, 2012 and 2011 were comprised of the following:

	Three months ended September 30,		Increase (Decrease)
	2012	2011	$000s	%
	(in thousands)
Compensation and related expense	$1,061	$752	$309	41%
External services – consulting	192	130	62	48%
Marketing expense	224	1,556	(1,332)	(86%)
Travel	105	49	56	114%
License fees	166	598	(432)	(72%)
Facilities and related expense and other	884	732	152	21%

Total selling, general and administrative expense	$2,632	$3,817	$(1,185)	(31%)

Selling, general and administrative expense decreased $1.2 million to $2.6 million for the three months ended September 30, 2012 as compared to $3.8 million for the three months ended September 30, 2011. There was an increase in compensation of $0.3 million due primarily to the addition of sales and marketing personnel employed for the three months ended September 30, 2012. Consulting expenses increased by $0.1 million due to additional legal fees incurred in the three months ended September 30, 2012. There was a decrease in marketing expenses of $1.3 million as there was increased spending for the large initial launch for the three months ended September 30, 2011 as compared to the three months ended September 30, 2012. License fees decreased $0.4 million for the three months ended September 30, 2012 as compared to the three months ended September 30, 2011. This was due to a $0.6 million FDA annual fee expense recognized in the three months ended September 30, 2011. Facilities and other expenses increased $0.1 million.

Research and Development Expense. Research and development expense for the three months ended September 30, 2012 and 2011 were comprised of the following:

	Three months ended September 30,		Increase (Decrease)
	2012	2011	$000s	%
	(in thousands)
Compensation and related expense	$77	$494	$(417)	(84%)
External services – consulting	291	497	(206)	(41%)
Lab costs and related expense	58	381	(323)	(85%)
Facilities and related expense and other	0	521	(521)	(100%)

Total research and development expense	$426	$1,893	$(1,467)	(77%)

Research and development expense decreased $1.5 million to $0.4 million for the three months ended September 30, 2012 from $1.9 million for the three months ended September 30, 2011. The decrease is due primarily to the classification of costs associated with the production of LAVIV in the three months ended September 30, 2012, recorded in cost of goods sold in the consolidated statement of operations. Research and development costs incurred in the three months ended September 30, 2012 were related to other potential indications for our Fibrocell Therapy, such as acne scars and burn scars as well as costs to develop manufacturing, cell collection and logistical process improvements. Research and development costs incurred in the three months ended September 30, 2011 included costs to bring LAVIV to market.

Interest Expense. Interest expense decreased $0.1 million to approximately $0.2 million for the three months ended September 30, 2012 from $0.3 million for the three months ended September 30, 2011 due to lower debt balances. Pursuant to the terms of the convertible notes we had outstanding during the period, we had been accreting the interest due to the principal on the notes at the rate of 15% per annum.

Change in Revaluation of Warrant and Derivative Liability. During the three months ended September 30, 2012, we recorded a non-cash gain of $14.5 million and $1.9 million for warrant and derivative revaluation, respectively, in our consolidated statements of operations due to the increase in the number of preferred shares and warrants with the issuance of Series E Preferred Stock in our financing completed in July 2012, and the change in fair value. During the three months ended September 30, 2011, we recorded non-cash income of $10.6 million and $2.3 million for warrant income and derivative revaluation income, respectively, in our statements of operations due to a decrease in the fair value of the warrant liability and derivative liability related to the Series A, B and D preferred stock financings. This decrease in fair value was primarily due to a decrease in the price per share of our common stock on September 30, 2011 as compared to June 30, 2011.

Income (Loss) from Discontinued Operations. The net loss from discontinued operations for the three months ended September 30, 2012 remained relatively constant to the net loss for the three months ended September 30, 2011.

Gain on sale of discontinued operations. On August 31, 2012 the Company sold all of the shares of common stock of Agera held by the Company for approximately $1.0 million. As a result of the sale the Company recorded a gain of approximately $0.4 million, net of tax.

Net Income (Loss). Net income increased approximately $4.6 million to net income of $11.5 million for the three months ended September 30, 2012, as compared to net income of $6.9 million for the three months ended September 30,2011 primarily due to the change in the fair value of the warrant liability and derivative liability related to the Series A, B, D and E preferred stock financings, offset by an increase in operating expenses related to the LAVIV product approval in June 2011 and product launch in October 2011.

Nine Months Ended September 30, 2012 compared to the Nine Months Ended September 30, 2011

Revenues and Cost of Sales. Revenue and cost of sales for the nine months ended September 30, 2012 and 2011 were comprised of the following:

	Nine months ended September 30,		Increase (Decrease)
	2012	2011	$000s	%
	(in thousands)
Total revenue	$113	$0	$113	—
Cost of sales	5,968	3	5,965	198,833%

Gross profit	$(5,855)	$(3)	$(5,852)	195,067%

Revenue of approximately $0.1 million was recognized in the nine months ended September 30, 2012. Revenue is booked based on the shipment of cells to the patients for injection of LAVIV. As a result of the increase in LAVIV activity, the Company booked cost of sales of $6.0 million for the nine months ended September 30, 2012. Cost of sales includes the costs related to the processing of cells for LAVIV, including direct and indirect costs. The cost of sales for the nine months ended September 30, 2012 comprised $2.8 million of compensation related expenses, $2.5 million of laboratory supplies and other related expenses and $0.7 million of rent, utilities, amortization and depreciation. The principal reasons for the relatively small level of revenue as compared to the large cost of sales in the nine month period are as follows: (1) Timing – costs are incurred starting with receipt of a patient’s biopsy. Revenue is not recognized until at least three months after receipt of the biopsy, when injections are made ready for shipment to the patient’s physician. Injections normally occur four weeks apart so the revenue cycle can be up to nine months or more (three injection sessions); (2) Manufacturing capacity – our current manufacturing capacity is no more than twenty biopsies a week; (3) Charging for biopsies and injections – we are offering complimentary and reduced price biopsies and injections in our introductory period, and (4) Volumes – our initial staffing is about equal direct to indirect due to the many requirements needed to run a cell processing operation. We anticipate that our direct staffing costs will be a higher percentage of total staffing as we increase volumes and direct labor workers in our manufacturing facility. This should also result in a lower per biopsy cost per indirect worker (as well as a lower per biopsy cost for rent, utilities and depreciation).

Selling General and Administrative Expense .Selling, general and administrative expense for the nine months ended September 30, 2012 and 2011 were comprised of the following:

	Nine months ended September 30,		Increase (Decrease)
	2012	2011	$000s	%
	(in thousands)
Compensation and related expense	$3,229	$3,654	$(425)	(12%)
External services – consulting	732	517	215	42%
Marketing expense	2,078	2,291	(213)	(9%)
Travel	443	94	349	371%
License fees	499	639	(140)	(22%)
Facilities and related expense and other	2,613	2,063	550	27%

Total selling, general and administrative expense	$9,594	$9,258	$336	4%

Selling, general and administrative expense increased $0.3 million to $9.6 million for the nine months ended September 30, 2012 as compared to $9.3 million for the nine months ended September 30, 2011. There was a decrease in compensation of $0.4 million due to $1.7 million less stock option charges incurred in the period ended September 30, 2012 as compared to the period ended September 30, 2011 offset by increased compensation due to increased personnel for the sales and marketing team for the nine months ended September 30, 2012. Consulting fees increased $0.2 million due to financial advisory service costs that were incurred in the nine months ended September 30, 2012. Marketing expenses decreased $0.2 million while travel expenses increased $0.3 million due to sales force travel related to the product launch. License costs decreased $0.1 million due to the full amount of the 2011 FDA annual fee being expensed in the nine months ended September 30, 2011 as compared to the 2012 FDA annual fee being amortized during the nine months ended September 30, 2012. Facilities and other expenses increased $0.5 million to $2.6 million for the nine months ended September 30, 2012 due to additional office supplies and other operating expenses.

Research and Development Expense. Research and development expense for the nine months ended September 30, 2012 and 2011 were comprised of the following:

	Nine months ended September 30,		Increase (Decrease)
	2012	2011	$000s	%
	(in thousands)
Compensation and related expense	$247	$1,489	$(1,242)	(83%)
External services – consulting	946	1,540	(594)	(39%)
Lab costs and related expense	92	1,137	(1,045)	(92%)
Facilities and related expense	9	945	(936)	(99%)

Total research and development expense	$1,294	$5,111	$(3,817)	(75%)

Research and development expense decreased $3.8 million to $1.3 million for the nine months ended September 30, 2012 from $5.1 million for the nine months ended September 30, 2011. The decrease is due primarily to the classification of costs associated with the production of LAVIV in the nine months ended September 30, 2012 recorded in cost of goods sold in the consolidated statement of operations. Research and development costs incurred in the nine months ended September 30, 2012 were related to other potential indications for our Fibrocell Therapy, such as acne scars and burn scars as well as costs to develop manufacturing, cell collection and logistical process improvements. Research and development costs incurred in the nine months ended September 30, 2011 included costs incurred to bring LAVIV to market.

Interest Expense. Interest expense for the nine months ended September 30, 2012 decreased $0.2 million to $0.6 million from $0.8 million for the nine months ended September 30, 2011 due to lower debt balances. We have been accreting the interest to principal at the rate of 15% per annum in accordance with the terms of the notes.

Loss on Extinguishment of Debt. During the nine months ended September 30, 2012, the Company recorded a loss on extinguishment of the 12.5% Promissory Note of $4.4 million in the consolidated statement of operations due to a significant modification of the original debt. The details of the loss included recording the fair value of the embedded conversion option of $1.2 million and the fair value of liability-classified warrants of $3.2 million.

Change in Revaluation of Warrant and Derivative Liability. During the nine months ended September 30, 2012, we recorded non-cash income of $17.2 million and less than $0.1 million non-cash loss for the revaluation of the warrant and derivative, respectively, in our statements of operations. The change is due to the increase in the number of preferred shares and warrants with the issuance of Series E Preferred Stock in our financing completed in July 2012, the reset of the exercise price of certain warrants related to the “down round” protection of such warrants and the change in the fair value of the warrant liability and derivative liability related to the Series A, B and D preferred stock financings. During the nine months ended September 30, 2011, we recorded non-cash income of $0.8 million and a non-cash loss of $5.9 million for warrant income and derivative revaluation expense, respectively, in our statements of operations due to an decrease in the fair value of the warrant liability and derivative liability related to the Series A, B and D preferred stock financings. This decrease in fair value was primarily due to a decrease in the price per share of our common stock on September 30, 2011 as compared to December 31, 2010.

Loss from Discontinued Operations. The net loss from discontinued operations for the nine months ended September 30, 2012 remained relatively constant to the net loss from discontinued operations for the nine months ended September 30, 2011.

Gain on sale of discontinued operations. On August 31, 2012 the Company sold all of the shares of common stock of Agera held by the Company for approximately $1.0 million. As a result of the sale the Company recorded a gain of approximately $0.4 million, net of tax.

Net Loss. Net loss decreased approximately $16.3 million to a net loss of $4.0 million for the nine months ended September 30, 2012, as compared to a net loss of $20.3 million for the nine months ended September 30, 2011 primarily due to the issuance of additional warrants and to the change in the fair value of the warrant liability and derivative liability related to the Series A, B, D and E preferred stock financings.

Liquidity and Capital Resources

The following table summarizes our cash flows from operating, investing and financing activities for the nine months ended September 30, 2012 and 2011:

	Nine Months Ended September 30,
Statement of Cash Flows Data:	2012	2011
	(in thousands)

Total cash provided by (used in):
Operating activities	$(15,257)	$(12,279)
Investing activities	$529	$(787)
Financing activities	$4,047	$27,034

Operating Activities. Cash used in operating activities during the nine months ended September 30, 2012 amounted to $15.3 million, an increase of $3.0 million over the nine months ended September 30, 2011. The increase in our cash used in operating activities over the prior year is primarily due to an increase in net losses (adjusted for non-cash items) of $3.2 million due to the hiring of personnel and increased marketing and manufacturing costs related to LAVIV, offset by operating cash inflows from changes in operating assets and liabilities.

Investing Activities. Cash provided by investing activities amounted to $0.5 million for the nine months ended September 30, 2012 due to the sale of Agera offset by purchase of equipment for the lab facility in Exton, Pennsylvania. Cash used amounted to $0.7 million for the nine months ended September 30, 2011 due to the purchase of lab equipment for the Exton facility.

Financing Activities. There was $4.0 million net cash received from financing activities during the nine months ended September 30, 2012 mainly due to the issuance of Series E Preferred Stock of $7.9 million, net of fees, offset by a debt repayment of $3.6 million and $0.3 for dividend payments and fees. There was $27.0 million net cash received from financing activities during the nine months ended September 30, 2011 from the issuance of common stock and preferred stock and the exercise of warrants of $28.9 offset by principal debt payments of $1.3 million and dividend payments of $0.6 million.

Working Capital

As of September 30, 2012, we had cash and cash equivalents of $0.1 million and negative working capital of $5.2 million.

On October 9, 2012 we completed a private placement financing with a select group of institutional investors and high net worth individuals for gross proceeds of $45.0 million from the sale of 450 million shares of common stock at a price of $0.10 per share. As of November 6, 2012, we have received $43.0 million in gross proceeds from the Offering with the remaining $2.0 million in subscribed proceeds expected to be received by mid-November from a single foreign investor. The cash is expected to last in excess of twelve months.

Results of Operations—Comparison of Years Ended December 31, 2011 and 2010

Revenue and Cost of Sales. Revenue and cost of sales for the years ended December 31, 2011 and 2010 were comprised of the following:

	Year Ended December 31,		Increase (Decrease)
	2011	2010	$000s	%
	(in thousands)
Total revenue	$—	$—	$—	—
Cost of sales	13	—	13	—

Gross profit	$(13)	$—	$(13)	—

On June 7, 2012 the Company entered into an agreement to sell all of the shares of common stock of Agera held by the Company. The closing of the transaction happened on August 31, 2012. The Company is reporting the operations of Agera as discontinued operations in the consolidated statement of operations. Cost of sales in 2011 has increased as compared to 2010 primarily due to component costs (containers, cartons and labels) related to the manufacturing of LAVIV.

Selling, General and Administrative Expense. Selling, general and administrative expense for the year ended December 31, 2011 and 2010 was comprised of the following:

	Year Ended December 31,		Increase (Decrease)
	2011	2010	$000s	%
	(in thousands)
Compensation and related expense	$4,506	$2,314	$2,192	95%
External services – consulting	691	940	(249)	(26)%
Marketing expense	3,809	146	3,663	2,509%
License fees	803	17	786	4,624%
Facilities and related expense and other	2,986	2,688	298	11%

Total selling, general and administrative expense	$12,795	$6,105	$6,690	110%

Selling, general and administrative expenses increased by approximately $6.7 million, or 110%, to $12.8 million for the year ended December 31, 2011 as compared to $6.1 million for the year ended December 31, 2010. The increase primarily consists of an increase in stock compensation expense of $1.8 million, an increase in salaries of $0.4 million, an increase in marketing expense of $3.7 million in preparation of the launch of LAVIV and an increase in license fees of $0.8 million for FDA product and establishment fees. Consulting fees decreased $0.2 million due to the hiring of key personnel offset by an increase in office expense.

Research and Development Expense. Research and development expense for the year ended December 31, 2011 and 2010 was comprised of the following:

	Year Ended December 31,		Increase (Decrease)
	2011	2010	$000s	%
	(in thousands)
Compensation and related expense	$2,108	$1,600	$508	32%
External services – consulting	1,927	2,129	(202)	(10)%
Lab costs and related expense	1,620	879	741	84%
Facilities and related expense	1,516	878	638	73%

Total research and development expense	$7,171	$5,486	$1,685	31%

Research and development expense increased $1.7 million to $7.2 million for the year ended December 31, 2011 as compared to $5.5 million for the year ended December 31, 2010. The increase is primarily due to an increase of $0.4 million in compensation and related expense, an increase of $0.1 million for stock compensation expense, an increase of $0.7 million for lab costs and $0.6 million for contract labor as the Company prepares for the launch and production of the product LAVIV, offset by $0.1 million decrease for consulting fees. Research and development costs are composed primarily of quality and manufacturing costs in connection with LAVIV which was recently approved by the FDA. As we begin selling LAVIV these costs will appear as cost of goods sold on the statements of operations. There are also other costs related to other potential indications for our Fibrocell Therapy, such as acne scars and burn scars. Also, research and development expense includes costs to develop manufacturing, cell collection and logistical process improvements. Research and development costs primarily include personnel and laboratory costs related to these FDA trials and certain consulting costs. The total inception (December 28, 1995) to date cost of research and development as of August 31, 2009 for the Predecessor Company was $56.3 million and total inception (September 1, 2009) to date cost of research and development as of December 31, 2011, for the Successor Company was $14.5 million.

Other income (expense). In November 2010, we received one grant totaling $0.2 million under the Qualified Therapeutic Discovery Project Grants Program. The Qualified Therapeutic Discovery Project Grants Program was included in the healthcare reform legislation, and established a one-time pool of $1 billion for grants to small biotechnology companies developing novel therapeutics which show potential to: (a) result in new therapies that either treat areas of unmet medical need, or prevent, detect, or treat chronic or acute diseases and conditions; (b) reduce long-term health care costs in the United States; or (c) significantly advance the goal of curing cancer within a the 30-year period. There are no matching funding requirements or other requirements necessary to receive the funding.

Interest expense. Interest expense remained relatively constant at $1.1 million for the years ended December 31, 2011 and 2010. Our interest expense for the years ended December 31, 2011 and 2010 is related to the 12.5% notes we issued in connection with our bankruptcy plan.

Change in Revaluation of Warrant and Derivative Liability. During the years ended December 31, 2011 and 2010, we recorded non-cash expense of $4.8 million and $0.5 million for warrant expense, respectively, in our statements of operations due to an increase in the fair value of the warrant liability. This increase in fair value was primarily due to a change in the valuation method from the Black Scholes model to the Monte Carlo simulation model. In addition, the number of shares underlying the warrants increased in 2011 due to the issuance of our Series D preferred stock, which triggered the anti-dilution protection in the warrants resulting in the lowering of the exercise price of the warrants and the increase in the number of shares underlying such warrants. During the year ended December 31, 2011, we recorded non-cash expense of $5.5 million for derivative revaluation expense in our statements of operations due to the change in the fair value of the derivative liability related to the Series A, B and D preferred stock financings.

Loss on discontinued operations. On June 7, 2012 the Company entered into an agreement to sell all of the shares of common stock of Agera held by the Company. The closing of the transaction happened on August 31, 2012. The Company is reporting the operations of Agera as discontinued operations in the consolidated statement of operations. Revenue from the operations of Agera decreased $0.1 million to $0.8 million for the year ended December 31, 2011 as compared to $0.9 million for the year ended December 31, 2010. Agera’s costs of sales remained constant at $0.5 million for the year ended December 31, 2011 and for the year ended December 31, 2010. As a percentage of revenue, Agera’s cost of sales was approximately 57% for the year ended December 31, 2011 and 54% for the year ended December 31, 2010.

Net Loss. Net loss, excluding reorganization items, increased $18.4 million to $31.3 million for the year ended December 31, 2011, as compared to $12.9 million for the year ended December 31, 2010. The increase in expense is due to preparation for the launch and production of LAVIV.

Liquidity and Capital Resources

The following table summarizes our cash flows from operating, investing and financing activities for the two years ended December 31, 2011 and 2010:

	Year Ended December 31,
	2011	2010
	(in thousands)
Statement of Cash Flows Data:
Total cash provided by (used in):
Operating activities	$(16,837)	$(9,266)
Investing activities	(1,570)	(30)
Financing activities	28,336	8,795

Operating Activities. Cash used in operating activities during the year ended December 31, 2011 amounted to $16.8 million, an increase of $7.5 million over the year ended December 31, 2010. The increase in our cash used in operating activities over the prior year is primarily due to an increase in net losses (adjusted for non-cash items) of $6.6 million, in addition to operating cash outflows from changes in operating assets and liabilities.

Investing Activities. Cash used in investing activities during the year ended December 31, 2011 amounted to $1.6 million due to the purchase of property and equipment for the lab facility in Exton, Pennsylvania in preparation of the launch of LAVIV.

Financing Activities. There was $28.3 million cash proceeds received from financing activities during the year ended December 31, 2011, as compared to $8.8 million received from financing activities during the year ended December 31, 2010. During the years ended December 31, 2011 and 2010, we raised cash of $30.4 million and $9.0 million, respectively, from the issuance of common stock, preferred stock and warrants, offset primarily by principal debt payments of $1.3 million in 2011 and dividend payments of $0.6 million and $0.1 million in 2011 and 2010, respectively.

Factors Affecting Our Capital Resources

Inflation did not have a significant impact on our results during the year ended December 31, 2011, or the quarter ended June 30, 2012.

Off-Balance Sheet Transactions

We do not engage in material off-balance sheet transactions.

Contractual Obligations

The following table summarizes our contractual obligations as of December 31, 2011 (in thousands):

	Payments due by period
	Total	2012	2013 and 2014	2015 and 2016	2017 and thereafter
Contractual Obligations
Debt obligation	$6,731	$6,731	$—	$—	$—
Operating lease obligations(1)	14,205	884	2,152	2,465	8,704

Total	$20,936	$7,615	$2,152	$2,465	$8,704

(1)	Operating lease obligations are stated based on renewed lease agreement for the office, warehouse and laboratory facilities executed in February 2012.

BUSINESS

Overview

We are a cellular aesthetic and therapeutic development stage biotechnology company focused on developing novel skin and tissue rejuvenation products. Our approved and clinical development product candidates are designed to improve the appearance of skin injured by the effects of aging, sun exposure, acne and burn scars with a patient’s own, or autologous, fibroblast cells produced by our proprietary Fibrocell process.

We use our proprietary process to harvest autologous fibroblasts from a small skin punch biopsy from behind the ear with the use of a local anesthetic. We chose this location both because of limited exposure to the sun and to avoid creating a visible scar. The biopsy is then packed in a vial in a special shipping container and shipped to our laboratory where the fibroblast cells are released from the biopsy and initiated into our cell culture process where the cells proliferate until they reach the required cell count. The fibroblasts are then harvested, cryopreserved, tested by quality control and released by quality assurance prior to preparation of drug product. After wash and preparation of cells to formulate the drug product, additional quality testing is performed prior to release and distribution to the medical clinic. The number of cells and the frequency of injections may vary and will depend on the indication or application being studied.

Our lead product, LAVIV (United States adopted name, or USAN, is azficel-T), is the first and only personalized aesthetic cell therapy approved by the Food and Drug Administration (“FDA”) for the improvement of the appearance of moderate to severe nasolabial fold wrinkles in adults. LAVIV offers patients their own living fibroblast cells in a personalized therapy designed to improve the appearance of wrinkles. Our clinical development programs encompass both aesthetic and therapeutic indications.

We believe that because LAVIV and our product candidates are autologous, the risk of an immunological or allergic response is low. With regard to the therapeutic markets, we believe that our product candidates may address an insufficiently met medical need for the treatment of each of restrictive burn scars, acne scars and vocal scarring. There are also numerous other potential areas of interest for our technology in the body. Certain of our product candidates are still in clinical development and, as such, benefits we expect to see associated with our product candidates may not be validated in our clinical trials. In addition, disadvantages of our product candidates may become known in the future.

Our Strategy

Our business strategy is focused on our unique autologous cellular platform. This strategy will be heavily dependent upon raising sufficient funds and/or enter relevant strategic partnerships. Our key areas of focus are as follows:

•

Firstly, aesthetics and dermatology is our initial focus. In June 2011, our lead product, LAVIV (United States adopted name, or USAN, is azficel-T), became the first and only personalized aesthetic cell therapy approved by the FDA for the improvement of the appearance of moderate to severe nasolabial fold wrinkles in adults and we are currently in the process of launching the product in the United States. We have also completed a phase II study in acne scarring and we are currently in discussions with the FDA to move this program forward. Other aesthetic indications that we are considering pursuing include fine lines and wrinkles around the eyes and mouth, the décolletage and total facial treatment. We are currently developing a personalized topical cosmetic product consisting of a cream vehicle blended with the conditioned media extract from the cell culture of a customer’s own fibroblasts. The conditioned media used to promote fibroblast expansion contains protein extracts from the fibroblast cells produced in vitro. This media is collected from cell culture during routine feed and passage for use in formulation of the cosmetic product. Final formulation and distribution will be performed at Fibrocell’s Exton, PA manufacturing facility.

•	Secondly, we plan to pursue in the future indications for burn scars and vocal scarring. Other potential areas of interest include wound healing and periodontal disease (recessive gum lines).

•

Thirdly, our long term vision is, in cooperation with UCLA, to biotransform autologous dermal fibroblasts to “factor free” IPSC cells capable of differentiation into multiple cell types for toxicological, research use and therapeutic areas.

Clinical Development Programs

Our product development programs are focused on the aesthetic and therapeutic markets. These programs are supported by a number of clinical trial programs at various stages of development.

Our aesthetics development programs include product candidates to treat acne scarring and to provide full-face rejuvenation that includes the improvement of fine lines, wrinkles, skin texture and appearance. Our therapeutic development programs are designed to treat restrictive burn scars and vocal scarring. All of our product candidates are non-surgical and minimally invasive. Although the discussions below may include estimates of when we expect trials to be completed, the prediction of when a clinical trial will be completed is subject to a number of factors and uncertainties. Also, please refer to Part I, Item 1A of our Form 10-K for the year ended December 31, 2011, for a discussion of certain of our risk factors related to our clinical development programs, as well as other risk factors related to our business.

Aesthetic Development Programs

Acne Scars—Phase II Trial: In November 2007, we commenced an acne scar Phase II study. This study included approximately 95 subjects. This placebo controlled trial was designed to evaluate the use of azficel-T to correct or improve the appearance of acne scars. Each subject served as their own control, receiving azficel-T on one side of their face and placebo on the other. The subjects received three treatments two weeks apart. The follow-up and evaluation period was completed four months after each subject’s last injection. In March 2009, we disclosed certain trial data results, which included statistically significant efficacy results for the treatment of moderate to severe acne scars. Compilation of safety data and data related to the validation of the study photo guide assessment scale discussed below is ongoing and is also subject to additional financing.

In connection with this acne scar program, we developed a photo guide for use in the evaluators’ assessment of acne study subjects. We had originally designed the acne scar clinical program as two randomized, double-blind, Phase III, placebo-controlled trials. However, our evaluator assessment scale and photo guide have not previously been utilized in a clinical trial. In November 2007, the FDA recommended that we consider conducting a Phase II study in order to address certain study issues, including additional validation related to our evaluator assessment scale. As such, we modified our clinical plans to initiate a single Phase II trial. This Phase II study, was powered to demonstrate efficacy, and has allowed for a closer assessment of the evaluator assessment scale and photo guide that is ongoing. On August 9, 2010, we submitted a clinical study report for its Phase II study of azficel-T for the treatment of moderate to severe acne scars to the FDA. We are currently in discussions with the FDA concerning the validation of the evaluator assessment scale and agreeing the path forward for the acne program. These steps will be subject to obtaining sufficient financial resources.

Full Face Rejuvenation—Phase II Open Label Trial: In March 2007, we commenced an open label (unblinded) trial of approximately 50 subjects. Injections of azficel-T began to be administered in July 2007. This trial was designed to further evaluate the safety and use of azficel-T to treat fine lines and wrinkles for the full face. Five investigators across the United States participated in this trial. The subjects received two series of injections approximately one month apart. In late December 2007, all 45 remaining subjects completed injections. The subjects were followed for twelve months following each subject’s last injection. Data results related to this trial were disclosed in August 2008, which included top line positive efficacy results related to this open label Phase II trial.

Additional safety data from this trial, collected through telephone calls placed to participating subjects twelve months from the date of their final study treatment, were submitted to the FDA on November 1, 2009. No changes to the safety profile of azficel-T were identified during our review of this data.

Facial cream: We are developing a personalized topical cosmetic product consisting of a cream vehicle blended with the conditioned media extract from the cell culture of a customer’s own fibroblasts. The conditioned media used to promote fibroblast expansion contains protein extracts from the fibroblast cells produced in vitro. This media is collected from cell culture during routine feed and passage for use in formulation of the cosmetic product. Final formulation and distribution will be performed at our Exton, PA manufacturing facility. At present, we are conducting characterization and safety testing in anticipation of launch in the third quarter, 2012.

Therapeutic Development Programs

Restrictive Burn Scars—Phase II Trial: In January 2007, the Predecessor Company met with the FDA to discuss our clinical program for the use of azficel-T for restrictive burn scar patients. This Phase II trial would evaluate the use of azficel-T to improve range of motion, function and flexibility, among other parameters, in existing restrictive burn scars in approximately 20-30 patients. However, we delayed the screening and enrollment in this trial until such time as we raise sufficient additional financing and gather additional data regarding the burn scar market. We recently submitted a Phase II protocol for restrictive burn scars to the FDA.

Our Target Market Opportunities

Aesthetic Market Opportunity

LAVIV, is the first and only personalized aesthetic cell therapy approved by the FDA for the improvement of the appearance of moderate to severe nasolabial fold wrinkles in adults and is, thus, directed primarily at the aesthetic market. Aesthetic procedures have traditionally been performed by dermatologists, plastic surgeons and other cosmetic surgeons. According to the American Society for Aesthetic Plastic Surgery, or ASAPS, the total market for non-surgical cosmetic procedures was approximately $4.1 billion in 2010. We believe the aesthetic procedure market is driven by:

•	aging of the “baby boomer” population, which currently includes ages approximately 47 to 65;

•	the desire of many individuals to improve their appearance;

•

impact of managed care and reimbursement policies on physician economics, which has motivated physicians to establish or expand the menu of elective, private-pay aesthetic procedures that they offer; and

•	broadening base of the practitioners performing cosmetic procedures beyond dermatologists and plastic surgeons to non-traditional providers.

According to the ASAPS, 9.3 million surgical and non-surgical cosmetic procedures were performed in 2010, as compared to 10.0 million in 2009. Also according to the ASAPS, approximately 7.7 million and 8.5 million non-surgical procedures were performed in 2010 and 2009, respectively. We believe that the concept of non-surgical cosmetic procedures involving injectable materials has become more mainstream and accepted. According to the ASAPS, the following table shows the top five non-surgical cosmetic procedures performed in 2010:

Procedure	Number
Botulinum toxin type A	2,437,165
Hyaluronic acid	1,315,121
Laser hair removal	936,270
Laser skin resurfacing	562,706
Chemical peel	493,896

In 2010, procedures among the 35 to 50 year old age group made up approximately 44% of all cosmetic procedures. The 51 to 64 year old age group made up 28% of all cosmetic procedures in 2010, while the 19 to 34 year old age group made up 20% of cosmetic procedures in 2010. The Botulinum toxin type A injection was the most popular treatment of the nonsurgical procedures among the 35 to 50 year old age group.

Therapeutic Market Opportunities

In addition to the aesthetic market, we believe there are opportunities for our Fibrocell Therapy to treat certain medical conditions such as acne scars, restrictive burn scars and tissue loss due to papillary recession. Presently, we are studying therapeutic applications of our technology for acne scars. We are not aware of other autologous cell-based treatments for any of these therapeutic applications.

Sales and Marketing

In June 2011, our lead product, LAVIV, became the first and only personalized aesthetic cell therapy approved by the FDA for the improvement of the appearance of moderate to severe nasolabial fold wrinkles in adults. We formally launched LAVIV in the United States in the fourth quarter of 2011. Our strategy is to launch LAVIV directly via our own sales force in the United States. As of October 17, 2012, we have five sales representatives covering the east and west coast and key metropolitan cities. We also have four customer service representatives in Exton, PA supporting our field sales representatives.

Intellectual Property

We believe that patents, trademarks, copyrights, proprietary formulations and other proprietary rights are important to our business. We also rely on trade secrets, know-how and continuing technological innovations to develop and maintain our competitive position. We seek to protect our intellectual property rights by a variety of means, including obtaining patents, maintaining trade secrets and proprietary know-how, and technological innovation to operate without infringing on the proprietary rights of others and to prevent others from infringing on our proprietary rights. Our policy is to seek to protect our proprietary position by, among other methods, actively seeking patent protection in the United States and certain foreign countries.

As of October 2012, we had 11 issued U.S. patents, 4 pending U.S. patent applications, 28 granted foreign patents and 3 pending international patent applications. Our issued patents and patent applications primarily cover the method of using autologous cell fibroblasts for the repair of skin and soft tissue defects and the use of autologous fibroblast cells for tissue regeneration. We are in the process of pursuing several other patent applications.

Our success depends in part on our ability to maintain our proprietary position through effective patent claims and their enforcement against our competitors, and through the protection of our trade secrets. Although we believe our patents and patent applications provide a competitive advantage, the patent positions of companies like ours are generally uncertain and involve complex legal and factual questions. We do not know whether any of our patent applications or those patent applications which we have acquired will result in the issuance of any patents. Our issued patents, those that may be issued in the future or those acquired by us, may be challenged, invalidated or circumvented, and the rights granted under any issued patent may not provide us with proprietary protection or competitive advantages against competitors with similar technology. In particular, we do not know if competitors will be able to design variations on our treatment methods to circumvent our current and anticipated patent claims. Furthermore, competitors may independently develop similar technologies or duplicate any technology developed by us. Because of the extensive time required for the development, testing and regulatory review of a potential product, it is possible that, before any of our products can be commercialized or marketed, any related patent claim may expire or remain in force for only a short period following commercialization, thereby reducing the advantage of the patent.

We also rely upon trade secrets, confidentiality agreements, proprietary know-how and continuing technological innovation to remain competitive, especially where we do not believe patent protection is appropriate or obtainable. We continue to seek ways to protect our proprietary technology and trade secrets, including entering into confidentiality or license agreements with our employees and consultants, and controlling access to and distribution of our technologies and other proprietary information. While we use these and other reasonable security measures to protect our trade secrets, our employees or consultants may unintentionally or willfully disclose our proprietary information to competitors.

Our commercial success will depend in part on our ability to operate without infringing upon the patents and proprietary rights of third parties. It is uncertain whether the issuance of any third party patents would require us to alter our products or technology, obtain licenses or cease certain activities. Our failure to obtain a license to technology that we may require to discover, develop or commercialize our future products may have a material adverse impact on us. One or more third-party patents or patent applications may conflict with patent applications to which we have rights. Any such conflict may substantially reduce the coverage of any rights that may issue from the patent applications to which we have rights. If third parties prepare and file patent applications in the United States that also claim technology to which we have rights, we may have to participate in interference proceedings in the United States Patent and Trademark Office to determine priority of invention.

We have collaborated and may collaborate in the future with other entities on research, development and commercialization activities. Disputes may arise about inventorship and corresponding rights in know-how and inventions resulting from the joint creation or use of intellectual property by us and our subsidiaries, collaborators, partners, licensors and consultants. As a result, we may not be able to maintain our proprietary position.

Competition

The pharmaceutical and dermal aesthetics industries are characterized by intense competition, rapid product development and technological change. Competition is intense among manufacturers of prescription pharmaceuticals and dermal injection products. Our core products are considered dermal injection products.

Now that our lead product, LAVIV, is approved by the FDA for the improvement of the appearance of moderate to severe nasolabial fold wrinkles in adults, we will compete with a variety of companies in the dermatology and plastic surgery markets, many of which offer substantially different treatments for similar problems. These include silicone injections, laser procedures, facial surgical procedures, such as facelifts and eyelid surgeries, fat injections, dermabrasion, collagen, allogenic cell therapies, hyaluronic acid injections and Botulinum toxin injections, and other dermal fillers. Indirect competition comes from facial care treatment products. Items catering to the growing demand for therapeutic skin care products include facial scrubs, anti-aging treatments, tonics, astringents and skin-restoration formulas. However, we believe that LAVIV, a “first to market” autologous cellular technology, can complement other modalities of treatment and represent a significant additional market opportunity.

Many of our competitors are large, well-established pharmaceutical, chemical, cosmetic or health care companies with considerably greater financial, marketing, sales and technical resources than those available to us. Additionally, many of our present and potential competitors have research and development capabilities that may allow them to develop new or improved products that may compete with our product lines. Our products could be rendered obsolete or made uneconomical by the development of new products to treat the conditions addressed by our products, technological advances affecting the cost of production, or marketing or pricing actions by one or more of our competitors. Our facial aesthetics product may compete for a share of the existing market with numerous products and/or technologies that have become relatively accepted treatments recommended or prescribed by dermatologists and administered by plastic surgeons and aesthetic dermatologists.

Our ability to commercialize LAVIV and our other potential products and compete effectively will depend on, amongst other things, the following:

•	the effectiveness of our sales and marketing efforts;

•	the willingness of physicians to adopt an autologous cellular therapy;

•	the perception by physicians and other members of the health care community of the safety, efficacy and benefits of LAVIV or our other products compared to those of competing products or therapies;

•

our ability to manufacture LAVIV and other products we may develop on a commercial scale, which will require us, in the short-term, to add personnel to our current manufacturing operation and, in the long-term, to build-out our current manufacturing facility;

•	the price of LAVIV and that of other products we may develop and commercialize relative to competing products;

•	our ability to advance our other product candidates through clinical trials and through the FDA approval process;

•	our ability to recruit, train, retain, manage and motivate our employees; and

•

our ability to sustain our commercial scale infrastructure, including our manufacturing facilities, development of a distribution network, information technology infrastructure and configure existing operational, manufacturing and financial systems and other operational and financial systems necessary to support our increased scale as we grow our commercial organization.

The field for therapeutic treatments or tissue regeneration for use in wound healing is rapidly evolving. A number of companies are either developing or selling therapies involving stem cells, human-based, animal-based or synthetic tissue products. If approved as a therapy for restrictive burn scars, vocal scarring or periodontal disease, our product candidates would or may compete with synthetic, human or animal derived cell or tissue products marketed by companies larger and better capitalized than us.

The market for skincare products is quite competitive with low barriers to entry.

Government Regulation

Our Fibrocell Therapy technologies are subject to extensive government regulation, principally by the FDA and state and local authorities in the United States and by comparable agencies in foreign countries. Governmental authorities in the United States extensively regulate the pre-clinical and clinical testing, safety, efficacy, research, development, manufacturing, labeling, storage, record-keeping, advertising, promotion, import, export, marketing and distribution, among other things, of pharmaceutical products under various federal laws including the Federal Food, Drug and Cosmetic Act, or FFDCA, the Public Health Service Act, or PHSA, and under comparable laws by the states and in most foreign countries.

Domestic Regulation

In the United States, the FDA, under the FFDCA, the PHSA, and other federal statutes and regulations, subjects pharmaceutical and biologic products to rigorous review. If we do not comply with applicable requirements, we may be fined, the government may refuse to approve our marketing applications or allow us to manufacture or market our products or product candidates, and we may be criminally prosecuted. The FDA also has the authority to discontinue or suspend manufacture or distribution, require a product withdrawal or recall or revoke previously granted marketing authorizations if we fail to comply with regulatory standards or if we encounter problems during commercial operations.

FDA Approval Process

To obtain approval of a new product from the FDA, we must, among other requirements, submit data demonstrating the product’s safety and efficacy as well as detailed information on the manufacture and composition of the product candidate. In most cases, this entails extensive laboratory tests and pre-clinical and clinical trials. This testing and the preparation of necessary applications and processing of those applications by the FDA are expensive and typically take many years to complete. The FDA may deny our applications or may not act quickly or favorably in reviewing these applications, and we may encounter significant difficulties or costs in our efforts to obtain FDA approvals that could delay or preclude us from marketing any products we may develop. The FDA also may require post-marketing testing and surveillance to monitor the effects of approved products or place conditions on any approvals that could restrict the commercial applications of these products. Regulatory authorities may withdraw product approvals if we fail to comply with regulatory standards or if we encounter problems following initial marketing. With respect to patented products or technologies, delays imposed by the governmental approval process may materially reduce the period during which we will have the exclusive right to exploit the products or technologies.

The FDA does not apply a single regulatory scheme to human tissues and the products derived from human tissue. On a product-by-product basis, the FDA may regulate such products as drugs, biologics, or medical devices, in addition to regulating them as human cells, tissues, or cellular or tissue-based products (“HCT/Ps”), depending on whether or not the particular product triggers any of an enumerated list of regulatory factors. A fundamental difference in the treatment of products under these classifications is that the FDA generally permits HCT/Ps that do not trigger any of those regulatory factors to be commercially distributed without marketing approval. In contrast, products that trigger those factors, such as if they are more than minimally manipulated when processed or manufactured, are regulated as drugs, biologics, or medical devices and require FDA approval. We have determined that our Fibrocell Therapy (TM) triggers regulatory factors that make it a biologic, in addition to an HCT/P, and consequently, we must obtain approval from FDA before marketing Fibrocell Therapy (TM) and must also satisfy all regulatory requirements for HCT/Ps.

The process required by the FDA before a new drug or biologic may be marketed in the United States generally involves the following:

•	completion of pre-clinical laboratory tests or trials and formulation studies;

•	submission to the FDA of an Investigational New Drug (“IND”) for a new drug or biologic, which must become effective before human clinical trials may begin;

•	performance of adequate and well-controlled human clinical trials to establish the safety and efficacy of the proposed drug or biologic for its intended use;

•	detailed information on product characterization and manufacturing process; and

•	submission and approval of a New Drug Application, or NDA, for a drug, or a Biologics License Application, or BLA, for a biologic.

Pre-clinical tests include laboratory evaluation of product chemistry formulation and stability, as well as animal and other studies to evaluate toxicity. In view of the autologous nature of our product candidates and our prior clinical experience with our product candidates, we concluded that it was reasonably safe to initiate clinical trials without pre-clinical studies and that the clinical trials would be adequate to further assess both the safety and efficacy of our product candidates. Under FDA regulations, the results of any pre-clinical testing, together with manufacturing information and analytical data, are submitted to the FDA as part of an IND application. The FDA requires a 30-day waiting period after the filing of each IND application before clinical trials may begin, in order to ensure that human research subjects will not be exposed to unreasonable health risks. At any time during this 30-day period or at any time thereafter, the FDA may halt proposed or ongoing clinical trials, or may authorize trials only on specified terms. The IND application process may become extremely costly and substantially delay development of our products. Moreover, positive results of pre-clinical tests will not necessarily indicate positive results in clinical trials.

The sponsor typically conducts human clinical trials in three sequential phases, which may overlap. These phases generally include the following:

•	Phase I: The product is usually first introduced into healthy humans or, on occasion, into patients, and is tested for safety, dosage tolerance, absorption, distribution, excretion and metabolism.

•	Phase II: The product is introduced into a limited subject population to:

•	assess its efficacy in specific, targeted indications;

•	assess dosage tolerance and optimal dosage; and

•	identify possible adverse effects and safety risks.

•

Phase III: These are commonly referred to as pivotal studies. If a product is found to have an acceptable safety profile and to be potentially effective in Phase II clinical trials, new clinical trials will be initiated to further demonstrate clinical efficacy, optimal dosage and safety within an expanded and diverse subject population at geographically-dispersed clinical study sites.

•	If the FDA does ultimately approve the product, it may require post-marketing testing, including potentially expensive Phase IV studies, to confirm or further evaluate its safety and effectiveness.

Before proceeding with a study, sponsors may seek a written agreement from the FDA regarding the design, size, and conduct of a clinical trial. This is known as a Special Protocol Assessment, or SPA. Among other things, SPAs can cover clinical studies for pivotal trials whose data will form the primary basis to establish a product’s efficacy. SPAs thus help establish up-front agreement with the FDA about the adequacy of a clinical trial design to support a regulatory approval, but the agreement is not binding if new circumstances arise. Even if the FDA agrees to an SPA, the agreement may be changed by the sponsor or the FDA on written agreement by both parties, or a senior FDA official determines that a substantial scientific issue essential to determining the safety or effectiveness of the product was identified after the testing began. There is no guarantee that a study will ultimately be adequate to support an approval even if the study is subject to an SPA. The FDA retains significant latitude and discretion in interpreting the terms of the SPA agreement and the data and results from any study that is the subject of the SPA agreement.

Clinical trials must meet requirements for Institutional Review Board, or IRB, oversight, patient informed consent and the FDA’s Good Clinical Practices. Prior to commencement of each clinical trial, the sponsor must submit to the FDA a clinical plan, or protocol, accompanied by the approval of the committee responsible for overseeing clinical trials at the clinical trial sites. The FDA or the IRB at each institution at which a clinical trial is being performed may order the temporary or permanent discontinuation of a clinical trial at any time if it believes that the clinical trial is not being conducted in accordance with FDA requirements or presents an unacceptable risk to the clinical trial subjects. Data safety monitoring committees, who monitor certain studies to protect the welfare of study subjects, may also require that a clinical study be discontinued or modified.

The sponsor must submit to the FDA the results of the pre-clinical and clinical trials, together with, among other things, detailed information on the manufacturing and composition of the product, and proposed labeling, in the form of an NDA, or, in the case of a biologic, a BLA. The applicant must also submit with the NDA or BLA a substantial user fee payment, unless a waiver or reduction applies. On February 17, 2009, the U.S. Small Business Administration issued a letter formally determining that we are a small business and therefore qualify for the Small Business Exception to the Prescription Drug and User fee Act of 1992 (21 USC § 379h(b)(2)) related to our BLA submission for the nasolabial fold wrinkles indication. For fiscal year 2009, this fee was $1,247,200 for companies that did not receive an exception. The FDA has advised us it is regulating our Fibrocell Therapy as a biologic. Therefore, we expect to submit BLAs to obtain approval of our product candidates. In some cases, we may be able to expand the indications in an approved BLA through a Prior Approval Supplement. Each NDA or BLA submitted for FDA approval is usually reviewed for administrative completeness and reviewability within 45 to 60 days following submission of the application. If deemed complete, the FDA will “file” the NDA or BLA, thereby triggering substantive review of the application. The FDA can refuse to file any NDA or BLA that it deems incomplete or not properly reviewable. Once the submission has been accepted for filing, the FDA will review the application and will usually respond to the applicant in accordance with performance goals the FDA has established for the review of NDAs and BLAs—six months from the receipt of the application for priority applications and ten months for regular applications. The review process is often significantly extended by FDA requests for additional information, preclinical or clinical studies, clarification, or a risk evaluation and mitigation strategy, or REMS, or by changes to the application submitted by the applicant in the form of amendments.

It is possible that our product candidates will not successfully proceed through this approval process or that the FDA will not approve them in any specific period of time, or at all. The FDA may deny or delay approval of applications that do not meet applicable regulatory criteria, or if the FDA determines that the clinical data do not adequately establish the safety and efficacy of the product. Satisfaction of FDA pre-market approval requirements for a new biologic is a process that may take a number of years and the actual time required may vary substantially based upon the type, complexity and novelty of the product or disease. The FDA reviews these applications and, when and if it decides that adequate data are available to show that the product is both safe and effective and that other applicable requirements have been met, approves the drug or biologic for marketing. Government regulation may delay or prevent marketing of potential products for a considerable period of time and impose costly procedures upon our activities. Success in early stage clinical trials does not assure success in later stage clinical trials. Data obtained from clinical activities is not always conclusive and may be susceptible to varying interpretations that could delay, limit or prevent regulatory approval. Upon approval, a product candidate may be marketed only for those indications approved in the BLA or NDA and may be subject to labeling and promotional requirements or limitations, including warnings, precautions, contraindications and use limitations, which could materially impact profitability. Once approved, the FDA may withdraw the product approval if compliance with pre- and post-market regulatory standards is not maintained or if safety, efficacy or other problems occur after the product reaches the marketplace.

The FDA may, during its review of an NDA or BLA, ask for additional test data. If the FDA does ultimately approve the product, it may require post-marketing testing, including potentially expensive Phase IV studies, to confirm or otherwise further evaluate the safety and effectiveness of the product. The FDA also may require, as a condition to approval or continued marketing of a drug a REMS, if deemed necessary to manage a known or potential serious risk associated with the product. REMS can include additional educational materials for healthcare professionals and patients such as Medication Guides and Patient Package Inserts, a plan for communicating information to healthcare professionals, and restricted distribution of the product. In addition, the FDA may, in some circumstances, impose restrictions on the use of the product, which may be difficult and expensive to administer and may require prior approval of promotional materials. Following approval, FDA may require labeling changes or impose new post-approval study, risk management, or distribution restriction requirements.

Ongoing FDA Requirements

Before approving an NDA or BLA, the FDA usually will inspect the facilities at which the product is manufactured and will not approve the product unless the manufacturing facilities are in compliance with the FDA’s current Good Manufacturing Practices, or cGMP, requirements which govern the manufacture, holding and distribution of a product. Manufacturers of human cellular or tissue-based biologics also must comply with the FDA’s Good Tissue Practices, as applicable, and the general biological product standards. Following approval, the FDA periodically inspects drug and biologic manufacturing facilities to ensure continued compliance with the cGMP requirements. Manufacturers must continue to expend time, money and effort in the areas of production, quality control, record keeping and reporting to ensure compliance with those requirements. Failure to comply with these requirements subjects the manufacturer to possible legal or regulatory action, such as suspension of manufacturing, seizure of product, voluntary recall of product, withdrawal of marketing approval or civil or criminal penalties. Adverse experiences with the product must be reported to the FDA and could result in the imposition of marketing restrictions through labeling changes or market removal. Product approvals may be withdrawn if compliance with regulatory requirements is not maintained or if problems concerning safety or efficacy of the product occur following approval.

The labeling, advertising, promotion, marketing and distribution of a drug or biologic product also must be in compliance with FDA and Federal Trade Commission (“FTC”) requirements which include, among others, standards and regulations for direct-to-consumer advertising, industry-sponsored scientific and educational activities, and promotional activities involving the internet. In general, all product promotion must be consistent with the FDA approval for such product, contain a balanced presentation of information on the product’s uses and benefits and important safety information and limitations on use, and otherwise not be false or misleading. The FDA and FTC have very broad enforcement authority, and failure to abide by these regulations can result in penalties, including the issuance of a Warning Letter directing a company to correct deviations from regulatory standards and enforcement actions that can include seizures, injunctions and criminal prosecution.

Manufacturers are also subject to various laws and regulations governing laboratory practices, the experimental use of animals and the use and disposal of hazardous or potentially hazardous substances in connection with their research. In each of the above areas, the FDA has broad regulatory and enforcement powers, including the ability to levy fines and civil penalties, suspend or delay issuance of approvals, seize or recall products and deny or withdraw approvals.

Post-Marketing Obligations

The Food and Drug Administration Amendments Act of 2007 expanded FDA authority over drug products after approval. All approved drug products are subject to continuing regulation by the FDA, including record-keeping requirements, reporting of adverse experiences with the product, sampling and distribution requirements, notifying the FDA and gaining its approval of certain manufacturing or labeling changes, complying with certain electronic records and signature requirements, submitting periodic reports to the FDA, maintaining and providing updated safety and efficacy information to the FDA, and complying with FDA promotion and advertising requirements. Failure to comply with the statutory and regulatory requirements can subject a manufacturer to possible legal or regulatory action, such as warning letters, suspension of manufacturing, seizure of product, injunctive action, criminal prosecution, or civil penalties.

The FDA may require post-marketing studies or clinical trials to develop additional information regarding the safety of a product. These studies or trials may involve continued testing of a product and development of data, including clinical data, about the product’s effects in various populations and any side effects associated with long-term use. The FDA may require post-marketing studies or trials to investigate known serious risks or signals of serious risks or identify unexpected serious risks and may require periodic status reports if new safety information develops. Failure to conduct these studies in a timely manner may result in substantial civil fines.

Drug and biologics manufacturers and their subcontractors are required to register their establishments with the FDA and certain state agencies, and to list their products with the FDA. The FDA periodically inspects manufacturing facilities in the United States and abroad in order to assure compliance with the applicable cGMP regulations and other requirements. Facilities also are subject to inspections by other federal, foreign, state or local agencies. In complying with the cGMP regulations, manufacturers must continue to assure that the product meets applicable specifications, regulations and other post-marketing requirements. We must ensure that any third-party manufacturers continue to ensure full compliance with all applicable regulations and requirements. Failure to comply with these requirements subjects the manufacturer to possible legal or regulatory action, such as suspension of manufacturing or recall or seizure of product.

Also, newly discovered or developed safety or efficacy data may require changes to a product’s approved labeling, including the addition of new warnings and contraindications, additional pre-clinical or clinical studies, or even in some instances, revocation or withdrawal of the approval. Violations of regulatory requirements at any stage, including after approval, may result in various adverse consequences, including the FDA’s withdrawal of an approved product from the market, other voluntary or FDA-initiated action that could delay or restrict further marketing, and the imposition of civil fines and criminal penalties against the manufacturer and BLA holder. In addition, later discovery of previously unknown problems may result in restrictions on the product, manufacturer or BLA holder, including withdrawal of the product from the market. Furthermore, new government requirements may be established that could delay or prevent regulatory approval of our products under development, or affect the conditions under which approved products are marketed.

HIPAA Requirements

Other federal legislation may affect our ability to obtain certain health information in conjunction with our research activities. The Health Insurance Portability and Accountability Act of 1996, or HIPAA, mandates, among other things, the adoption of standards designed to safeguard the privacy and security of individually identifiable health information. In relevant part, the U.S. Department of Health and Human Services, or HHS, has released two rules to date mandating the use of new standards with respect to such health information. The first rule imposes new standards relating to the privacy of individually identifiable health information. These standards restrict the manner and circumstances under which covered entities may use and disclose protected health information so as to protect the privacy of that information. The second rule released by HHS establishes minimum standards for the security of electronic health information. While we do not believe we are directly regulated as a covered entity under HIPAA, the HIPAA standards impose requirements on covered entities conducting research activities regarding the use and disclosure of individually identifiable health information collected in the course of conducting the research. As a result, unless they meet these HIPAA requirements, covered entities conducting clinical trials for us may not be able to share with us any results from clinical trials that include such health information.

Other U.S. Regulatory Requirements

In the United States, the research, manufacturing, distribution, sale, and promotion of drug and biological products are potentially subject to regulation by various federal, state and local authorities in addition to the FDA, including the Centers for Medicare and Medicaid Services (formerly the Health Care Financing Administration), other divisions of the U.S. Department of Health and Human Services (e.g., the Office of Inspector General), the U.S. Department of Justice and individual U.S. Attorney offices within the Department of Justice, and state and local governments. For example, sales, marketing and scientific/educational grant programs must comply with the anti-fraud and abuse provisions of the Social Security Act, the False Claims Act, and similar state laws, each as amended. Pricing and rebate programs must comply with the Medicaid rebate requirements of the Omnibus Budget Reconciliation Act of 1990 and the Veterans Health Care Act of 1992, each as amended. If products are made available to authorized users of the Federal Supply Schedule of the General Services Administration, additional laws and requirements apply. All of these activities are also potentially subject to federal and state consumer protection, unfair competition, and other laws.

International Regulation

The regulation of our product candidates outside of the United States varies by country. Certain countries regulate human tissue products as a pharmaceutical product, which would require us to make extensive filings and obtain regulatory approvals before selling our product candidates. Certain other countries classify our product candidates as human tissue for transplantation but may restrict its import or sale. Other countries have no application regulations regarding the import or sale of products similar to our product candidates, creating uncertainty as to what standards we may be required to meet.

Manufacturing

We currently have one operational manufacturing facility located in Exton, Pennsylvania. All component parts used in our Exton, Pennsylvania manufacturing process are readily available with short lead times, and all machinery is maintained and calibrated. We believe we have made improvements in our manufacturing processes, and we expect to continue such efforts in the future.

We currently have limited manufacturing capacity, although we have sufficient manufacturing capacity to fill the orders for LAVIV we have received since the launch of the product during the fourth quarter of 2011. To the extent we are successful in increasing the demand for LAVIV, we will need to add manufacturing capacity, which will require us, in the short-term, to add personnel to our current manufacturing operation and, in the long-term, to build-out our current manufacturing facility.

Research and Development

In addition to our clinical development activities, our research and development activities include improving our manufacturing processes and reducing manufacturing costs. We expense research and development costs as they are incurred. For the years ended December 31, 2011 and 2010, we incurred research and development expenses of $7.2 million and $5.5 million, respectively.

Employees

As of October 17, 2012, we employed 64 people on a full-time basis, all located in the United States, and one employee, our Chief Operating and Chief Financial Officer, who is based in Ireland and works in both Ireland and the United States. We also have 14 people working on a contract basis in our manufacturing facility. None of our employees are covered by a collective bargaining agreement, and we consider our relationship with our employees to be good. We also employ consultants and temporary labor on an as needed basis to supplement existing staff.

Corporate History

On August 10, 2001, our company, then known as American Financial Holding, Inc., acquired Isolagen Technologies through the merger of our wholly-owned subsidiary, Isolagen Acquisition Corp., and an affiliated entity, Gemini IX, Inc., with and into Isolagen Technologies. As a result of the merger, Isolagen Technologies became our wholly owned subsidiary. On November 13, 2001, we changed our name to Isolagen, Inc. On August 27, 2009, the United States Bankruptcy Court for the District of Delaware in Wilmington entered an order, or Confirmation Order, confirming the Joint First Amended Plan of Reorganization dated July 30, 2009, as supplemented by the Plan Supplement dated August 21, 2009, or the Plan, of Isolagen, Inc. and Isolagen’s wholly owned subsidiary, Isolagen Technologies, Inc. The effective date of the Plan was September 3, 2009. Isolagen, Inc. and Isolagen Technologies, Inc. were subsequently renamed Fibrocell Science, Inc. and Fibrocell Technologies, Inc. respectively.

MANAGEMENT

The following table sets forth the names and ages of all of our directors and executive officers as of October 17, 2012. Our officers are appointed by, and serve at the pleasure of, the Board of Directors.

Name	Title	Age

David Pernock	Director and Chief Executive Officer	57

Declan Daly	Director, Chief Operating Officer and Chief Financial Officer	50

Kelvin Moore	Director	63

Marcus Smith	Director	58

Marc Mazur	Director	53

Julian Kirk	Director	38

Biographical information with respect to our directors and executive officers is provided below. There are no family relationships between any of our executive officers or directors.

David Pernock. Mr. Pernock has served as our Chairman of the Board since September 2009 and as our Chief Executive Officer since February 2010. From December 1993 until November 2009, Mr. Pernock held various positions at GlaxoSmithKline, eventually serving as Senior Vice President of Pharmaceuticals, Vaccines (Biologics), Oncology, Acute Care, and HIV Divisions. From May 2009 until February 2011, Mr. Pernock served as a director of Martek Biosciences Corporation. Mr. Pernock holds a B.S. in Business Administration from Arizona

State University. Our Board of Directors concluded that Mr. Pernock should serve as a director of our company because in his current role as Chief Executive Officer, Mr. Pernock has played a vital role in managing our business and he possesses knowledge about our short- and long-term strategic perspectives. Mr. Pernock serves as a conduit between the Board of Directors and management while overseeing management’s efforts to realize the Board’s strategic goals.

Declan Daly. Mr. Daly has served as our Chief Operating Officer and Chief Financial Officer since September 2009, and as a director of our company since November 2009. Mr. Daly served as Isolagen’s Chief Executive Officer and President from January 2008 until September 3, 2009, as Chief Financial Officer from June 2006 until March 2008, and as Chief Operating Officer from June 2007 until January 2008. Mr. Daly was elected to the Board of Directors of Isolagen in June 2008. Mr. Daly served as Executive Vice President and Chief Financial Officer of Inamed Corp. from November 2004 until March 2006, prior to which he served as Inamed’s Senior Vice President since September 2002 and as the Corporate Controller and Principal Accounting Officer since March 2002. He was previously Vice President of Finance & Administration for Inamed International Corp. from 1998 to 2002. From 1996 to 1998, Mr. Daly was a Senior Manager with BDO Simpson Xavier, Chartered Accountants or BDO, in Dublin. Prior to joining BDO, he worked with PricewaterhouseCoopers in Dublin and London. Mr. Daly holds a B.A. in Management Science and Industrial Systems Studies from Trinity College, Dublin and he is also a Fellow of the Institute of Chartered Accountants in Ireland. Our Board of Directors concluded that Mr. Daly should serve as a director of our company because in his current role as Chief Financial Officer, Mr. Daly provides key insight to the Board regarding our financial status and has played a vital role in managing our business and, based on Mr. Daly’s prior roles with our company, he also possesses tremendous historical knowledge.

Kelvin Moore. Mr. Moore has served as a director of our company since September 2009. He has 30 years of experience in a wide range of roles within the banking industry. From March 2009 to late 2010, Mr. Moore served as the consultant sales director for the UK based Seaborne Group developing their business in building constructions from converting shipping sea containers. From July 2008 to September 2010, Mr. Moore was a director of Acorn Cultural Developments Limited which is developing a social networking site. Between June 2004 and May 2008, Mr. Moore was a senior advisor with Exit Strategy Planning dealing with the sale of businesses. Currently, he runs his own consulting business providing expertise and mentoring to owners of SMEs. Mr. Moore holds a London University Degree in Geography and Pure Mathematics. Our Board of Directors concluded that Mr. Moore should serve as a director of our company because of his extensive business and financial experience.

Marcus Smith. Mr. Smith has served as a director of our company since October 2012. Mr. Smith joined Third Security, LLC upon its inception and has since been principally responsible for legal matters and transaction execution. From August 1996 to April 2004, Mr. Smith served as Senior Vice President, General Counsel, Secretary and member of the Board of Directors of New River Pharmaceuticals Inc. Between 1994 and 1998, Mr. Kirk served as Senior Vice President, General Counsel, Secretary and member of the Board of Directors of General Injectables & Vaccines, Inc. From 1996 until 1998, Mr. Smith served as Senior Vice President, General Counsel, Secretary and member of the Board of Directors of GIV Holdings, Inc. Previously, he was an attorney in the legal departments of The Southland Corporation and Occidental Oil & Gas Corporation. Mr. Smith received his B.B.A. and his J.D. from the University of Georgia. Our board of directors concluded that Mr. Smith should serve as a director of our company because of his extensive business and financial experience.

Marc B. Mazur. Mr. Mazur has served as a director of Four company since April 2010. Since May 2009, Mr. Mazur has served as the Chairman of Elsworthy Capital Management Ltd., a London-based European equity hedge fund. From October 2006 until December 2009, Mr. Mazur served as the CEO of Brevan Howard U.S. Asset Management, the U.S. arm of London-based Brevan Howard. In 2001, Mr. Mazur founded Ambassador Capital Group, a privately held investment and advisory entity providing capital, business development and strategic planning advice to companies in the healthcare, financial services and real estate fields. Mr. Mazur received his B.A. in political science from Columbia University in 1981 and a J.D. from Villanova University in 1984. Our Board of Directors concluded that Mr. Mazur should serve as a director of our company because of his extensive business and financial experience.

Julian P. Kirk. Mr. Kirk has served as a director of our company since October 2012. Since its inception, Mr. Kirk has worked with several portfolio companies of Third Security, LLC’s managed investment funds and is involved with oversight of Third Security, LLC’s internal operations. Since August 2010, he has served on the board of the New River Valley Economic Development Alliance. From October 2006 until December 2011, he served as member of the Board of Directors of IntelliMat, Inc. and as Co-Chairman of the Board between September 2008 and December 2011. From September 2005 until December 2011, Mr. Kirk served as President of Harvest Pharmaceuticals Inc. Mr. Kirk also served as Chairman of the Board of Managers of ECDS, LLC from June 2008 until March 2010. In 2001, Mr. Kirk served as Vice President of Sales and Marketing for Biological & Popular Culture, Inc. In 2000, Mr. Kirk served as president of SFR, LLC and then as Chief Operating Officer of Talkflow Systems, LLC. Mr. Kirk worked as Marketing Manager for General Injectables & Vaccines, Inc. from 1998 to 1999. Mr. Kirk graduated as an Echols Scholar from the University of Virginia. Our board of directors concluded that Mr. Kirk should serve as a director of our company because of his extensive business and financial experience.

No director is related to any other director or executive officer of our company or our subsidiaries, and, there are no arrangements or understandings between a director and any other person pursuant to which such person was elected as director.

Our Certificate of Incorporation, as amended, provides that the Board of Directors be divided into three classes. Each director serves a term of three years. At each annual meeting, the stockholders elect directors for a full term or the remainder thereof, as the case may be, to succeed those whose terms have expired. Each director holds office for the term for which elected or until his or her successor is duly elected.

Director Independence

Our Board is not subject to any independence requirements. However, our Board has reviewed the independence of its directors under the requirements set forth by the NASDAQ Stock Market. During this review, our Board considered transactions and relationships between each director or any member of his or her immediate family and our company and our subsidiaries and affiliates. The purpose of this review was to determine whether relationships or transactions existed that were inconsistent with a determination that the director is independent.

As a result of this review, our Board determined that Messrs. Moore and Mazur were independent of us under the standards set forth by NASDAQ.

Board Committees

We do not currently have an audit committee, compensation committee or nominating committee. Our full Board currently performs the duties and responsibilities of such committees. Due to our size and due to the small number of directors that we had in 2011, we believed it was appropriate for the full Board to handle the responsibilities of these committees.

Executive Officer Compensation

The following table sets forth information regarding compensation with respect to the fiscal years ended December 31, 2011 and 2010, paid or accrued by us to or on behalf of those persons who, during the fiscal year ended December 31, 2011, served as our Chief Executive Officer, as well as our most highly compensated officers during the year ended December 31, 2011 (the “named executive officers”).

Summary Compensation Table—2011

Name and Principal Position	Year	Salary ($)		Bonus ($)		Option Awards ($)(1)		All Other Compensation ($)		Total ($)
David Pernock, Chief Executive Officer(2)	2011	450,000		—		1,464,495	(8)	—		1,914,495
	2010	415,385		—		1,036,491	(9)	104,167	(3)	1,556,043

Declan Daly, Chief Financial Officer and Chief Operating Officer	2011	300,000		50,000	(4)	737,435	(10)	41,297	(5)	1,128,732
	2010	300,000		71,500		120,761	(11)	41,297	(5)	533,558

John Maslowski, Vice President of Operations	2011	164,923		20,000		137,273	(6)	—		322,196
	2010	147,019		21,500		—		—		168,519

Laura Campbell,	2011	167,071	(7)	—		222,469	(12)	—		389,540
Vice President of Human
Resources and Planning

(1)	Represents the full grant date fair value of the stock award or option grant, as applicable, calculated in accordance with FASB ASC Topic 718. For the purposes of making the option calculation for 2010, the following assumptions were made: : (a) expected life (years)—5.5 for options to Mr. Pernock and 5.25 for options to Mr. Daly; (b) volatility—64.82% for options to Mr. Pernock and 63.26% for options to Mr. Daly; (c) dividend yield—none; and (d) discount rate—2.38% for options to Mr. Pernock and 1.43% for options to Mr. Daly. For the purposes of making the option calculation in 2011, the following assumptions were made: (a) expected life (years)—5.5 (for the options issued to Messrs. Pernock, Daly and Maslowski); expected life (years)—5.75 (for the options issued to Ms. Campbell in April 2011); expected life (years)—2.79 (for the options issued to Ms. Campbell in January 2011); (b) volatility—61.70% (for the options issued to Mr. Maslowski and issued to Messrs. Pernock and Daly in January 2011); volatility—61.57% (for the options issued to Messrs. Pernock and Daly in April 2011 and Ms. Campbell); (c) dividend yield—none; and (d) discount rate—2.13% (for the options issued to Mr. Maslowski and issued to Messrs. Pernock and Daly in January 2011); discount rate—2.48% (for the options issued to Messrs. Pernock and Daly in April 2011); discount rate—2.49% (for the options issued to Ms. Campbell in April 2011); discount rate—1.29% (for the options issued to Ms. Campbell in January 2011).
(2)	Mr. Pernock agreed to become our Chief Executive Officer in February 2010. All amounts shown in the table include all compensation received during 2010.
(3)	Represents a one-time payment of $100,000 for services rendered prior to becoming Chief Executive Officer, which payment was made during 2010, and $4,167 of Board fees paid prior to Mr. Pernock becoming Chief Executive Officer.
(4)	Pursuant to Mr. Daly’s employment agreement, Mr. Daly was entitled to receive a one-time bonus in the amount of $50,000 upon the U.S. Food and Drug Administration’s approval of our Biologics License Application (“BLA”) filing.
(5)	Represents a tax gross up payment made in 2010 and 2011.
(6)	In October 2009, Mr. Maslowski received an option to purchase 100,000 shares of common stock at an exercise price of $0.75 per share of which 50,000 shares vested on October 6, 2010 and 50,000 shares vested if our BLA was approved by the FDA. For 2010, the grant date fair value in our Summary Compensation Tables excluded the 50,000 shares that vested if our BLA was approved by the FDA as that portion of the option was subject to performance conditions and was not considered to be “probable” pursuant to FASB ASC Topic 718. During 2011, our BLA was approved by FDA. The above table recognizes $19,699 related to the final 50,000 shares vesting pursuant to the above option. The fair value of $137,273 represents 340,000 options granted on January 14, 2011 at an exercise price of $0.62 and 50,000 options granted in October 2009 at an exercise price of $0.75.
(7)	Ms. Campbell agreed to become our Vice President of Human Resources and Planning in April 2011, prior to which she served as a consultant. The amounts shown in the table for 2011 include all compensation earned during 2011 whether as an employee or consultant.
(8)	The fair value of $1,464,495 represents 2,100,000 options granted on January 14, 2011 at an exercise price of $0.62 and 1,500,000 options granted on April 8, 2011 at an exercise price of $0.82.
(9)	The fair value of $1,036,491 represents 1,650,000 options granted on February 1, 2010 at an exercise price of $1.08.

(10)	The fair value of $737,435 represents 1,065,000 options granted on January 14, 2011 at an exercise price of $0.62 and 750,000 options granted on April 8, 2011 at an exercise price of $0.82.
(11)	The fair value of $120,761 represents 400,000 options granted on August 24, 2010 at an exercise price of $0.55.
(12)	The fair value of $222,469 represents 150,000 options granted on January 14, 2011 at an exercise price of $0.62 and 400,000 options granted on April 1, 2011 at an exercise price of $0.75.

Equity Awards

The following table sets forth certain information concerning our outstanding options for our named executive officers at December 31, 2011.

Outstanding Equity Awards At Fiscal Year-End—2011

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
David Pernock	1,044,442	605,558	(1)	1.08	2/1/2020
	450,000	—		0.75	9/30/2019
	1,050,000	1,050,000	(2)	0.62	1/14/2021
	1,022,727	477,273	(3)	0.82	4/8/2021

Declan Daly	200,000	200,000	(4)	0.55	8/24/2020
	50,000	—		0.75	11/20/2019
	532,500	532,500	(5)	0.62	1/14/2021
	482,143	267,857	(6)	0.82	4/8/2021

John Maslowski	100,000	50,000		0.75	10/6/2014
	170,000	170,000	(7)	0.62	1/14/2021

Laura Campbell	75,000	75,000	(8)	0.62	1/14/2021
	100,000	300,000	(9)	0.75	4/1/2021

(1)	Of the unexercised portion of the option, 505,558 shares vest in 14 equal installments of 36,111 shares on the first day of each month commencing January 1, 2012, and 100,000 shares vest upon the closing of a strategic partnership or licensing deal.
(2)	Of the unexercised portion of the option, 525,000 shares vest on each of January 14, 2012 and 2013.
(3)	The unexercised portion of the option vest in 14 equal installments of approximately 34,091 shares on the first day of each month commencing January 1, 2012.
(4)	The unexercised portion of the option vest in 20 equal installments of 10,000 shares on the first day of each month commencing January 24, 2012.
(5)	Of the unexercised portion of the option, 266,250 shares vest on each of January 14, 2012 and 2013.
(6)	The unexercised portion of the option vest in 20 equal installments of approximately 13,393 shares on the first day of each month commencing January 1, 2012.
(7)	Of the unexercised portion of the option, 85,000 shares vest on each of January 14, 2012 and 2013.
(8)	Of the unexercised portion of the option, 37,500 shares vest on each of January 14, 2012 and 2013.
(9)	Of the unexercised portion of the option, 100,000 shares vest on each of April 1, 2012, 2013 and 2014.

None of our named executive officers has exercised any options.

Pension Benefits

None of our named executives participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation

None of our named executives participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.

Director Compensation

In September 2009, our Board of Directors approved a compensation plan for its non-executive directors pursuant to which each such director receives an annual fee of $50,000, payable in monthly installments, and upon appointment to the Board of Directors receives an initial option grant to purchase 200,000 shares of Company common stock at the fair market value of the Company on the date of grant.

Director Compensation Table—2011

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)(3)	All other compensation ($)		Total ($)
Robert Langer	62,500	69,161	62,500	(4)	194,161
Kelvin Moore	62,500	69,161	—		131,661
Marc Mazur	62,500	69,161	—		131,661
George Korkos	62,500	69,161	—		131,661

(1)	Our non-executive directors each receives an annual fee of $50,000. The amounts shown above include $12,500 paid in 2011 for board fees earned in 2010.
(2)	Represents the full grant date fair value of the option grant calculated in accordance with FASB ASC Topic 718. For the purposes of making the option calculation, the following assumptions were made: (a) expected life (years)—5.5; (b) volatility—61.70%; (c) dividend yield—none; and (d) discount rate—2.13%.
(3)	As of December 31, 2011, we had granted the following option awards to our non-executive directors: (i) each of Messrs. Langer and Moore held an option to purchase 200,000 shares of our common stock with an exercise price of $0.75 per share and an option to purchase 200,000 shares of our common stock with an exercise price of $0.62 per share; (ii) Mr. Mazur held an option to purchase 200,000 shares of our common stock with an exercise price of $1.04 per share and an option to purchase 200,000 shares of our common stock with an exercise price of $0.62 per share; and (iii) Dr. Korkos held an option to purchase 200,000 shares of our common stock with an exercise price of $0.82 per share and an option to purchase 200,000 shares of our common stock with an exercise price of $0.62 per share.
(4)	Consists of consulting fees. The amounts shown above include $12,500 paid in 2011 for consulting fees earned in 2010.

Equity Incentive Plan

Our equity incentive plan, the Fibrocell Science, Inc. 2009 Equity Incentive Plan, adopted and approved by our stockholders in 2010 and amended January 14, 2011, permits us to grant awards in the form of incentive stock options, as defined in Section 422 of the Internal Revenue Code, or Code, as well as options which do not so qualify, called non-qualified stock options, stock units, stock awards, stock appreciation rights, and other stock-based awards. The purpose of the plan is to promote the interests of our company, and to motivate, attract and retain the services of the people upon whose efforts and contributions our success depends.

Management Agreements

On February 1, 2010, we entered into an employment agreement with Mr. Pernock pursuant to which Mr. Pernock agreed to serve as our Chief Executive Officer for an initial term ending February 1, 2013, which may be renewed for an additional one-year term by mutual agreement. The agreement provides for an annual salary of $450,000. Mr. Pernock is entitled to receive an annual bonus each year, payable subsequent to the issuance of our final audited financial statements, but in no case later than 120 days after the end of our most recently completed fiscal year. The final determination on the amount of the annual bonus will be made by the Board of Directors (or the Compensation Committee of the Board of Directors, if such committee has been formed), based on criteria established by the Board of Directors (or the Compensation Committee of the Board of Directors, if such committee has been formed). The targeted amount of the annual bonus shall be 60% of Mr. Pernock’s base salary, although the actual bonus may be higher or lower. Mr. Pernock did not receive a bonus in either 2010 or 2011.

Under the agreement, Mr. Pernock was granted a ten-year option to purchase 1,650,000 shares at an exercise price per share equal to the closing price of our common stock on the date of execution of the agreement, or February 1, 2010. The options vest as follows: (i) 250,000 shares upon execution of the agreement; (ii) 100,000 shares upon the closing of a strategic partnership or licensing deal with a major partner that enables us to significantly improve and/or accelerate our capabilities in such areas as research, production, marketing and/or sales and enables us to reach or exceed our major business milestones within our strategic and operational plans, provided Mr. Pernock is the CEO on the closing date of such partnership or licensing deal (the determination of whether any partnership or licensing deal meets the foregoing criteria will be made in good faith by the Board upon the closing of such partnership or licensing deal); and (iii) 1,300,000 shares in equal 1/36th installments (or 36,111 shares per installment) monthly over a three-year period, provided Mr. Pernock is the CEO on each vesting date. The vesting of all options set forth above shall accelerate upon a “change in control” as defined in the agreement, provided Mr. Pernock is employed by us within 60 days prior to the date of such change in control.

If Mr. Pernock’s employment is terminated at our election at any time, for reasons other than death, disability, cause (as defined in the agreement) or a voluntary resignation, or by Mr. Pernock for good reason (as defined in the agreement), Mr. Pernock shall be entitled to receive severance payments equal to twelve months of Mr. Pernock’s base salary and of the premiums associated with continuation of Mr. Pernock’s benefits pursuant to COBRA to the extent that he is eligible for them following the termination of his employment; provided that if anytime within eighteen months after a change in control either (i) Mr. Pernock is terminated, at our election at any time, for reasons other than death, disability, cause or voluntary resignation, or (ii) Mr. Pernock terminates the agreement for good reason, Mr. Pernock shall be entitled to receive severance payments equal to: (1) two years of Mr. Pernock’s base salary, (2) Mr. Pernock’s most recent annual bonus payment, and (3) the premiums associated with continuation of Mr. Pernock’s benefits pursuant to COBRA to the extent that he is eligible for them following the termination of his employment for a period of one year after termination. All severance payments shall be made in a lump sum within ten business days of Mr. Pernock’s execution and delivery of a general release of our company, our parents, subsidiaries and affiliates and each of our officers, directors, employees, agents, successors and assigns in a form acceptable to us. If severance payments are being made, Mr. Pernock has agreed not to compete with us until twelve months after the termination of his employment.

On August 24, 2010, we entered into an amended and restated employment agreement with Mr. Declan Daly, which replaced and terminated his prior employment agreement with the our company, pursuant to which Mr. Daly agreed to serve as our Chief Operating Officer and Chief Financial Officer for an initial term ending August 24, 2013, which may be renewed for an additional one-year term by mutual agreement. The agreement provides for an annual salary of $300,000. Mr. Daly is entitled to receive an annual bonus each year, payable subsequent to the issuance of our final audited financial statements, but in no case later than 120 days after the end of our most recently completed fiscal year. The final determination on the amount of the annual bonus will be made by the Board of Directors (or the Compensation Committee of the Board of Directors, if such committee has been formed), based on criteria established by the Board of Directors (or the Compensation Committee of the Board of Directors, if such committee has been formed). The targeted amount of the annual bonus shall be 50% of Mr. Daly’s base salary, although the actual bonus may be higher or lower. Mr. Daly did not receive a bonus in 2011 pursuant to the above provision of his agreement, although, as set forth in his employment agreement, he did receive a one-time bonus in the amount of $50,000 upon the FDA’s approval of our Biologics License Application filing.

Under the agreement, Mr. Daly was granted a ten-year option to purchase 400,000 shares at an exercise price per share equal to the closing price of our common stock on the date of execution of the agreement, or $0.55 per share. The options vest as follows: (i) 40,000 shares upon execution of the agreement; and (ii) 360,000 shares in equal 1/36th installments (or 10,000 shares per installment) monthly over a three-year period, provided Mr. Daly is the COO or CFO on each vesting date. The vesting of all options set forth above shall accelerate upon a “change in control” as defined in the agreement, provided Mr. Daly is employed by us within 60 days prior to the date of such change in control.

If Mr. Daly’s employment is terminated at our election at any time, for reasons other than death, disability, cause (as defined in the agreement) or a voluntary resignation, or by Mr. Daly for good reason (as defined in the agreement), Mr. Daly shall be entitled to receive severance payments equal to twelve months of Mr. Daly’s base salary and of the premiums associated with continuation of Mr. Daly’s benefits pursuant to COBRA to the extent that he is eligible for them following the termination of his employment; provided that if anytime within eighteen months after a change in control either (i) Mr. Daly is terminated, at our election at any time, for reasons other than death, disability, cause or voluntary resignation, or (ii) Mr. Daly terminates the agreement for good reason, Mr. Daly shall be entitled to receive severance payments equal to: (1) two years of Mr. Daly’s base salary, (2) Mr. Daly’s most recent annual bonus payment, and (3) the premiums associated with continuation of Mr. Daly’s benefits pursuant to COBRA to the extent that he is eligible for them following the termination of his employment for a period of one year after termination. All severance payments shall be made in a lump sum within ten business days of Mr. Daly’s execution and delivery of a general release of our company, our parents, subsidiaries and affiliates and each of our officers, directors, employees, agents, successors and assigns in a form acceptable to us. If severance payments are being made, Mr. Daly has agreed not to compete with us until twelve months after the termination of his employment.

On September 3, 2009, we entered into a consultant agreement, pursuant to which Dr. Langer, a former director, agreed to provide consulting services to us, including serving a scientific advisor. The agreement is terminable by either party on 30 days notice. The agreement provides Dr. Langer annual compensation of $50,000.

RELATED PARTY TRANSACTIONS

Review and Approval Policies and Procedures for Related Party Transactions

Pursuant to Board policy, our executive officers and directors, and principal stockholders, including their immediate family members and affiliates, are not permitted to enter into a related party transaction with us without the prior consent of our audit committee, or other independent committee of our board of directors in the case it is inappropriate for our audit committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director, principal stockholder, or any of such persons’ immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to our audit committee for review, consideration and approval. All of our directors, executive officers and employees are required to report to our audit committee any such related party transaction. In approving or rejecting the proposed agreement, our audit committee shall consider the relevant facts and circumstances available and deemed relevant to the audit committee. Our audit committee shall approve only those agreements that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our audit committee determines in the good faith exercise of its discretion. We do not currently have an audit committee and our full board currently performs the duties and responsibilities of the audit committee.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of October 17, 2012 by:

•	each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

•	each of our named executive officers and directors; and

•	all of our officers and directors as a group.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. Unless otherwise indicated, the address for our named executive officers and directors is c/o Fibrocell Science Inc., 405 Eagleview Boulevard, Exton, Pennsylvania 19341.

Name of Beneficial Owner	Common stock Beneficially Owned(1)		Percent of Class(2)
Declan Daly	2,354,821	(3)	Less than 1%
David Pernock	4,794,188	(4)	Less than 1%
Kelvin Moore	350,000	(5)	Less than 1%
Marcus Smith	0		0%
Marc Mazur	350,000	(6)	Less than 1%
Julian Kirk	0		0%
John Maslowski	355,000	(7)	Less than 1%
Laura Campbell	312,500	(8)	Less than 1%
All Executive Officers and Directors as a Group (8 persons)	9,216,509	(9)	1.38%

Five percent or more of stockholders
Randal J. Kirk	232,938,000	(10)	35.42%
Bao Ru Wang	35,795,448	(11)	5.4%

(1)	Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. Unless otherwise noted, all listed shares of common stock are owned of record by each person or entity named as beneficial owner and that person or entity has sole voting and dispositive power with respect to the shares of common stock owned by each of them. As to each person or entity named as beneficial owners, that person’s or entity’s percentage of ownership is determined based on the assumption that any options or convertible securities held by such person or entity which are exercisable or convertible within 60 days of the date of this prospectus have been exercised or converted, as the case may be.
(2)	Based upon 657,610,200 shares of common stock outstanding as of October 17, 2012.
(3)	Includes 50,000 shares underlying an option exercisable at $0.75 per share, (ii) 280,000 shares underlying an option exercisable at $0.55 per share, (iii) 798,750 shares underlying an option exercisable at $0.62 per share and (iv) 575,893 shares underlying an option exercisable at $0.82 per share.
(4)	Includes: (i) 450,000 shares underlying an option exercisable at $0.75 per share; and (ii) 1,369,441 shares underlying an option exercisable at $1.08 per share (which represents the vested portion, plus the shares that will vest within 60 days of the date of this filing, of an option to purchase 1,650,000 shares issued in connection with Mr. Pernock’s employment agreement), (iii) 1,575,000 shares underlying an option exercisable at $0.62 per share and (iv) 1,329,545 shares underlying an option exercisable at $0.82 per share.
(5)	Consists of 200,000 shares underlying an option exercisable at $0.75 per share and 150,000 shares underlying an option exercisable at $0.62 per share.
(6)	Consists of 200,000 shares underlying an option exercisable at $1.04 per share and 150,000 shares underlying an option exercisable at $0.62 per share.

(7)	Consists of 100,000 shares underlying an option exercisable at $0.75 per share and 255,000 shares underlying an option exercisable at $0.62 per share.
(8)	Consists of 200,000 shares at an exercise price of $0.75 per share and 112,500 shares underlying an option exercisable at $0.62 per share.
(9)	Includes options to purchase 8,496,129 shares of common stock.
(10)	The information in the table and in this footnote is based on the beneficial ownership of the reported person and entities as reported in the Schedule 13G filed October 15, 2012. The shares in the table are comprised of 200,000,000 shares of common stock held by NRM VII Holdings and 32,938,000 shares of common stock held by Intrexon Corporation. Randal J. Kirk controls NRM VII Holdings I, LLC. Randal J. Kirk, directly and through certain affiliates, has voting and dispositive power over a majority of the outstanding capital stock of Intrexon Corporation. Mr. Kirk may therefore be deemed to have voting and dispositive power over the shares of the issuer owned by Intrexon Corporation. The business address for Randal J. Kirk and NRM VII Holdings I, LLC is c/o Third Security, LLC, 1881 Grove Avenue, Radford, Virginia 24141. The business address for Intrexon Corporation is c/o Legal Department, 20358 Seneca Meadows Parkway, Germantown, Maryland 20876.
(11)	Includes warrants to purchase 5,238,630 shares of common stock. The holder is restricted from exercising the warrants to the extent that such exercise or conversion would result in the holder owning greater than 4.99% of our common stock.

DESCRIPTION OF SECURITIES

General

We are currently authorized to issue 1,100,000,000 shares of common stock and 5,000,000 shares of preferred stock. As of October 17, 2012, we had 657,610,200 shares of our common stock outstanding. In addition, we had 13,662,250 shares of common stock underlying our options and 153,424,028 shares of common stock underlying our warrants. In connection with the Offering we completed in October 2012, all of the shares of our Series D Preferred Stock and Series E Preferred Stock were converted into common stock. As a result, there are no shares of preferred stock outstanding. Of the foregoing shares, we have registered the resale of a total of 108,531,489 shares underlying warrants under the registration statement of which this prospectus is a part and under other registration statements. The additional shares of our common stock to be issued in the future upon the exercise of warrants could cause the market price of our common stock to decline, and could have an adverse effect on our earnings per share if and when we become profitable. In addition, future sales of a substantial number of shares of our common stock in the public markets, or the perception that these sales may occur, could cause the market price of our common stock to decline, and could materially impair our ability to raise capital through the sale of additional securities.

At our annual shareholder meeting held on September 13, 2012, our shareholders approved an increase in our authorized shares of common stock from 250,000,000 to 1,100,000,000 shares. The shareholders also approved an amendment to our Certificate of Incorporation to effect a reverse stock split of the outstanding shares of our common stock prior to July 31, 2013 at a ratio of any of 1-for-2, 1-for-5, 1-for-10, 1-for-15, 1-for-20 or 1-for-25, as determined by our Board of Directors, if the Board believes such action will facilitate the listing of our common stock on a national securities exchange. As of the date of this prospectus, our Board of Directors has not made any determination to complete a reverse stock split pursuant to the authority granted to the Board of Directors by our shareholders. In the event that our Board of Directors authorizes a stock split at a ratio of 1-for-2, the number of outstanding shares of our common stock will go from 657,610,200 shares to 328,805,100 shares, the number of shares of common stock underlying our options will go from 13,662,250 shares to 6,831,125 shares and the number of shares of common stock underlying our warrants will go from 153,424,028 shares to 76,712,014 shares. In the event that our Board of Directors authorizes a stock split at a ratio of 1-for-25, the number of outstanding shares of our common stock will go from 657,610,200 shares to 26,304,408 shares, the number of shares of common stock underlying our options will go from 13,662,250 shares to 546,490 shares and the number of shares of common stock underlying our warrants will go from 153,424,028 shares to 6,136,961 shares. Regardless of the stock split ratio approved by the Board of Directors, the number of shares of common stock authorized will remain 1,100,000,000 shares.

Common Stock

Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of our common stock are entitled to receive dividends out of legally available assets at such times and in such amounts as our Board of Directors may from time to time determine. Each stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not authorized.

Our common stock is not subject to conversion or redemption and holders of our common stock are not entitled to preemptive rights. Upon the liquidation, dissolution or winding up of our company, the remaining assets legally available for distribution to stockholders, after payment of claims or creditors and payment of liquidation preferences, if any, on outstanding preferred stock, are distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time. Each outstanding share of common stock is fully paid and nonassessable.

Preferred Stock

Our Board of Directors has the authority, without action by our stockholders, to designate and issue preferred stock in one or more series. Our Board of Directors may also designate the rights, preferences and privileges of each series of preferred stock, any or all of which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of the common stock until our Board of Directors determines the specific rights of the holders of the preferred stock.

However, these effects might include: (a) restricting dividends on the common stock; (b) diluting the voting power of the common stock; (c) impairing the liquidation rights of the common stock; and (d) delaying or preventing a change in control of our company without further action by our stockholders.

As of the date of this prospectus, we have no shares of preferred stock outstanding. See “Prospectus Summary Completion of Recent Financing”.

Our Outstanding Warrants

Series A Private Offering

Pursuant to, and contemporaneous with the execution of, the agreement in which we issued our Series A preferred stock, we issued Class A warrants to purchase 501,542 shares of common stock and Class B warrants to purchase 416,666 shares of common stock to the investors that purchased our Series A preferred stock pursuant to the agreement in which we issued the Series A preferred stock. At the same time we also issued warrants to purchase 250,000 shares of common stock to the placement agents for the Series A preferred stock. Each of the warrants is exercisable upon issuance and has a five-year term. The initial exercise price of the Class A warrants was $1.62 per share, the initial exercise price of the Class B warrants was $1.95 per share, and the initial exercise price of the warrants issued to the placement agents was $1.30 per share.

As a result of the purchase price of the securities sold since issuance of the foregoing warrants the exercise prices for the Class A, Class B and placement agent warrants issued as part of the Series A preferred stock Offering were reduced to $0.25 per share. As of the date hereof, the numbers of shares underlying the Class A, Class B and placement agent warrants is 2,885,990, 3,249,994 and 377,000, respectively.

March 2010 Private Offering Warrants

We entered a securities purchase agreement dated March 2, 2010 with certain accredited investors pursuant to which we agreed to sell in the aggregate 5,076,664 shares of our common stock. In addition to the common stock purchased, each investor received a warrant to purchase the same number of shares of common stock acquired in the offering at an initial exercise price of $0.98 per share. Each of the warrants was exercisable immediately and has a five-year term. The warrants may be exercised on a cash-less basis and are non-redeemable.

If we enter into a fundamental transaction (which term is defined in the warrants), then at the warrant holder’s option, exercisable at any time concurrently with, or within 30 days after, the announcement of a fundamental transaction, we must redeem all or any portion of the warrant from the holder by paying to the holder an amount of cash equal to the Black Scholes value of the remaining unexercised portion of this warrant on or prior to the date of the consummation of such fundamental transaction. Any cash payments to be made pursuant to the preceding sentence shall have priority to payments to holders of common stock in connection with a fundamental transaction. The assumptions to be used in calculating the Black Scholes value are set forth in Schedule 1 to the warrant. As a result of the securities sold since the issuance of the foregoing warrants, the exercise prices for the warrants and placement agent warrants issued as part of the March 2010 Private Offering were reduced to $0.25 per share As of the date hereof, the numbers of shares underlying the warrants and placement agent warrants is 9,081,328 and 753,882 respectively.

Series B Private Offering Warrants

We entered securities purchase agreements with certain accredited investors pursuant to which we agreed to sell in the aggregate (i) 4,640 shares of Series B preferred stock, with a stated value of $1,000 per share, and (ii) warrants to purchase 7,733,333 shares of our common stock at an initial exercise price of $0.8054 per share. Each of the warrants was exercisable immediately and has a five-year term. The warrants are non-redeemable.

As a result of the securities sold since the issuance of the foregoing warrants, the exercise prices for the warrants and placement agent warrants issued as part of the Series B offerings were reduced to $0.25 per share. As of the date hereof, the numbers of shares underlying the warrants and placement agent warrants were increased to 18,393,532 and 838,649, respectively.

Series D Private Offering Warrants

In connection with our Series D offering, we issued warrants to purchase 15,558,000 shares of our common stock at an exercise price of $0.50 per share. Each of the warrants is exercisable upon issuance and expires on the fifth anniversary of issuance.

As a result of the securities sold since the issuance of the foregoing warrants, the exercise prices for the warrants and placement agent warrants issued as part of the Series D offerings were reduced to $0.25 per share. As of the date hereof, the numbers of shares underlying the warrants and placement agent warrants were increased to 28,404,000 and 2,489,280, respectively.

August 2011 Private Offering Warrants

We entered into a securities purchase agreement dated August 3, 2011 with certain accredited investors pursuant to which we agreed to sell in the aggregate 41,409,461 shares of our common stock. In addition to the common stock purchased, each investor received a warrant to purchase 0.35 shares of common stock for every share acquired in the offering at an initial exercise price of $0.75 per share. Each of the warrants was exercisable immediately and has a five-year term. The warrants are callable by us provided the (i) volume weighted average price for the common stock for each of 20 consecutive trading days commencing after the effective date of the registration statement exceeds $1.75 (subject to adjustment for forward and reverse stock splits, recapitalizations, stock dividends and the like) and (ii) the warrant holder is not in possession of any information that constitutes, or might constitute, material non-public information which was provided by us.

Series E Private Offering Warrants

In connection with our Series E offering, we issued warrants to purchase 36,564,000 shares of our common stock at an exercise price of $0.30 per share, expiring five years from the initial exercise date of the warrants. The initial exercise date of the warrants is September 13, 2012, which is the date on which we received approval from our shareholders to file an amendment to our Certificate of Incorporation increasing the number of our authorized shares of common stock to an amount greater than 250,000,000 shares.

We may redeem the warrants on 30 days’ notice if, among other conditions (i) the VWAP of our common stock for each of 20 consecutive trading days exceeds 200% of the then exercise price; and (ii) a current resale registration statement is available to sell all of the shares underlying the warrant.

If we combine, reclassify our outstanding shares of common stock into a smaller number of shares, or subdivide our outstanding shares of common stock into a greater number of shares, then the number of shares of common stock issuable upon the exercise of the warrants and the exercise price then in effect shall be adjusted by us so that the holder of the warrant thereafter exercising his, her or its warrants shall be entitled to receive the number of shares of common stock which the holder of the warrant would have received if the warrant had been exercised immediately prior to such event upon payment of the exercise price that has been adjusted to reflect a fair allocation of the economics of such event to the holder of the warrant.

In the event of any reorganization or recapitalization or in the event we consolidate with or merge into or with another entity or transfer all or substantially all of our assets to another entity, then in lieu of the shares of common stock purchasable upon the exercise of the warrants, on exercise of the warrant, the holder shall be entitled to receive the stock or other securities or property to which the warrant holder would have been entitled upon such consummation as if the warrant holder had exercised his, her, or its warrant immediately prior thereto.

Debt Warrants

On October 5, 2012, we entered into an Amendment and Conversion Agreement (the “Debt Agreement”) with the holders of our 12.5% Convertible Notes in the aggregate original principal amount of approximately $3.5 million (the “Notes”). Pursuant to the Debt Agreement, we and the Note holders agreed to modify the warrants to purchase an aggregate of 14,069,696 shares of common stock previously issued in connection with the issuance of the Notes (the “Debt Warrants”): (a) to change the exercise price of the Debt Warrants from $0.30 to $0.10 per share; (b) to increase the number of shares of common stock underlying the Debt Warrants by two times the current number of shares rather than three times the current number; (c) to extend the expiration date of the Debt Warrants by one year to June 1, 2018; and (d) to delete the full-ratchet anti-dilution adjustment provisions contained in the Debt Warrants.

Pursuant to the Debt Agreement, we and the Note holders agreed, among other items, to modify the warrants to purchase an aggregate of 7,770,902 shares of common stock previously issued to the Note holders (and their affiliates) in prior financings (the “Prior Warrants”): (a) to extend the expiration date of the Prior Warrants by one year; and (b) to delete the full-ratchet anti-dilution adjustment provisions contained in the Prior Warrants.

Anti-Takeover Effects of Provisions of Delaware Law

Provisions of Delaware law and our Certificate of Incorporation, as amended, and Bylaws could make the acquisition of our company through a tender offer, a proxy contest or other means more difficult and could make the removal of incumbent officers and directors more difficult. We expect these provisions to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of our company to first negotiate with our Board of Directors. We believe that the benefits provided by our ability to negotiate with the proponent of an unfriendly or unsolicited proposal outweigh the disadvantages of discouraging these proposals. We believe the negotiation of an unfriendly or unsolicited proposal could result in an improvement of its terms.

Anti-Takeover Effects of Provisions of Our Charter Documents

Our Certificate of Incorporation, as amended, provides for our Board of Directors to be divided into three classes serving staggered terms. Approximately one-third of the Board of Directors will be elected each year. The provision for a classified board could prevent a party who acquires control of a majority of the outstanding voting stock from obtaining control of the Board of Directors until the second annual stockholders’ meeting following the date the acquirer obtains the controlling stock interest. The classified board provision could discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of our company and could increase the likelihood that incumbent directors will retain their positions.

Our Bylaws do not permit stockholders to call a special meeting of stockholders. Our Bylaws provide that special meetings of the stockholders may be called only by a majority of the members of our Board of Directors, our Chairman of the Board of Directors, our Chief Executive Officer or our President. Our Bylaws require that all stockholder actions be taken by a vote of the stockholders at an annual or special meeting, and do not permit our stockholders to act by written consent without a meeting. Our Bylaws provide for an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the Board of Directors. At an annual meeting, stockholders may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board of Directors. Stockholders may also consider a proposal or nomination by a person who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to our Secretary timely written notice, in proper form, of his, her or its intention to bring that business before the meeting. The Bylaws do not give our Board of Directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting of the stockholders. However, our Bylaws may have the effect of precluding the conduct of business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Listing

Our common stock is quoted on the OTCBB under the symbol “FCSC.”

Transfer Agent

The transfer agent for our common stock is American Stock Transfer & Trust Company located at 59 Maiden Lane, New York, New York 11038.

SELLING SECURITY HOLDERS

The following table presents information regarding the Selling Stockholders. The percentage of outstanding shares beneficially owned is based on 657,610,200 shares of common stock issued and outstanding on October 17, 2012. Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. As to each person or entity named as beneficial owners, that person’s or entity’s percentage of ownership is determined based on the assumption that any warrants or convertible securities held by such person or entity which are exercisable or convertible within 60 days of the date of this report have been exercised or converted, as the case may be.

Except as may be otherwise described below, to the best of our knowledge, the named Selling Stockholder beneficially owns and has sole voting and investment authority as to all of the shares set forth opposite his name, none of the selling stockholders is known to us to be a registered broker-dealer or an affiliate of a registered broker-dealer, and none of the Selling Stockholders has held any position or office, or has had any material relationship with us or any of our affiliates within the past three years.

Information with respect to beneficial ownership is based upon information provided to us by the Selling Stockholders. For purposes of presentation, we have assumed that the Selling Stockholders will sell all shares offered hereby, including the shares issuable on the exercise of warrants.

Name of Selling Stockholders (1)	No. of Shares of Common Stock Beneficially Owned Prior to the Offering	Number of Shares Registered and To Be Sold In This Offering	Number Of Shares To Be Beneficially Owned After The Offering	Approximate Percentage of Shares To Be Owned After the Offering

Gerald Keith Bowen	210,000	40,000	170,000	*

Jes Johansen	160,000	100,000	60,000	*

Harold V. Johnson, Jr.	260,000	100,000	160,000	*

Philip J. Latham	60,000	60,000	0	0%

David R. Mapes	64,546 (29)	40,000	24,546	*

Michael McAvoy	139,250	100,000	39,250	*

Frank Perkins Miller	124,546 (30)	100,000	24,546	*

Motel Fronts Inc. (2)	311,000	100,000	211,000	*

David Nelson	4,472,727 (31)	100,000	4,372,727	*

Debra K. Nelson Trust, Debra K. Nelson TTEE (3)	1,267,500 (32)	200,000	1,067,500	*

Steven E. Nelson Trust dated June 14, 1993, Steven E. Nelson TTEE (4)	30,654,866 (33)	2,100,000	28,554,866	4.33%

John B. Nicholson	400,000	400,000	0	0%

Raymond J. Peers	640,000	140,000	500,000	*

Frank and Elena Purritano, JTWROS	764,250 (34)	400,000	364,250	*

Paul Schneider	299,689 (35)	140,000	159,689	*

Sharedell Pty Ltd/ATF Sharedell Investment Trust (5)	2,552,400 (36)	800,000	1,752,400	*

Leslie Henry Anderton Sharp and Janice Anne Sharp, JTWROS	533,500	400,000	133,500	*

Christopher Spring	590,800	300,000	290,000	*

Michael Trezza	100,000	100,000	0	0%

Phil Wade	897,785 (37)	240,000	657,785	*

Roy Whitehead	380,000	380,000	0	0%

Alice Jane Wickham	366,364 (38)	160,000	206,364	*

William E. Russell	600,000	600,000	0	0%

Robert Chicoine, Jr.	100,000	100,000	0	0%

Robert N. Clark	100,000	100,000	0	0%

Michael R. Hearne	150,000	40,000	110,000	*

Matthew P. Clement	400,000	400,000	0	0%

Abdallah Farrukh	6,815,477 (39)	1,000,000	5,815,477	*

George Greene	40,000	40,000	0	0%

Han Group Solutions LLC (6)	465,000	320,000	145,000	*

Jack S. Jacobsen	560,000	160,000	400,000	*

Raylan Loggins	140,000	40,000	100,000	*

Szoc Family Revocable Trust, Kenneth & Doris Szoc TTEE (7)	100,000	100,000	0	0%

Russell Bratsch	185,000	100,000	85,000	*

Ian Greig	1,000,000	200,000	800,000	*

Chris James and Vanessa James JTWROS	130,699	40,000	90,699	*

Donald A. Rosebush and Mary Hunt, JTWROS	116,000	116,000	0	0%

Joseph Rossi, Jr.	250,000	100,000	150,000	*

Mark A. Walkotten and Susan M. Walkotten JTWROS	389,091 (40)	60,000	329,091	*

Mary Ann Schaefer	400,000	400,000	0	0%

Paul Tolchin	40,000	40,000	0	0%

Herbert Lovens and Jonah Lovens, JTWROS	100,000	100,000	0	0%

Lawrence Monaldo	200,000	100,000	100,000	*

Victor J. Scaravilli and Diann Scaravilli, JTWROS	200,000	100,000	100,000	*

Joseph T. Biernacki	120,000	120,000	0	0%

Donald Crowley	550,000	400,000	150,000	*

Richard Frank	200,000	200,000	0	0%

Dinesh Kotecha	249,727 (41)	100,000	149,727	*

Robert Atkinson	311,000	200,000	111,000	*

James Michael Sweeney	210,000	100,000	110,000	*

Francois Lemaigre	3,471,819 (42)	800,000	2,671,819	*

Walter A. Fazler	200,000	200,000	0	0%

Marc B. Mazur (8)	500,000 (43)	100,000	400,000	*

Quentin T. Kramer	400,000	100,000	300,000	*

Ravi Bhardwaj	942,819 (44)	200,000	742,819	*

Daniel Francati	60,000	60,000	0	0%

William L. Davis and Elizabeth Schulz Davis	323,636 (45)	100,000	223,636	*

Richard Haugen	100,000	100,000	0	0%

Selvarajah Sriharan	120,000	120,000	0	0%

John Quackenbush and Audrey Quackenbush, JTWROS	206,143 (46)	56,000	150,143	*

Thomas Kitchens	60,000	60,000	0	0%

Craig Messimer	40,000	40,000	0	0%

Jeffrey Fazler	200,000	200,000	0	0%

James Renaud	100,000	100,000	0	0%

Phillip and Josephine Cole, JTWROS	290,000 (47)	200,000	90,000	*

John Zentgraf	200,000	200,000	0	0%

Bruce Zimmer	370,000	120,000	250,000	*

Brunner Family Trust, Christopher Brunner and Laura Brunner TTEE (9)	200,000	200,000	0	0%

Danny C. Carty	596,000	596,000	0	0%

Robert Dolezal	100,000	100,000	0	0%

John Steward	167,500	80,000	87,500	*

Ronald Globus	40,000	40,000	0	0%

Richard Thomas	325,000	148,000	177,000	*

Dan Boyle	98,600	40,000	58,600	*

Philip W. Faucette, II	60,000	60,000	0	0%

James P. McQuillan	80,000	80,000	0	0%

Mark Christiana	390,000	120,000	270,000	*

Delaware Charter Tax ID #51-0099493 FBO George P. Bankcroft IRA #76296918 c/o Legent Clearing 9300 Underwood, Suite 400 Omaha, NE 68114 (10)	98,500	80,000	18,500	*

Delaware Charter Tax ID #51-0099493 FBO Myron A. Denison Roth IRA #82166344 c/o Legent Clearing 9300 Underwood, Suite 400 Omaha, NE 68114 (11)	40,000	40,000	0	0%

Delaware Charter Tax ID #51-0099493 FBO Mark V. Reed IRA #34367014 c/o Legent Clearing 9300 Underwood, Suite 400 Omaha, NE 68114 (12)	200,000	200,000	0	0%

Terry Overholser	400,000	400,000	0	0%

Nicholas A. Muegge	200,000	200,000	0	0%

George Korkos (13)	700,000 (48)	100,000	600,000	*

Elizabeth Browning and Paul Roessel, JTWROS	425,000	400,000	25,000	*

James Doody	485,000 (49)	100,000	385,000	*

Timothy Jaccard	190,000	40,000	150,000	*

Kenneth S. Wyvill, Jr. and Patricia N. Wyvill, JTWROS	40,000	40,000	0	0%

Jane Scotti	5,408,175 (50)	400,000	5,008,175	*

Daniel Abbate and Melissa M. Abbate, JTWROS	80,000	80,000	0	0%

Michael Bannister	400,000	400,000	0	0%

Mike and Terry Desautels, JTWROS	40,000	40,000	0	0%

Renee Sisca and Samantha Sisca, JTWROS	80,000	80,000	0	0%

Jean T. Walsh	100,000	100,000	0	0%

Daniel E. Bush Revocable Trust, Daniel E. Bush and Sue A. Bush TTEE (14)	169,559	100,000	69,559	*

Earl Thomas Coyle	40,000	40,000	0	0%

Northern Bottling Company, Inc. (15)	2,400,000	2,400,000	0	0%

Barry Pender	40,000	40,000	0	0%

Delaware Charter Tax ID #51-0099493 FBO Alexandr Zolotuskiy SEP IRA #41217212 c/o Legent Clearing 9300 Underwood, Suite 400 Omaha, NE 68114	293,864 (51)	120,000	173,864	*

Kevin Keane	120,000	120,000	0	0%

Araconory Pty Ltd ATF Brosnan Family Trust (17)	40,000	40,000	0	0%

Brian Joseph Walsh and Ellen Sue Walsh	1,400,000	1,400,000	0	0%

Zachary Muegge	200,000	200,000	0	0%

Russell Thomas Boyle, Jr.	400,000	400,000	0	0%

Adriaan Klomp	100,000	100,000	0	0%

Michael Schummers	200,000	200,000	0	0%

Ellen S. and Kelli C. Walsh, JTWROS	200,000	200,000	0	0%

Ellen S. and Kevin J. Walsh	200,000	200,000	0	0%

Ellen S. and Kristin M. Walsh	200,000	200,000	0	0%

Marilyn Knight	240,000	240,000	0	0%

William Megee	200,000	200,000	0	0%

Nolan Heil Holdings, LLC (18)	100,000	100,000	0	0%

Max Miethe	648,000	648,000	0	0%

Timothy Paradise	400,000	400,000	0	0%

Robert Walsh	140,000	140,000	0	0%

Jerry Lukasik	400,000	400,000	0	0%

Michael Benedum	100,000	100,000	0	0%

Laura Campbell (19)	730,000 (52)	60,000	670,000	*

Edward B. Walsh	200,000	200,000	0	0%

L. Scott Donnelly	200,000	200,000	0	0%

Michael Amoruso	100,000	100,000	0	0%

Mitch Langstein	300,000	300,000	0	0%

Dr. Mark Kutner	400,000	400,000	0	0%

Jayne Lipkin	100,000	100,000	0	0%

Douglas Walsh	200,000	200,000	0	0%

Robert Huffman and Carol Huffman, JTWROS	100,000	100,000	0	0%

Steven W. Lefkowitz	928,466 (53)	60,000	868,466	*

John W. Oakley, II	100,000	100,000	0	0%

John Oakley	600,000	600,000	0	0%

Lyn Rubenstein	100,000	100,000	0	0%

Ronald Glass	400,000	400,000	0	0%

John Harrison and Sharon L. Harrison, JTWROS	400,000	400,000	0	0%

David Crowley	190,000	40,000	150,000	*

Angelique Prevost-Peters	100,000	100,000	0	0%

Stephen Ching	800,000	800,000	0	0%

Mitchell Day	200,000	200,000	0	0%

Mark D’Andrea	200,000	200,000	0	0%

Alan Greene	100,000	100,000	0	0%

Phyllis and David Harrison, JTWROS	100,000	100,000	0	0%

Richard Walter	200,000	200,000	0	0%

Baron Rowland	200,000	200,000	0	0%

Dr. Arnold Winston	100,000	100,000	0	0%

Stephen W. Garber Revocable Trust DTD 11/10/97, Stephen W. Garber, Trustee (20)	200,000	200,000	0	0%

Colin Squire	222,727 (54)	100,000	122,727	*

Michael Reilly	100,000	100,000	0	0%

Wayne M. Tong	100,000	100,000	0	0%

Delaware Charter Tax ID # 51-0099593 FBO Kevin J. Harrington R/O IRA #5676-7105 c/o Legent Clearing 9300 Underwood, Suite 400 Omaha NE 68114 (21)	1,634,233 (55)	400,000	1,234,233	*

Delaware Charter Tax ID # 51-0099593 FBO Paul V. Lundeen Roth IRA #8284-9843 c/o Legent Clearing 9300 Underwood, Suite 400 Omaha NE 68114(22)	361,364 (56)	100,000	261,364	*

Delaware Charter Tax ID # 51-0099593 FBO Edward Csapo IRA #5262-7466 c/o Legent Clearing 9300 Underwood, Suite 400 Omaha NE 68114(23)	40,000	40,000	0	0%

David and Diane Morgan	100,000	100,000	0	0%

The Schabarum Family Trust DTD 12/16/99. James P. Schabarum, II and Erin K. Schabarum, TTEEs (24)	400,000	400,000	0	0%

Stephen Slawson	98,500 (57)	40,000	58,500	*

Leland Sass	40,000	40,000	0	0%

Frank A. Hayden	40,000	40,000	0	0%

Delaware Charter Tax ID # 51-0099593 FBO Jaroslav Skala R/O IRA #2550-4500 c/o Legent Clearing 9300 Underwood, Suite 400 Omaha NE 68114 (25)	40,000	40,000	0	0%

Donald B. Hilliker, Jr.	230,000 (58)	40,000	190,000	*

Mark A. Stratton	92,000	40,000	52,000	*

Heber Meeks	40,000	40,000	0	0%

Monomoy Partners, LLC (26)	2,463,636 (59)	400,000	2,063,636	*

Delaware Charter Tax ID # 51-0099593 FBO Philip S. Forte R/O IRA #7728-5479 c/o Legent Clearing 9300 Underwood, Suite 400 Omaha NE 68114 (27)	2,400,000 (60)	200,000	2,200,000	*

Straus Healthcare Partners, L.P. (28)	12,171,997 (61)	2,000,000	10,171,997	1.54%

*	Stockholder owns less than 1%.
(1)	The Selling Stockholders and any broker-dealers or agents that are involved in selling these shares may be deemed to be underwriters within the meaning of the Securities Act for such sales. An underwriter is a person who has purchased shares from an issuer with a view towards distributing the shares to the public. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be considered to be underwriting commissions or discounts under the Securities Act.
(2)	Anthony Wickham Jr. and Ernie Wickham have voting and dispositive power over the securities held by the selling stockholder.
(3)	Debra K. Nelson, as trustee of the Debra K. Nelson Trust, has voting and dispositive power over the securities held by the selling stockholder.
(4)	Steven E. Nelson, as trustee of the Steven E. Nelson Trust dated June 14, 1993, has voting and dispositive power over the securities held by the selling stockholder.
(5)	Peter McGuire and Robert Chambers have voting and dispositive power over the securities held by the selling stockholder.
(6)	Roberta Rosenast has voting and dispositive power over the securities held by the selling stockholder.
(7)	Kenneth and Doris Szoc, as trustees of the Szoc Family Revocable Trust, have voting and dispositive power over the securities held by the selling stockholder.
(8)	Marc Mazur is a director of the Company.
(9)	Christopher Brunner and Laura Brunner, as trustees of the Brunner Family Trust, have voting and dispositive power over the securities held by the selling stockholder.
(10)	George P. Bankcroft has voting and dispositive power over the securities held by the selling stockholder.
(11)	Myron A. Denison has voting and dispositive power over the securities held by the selling stockholder.
(12)	Mark Reed has voting and dispositive power over the securities held by the selling stockholder.
(13)	George J. Korkos is a director of the Company.
(14)	Daniel E. Bush and Sue A. Bush, as trustees of the Daniel E. Bush Revocable Trust, have voting and dispositive power over the securities held by the selling stockholder.
(15)	William Langer Gokey has voting and dispositive power over the securities held by the selling stockholder.
(16)	Alexander Zolutsky has voting and dispositive power over the securities held by the selling stockholder.
(17)	Brendan Noel Brosnan, as trustee of the Araconory Pty Ltd ATF Brosnan Family Trust, has voting and dispositive power over the securities held by the selling stockholder.
(18)	Gary T. Nolan, Gary Nolan, Jr., Christine Steinetz and Ron Heil having voting and dispositive power over the securities held by the selling stockholder.
(19)	Laura Campbell is an employee of the Company.
(20)	Stephen W. Garber, as trustee of the Stephen W. Garber Revocable Trust DTD 11/10/97, has voting and dispositive power over the securities held by the selling stockholder.
(21)	Kevin Harrington has voting and dispositive power over the securities held by the selling stockholder.
(22)	Paul V. Lundeen has voting and dispositive power over the securities held by the selling stockholder.
(23)	Edward Csapo has voting and dispositive power over the securities held by the selling stockholder.
(24)	James P. Schabarum, II and Erin K. Schabarum, as trustees of the Schabarum Family Trust DTD 12/16/99, having voting and dispositve power over the securities held by the selling stockholder.
(25)	Jaroslav Skala has voting and dispositive power over the securities held by the selling stockholder.
(26)	Margery Scotti has voting and dispositive power over the securities held by the selling stockholder.

(27)	Phillip S. Forte has voting and dispositive power over the securities held by the selling stockholder.
(28)	Ravinder Holder has voting and dispositive power over the securities held by the selling stockholder.
(29)	Includes warrants to purchase 6,364 shares of common stock issued in connection with our August 2011 financing.
(30)	Includes warrants to purchase 6,364 shares of common stock issued in connection with our August 2011 financing.
(31)	Includes warrants to purchase 31,818 shares of common stock issued in connection with our August 2011 financing.
(32)	Includes warrants to purchase 17,500 shares of common stock issued in connection with our August 2011 financing owned by Debra K. Nelson, an individual.
(33)	Includes (i) warrants to purchase 800,000 shares of common stock issued in connection with our Series D Preferred Stock, (ii) warrants to purchase 1,073,866 shares of common stock issued in connection with our Series B Preferred Stock and (iii) warrants to purchase 175,000 shares of common stock issued in connection with our August 2011 financing.
(34)	Includes warrants to purchase 35,000 shares of common stock issued in connection with our August 2011 financing.
(35)	Includes (i) warrants to purchase 25,455 shares of common stock issued in connection with our August 2011 financing and (ii) warrants to purchase 134,234 shares of common stock issued in connection with our Series B Preferred Stock.
(36)	Includes warrants to purchase 127,400 shares of common stock issued in connection with our August 2011 financing.
(37)	Includes (i) warrants to purchase 53,694 shares of common stock issued in connection with our Series B Preferred Stock, (ii) warrants to purchase 12,727 shares of common stock issued in connection with our August 2011 financing and (iii) warrants to purchase 80,000 shares of common stock issued in connection with our Series D Preferred Stock.
(38)	Includes warrants to purchase 15,909 shares of common stock issued in connection with our August 2011 financing.
(39)	Includes (i) warrants to purchase 31,818 shares of common stock issued in connection with our August 2011 financing and (ii) warrants to purchase 100,000 shares of common stock issued in connection with our Series D Preferred Stock.
(40)	Includes (i) warrants to purchase 12,727 shares of common stock issued in connection with our August 2011 financing and (ii) warrants to purchase 40,000 shares of common stock issued in connection with our Series D Preferred Stock.
(41)	Includes warrants to purchase 31,818 shares of common stock issued in connection with our August 2011 financing.
(42)	Includes warrants to purchase 44,546 shares of common stock issued in connection with our August 2011 financing.
(43)	Includes options to purchase 400,000 shares of common stock.
(44)	Includes (i) warrants to purchase 9,546 shares of common stock issued in connection with our August 2011 financing and (ii) warrants to purchase 400,000 shares of common stock issued in connection with our Series D Preferred Stock.
(45)	Includes (i) warrants to purchase 19,091 shares of common stock issued in connection with our August 2011 financing and (ii) warrants to purchase 100,000 shares of common stock issued in connection with our Series D Preferred Stock.
(46)	Includes warrants to purchase 15,909 shares of common stock issued in connection with our August 2011 financing and (ii) warrants to purchase 134,234 shares of common stock issued in connection with our Series B Preferred Stock.
(47)	Includes warrants to purchase 40,000 shares of common stock issued in connection with our Series D Preferred Stock.
(48)	Includes (i) options to purchase 400,000 shares of common stock and (ii) warrants to purchase 100,000 shares of common stock issued in connection with our Series D Preferred Stock.
(49)	Includes warrants to purchase 35,000 shares of common stock issued in connection with our August 2011 financing.

(50)	Includes (i) warrants to purchase 784,000 shares of common stock issued in connection with our March 2010 financing, (ii) warrants to purchase 658,710 shares of common stock issued in connection with our Series B Preferred Stock, (iii) warrants to purchase 63,636 shares of common stock issued in connection with our August 2011 financing and (iv) warrants to purchase 800,000 shares of common stock issued in connection with our Series D Preferred Stock.
(51)	Includes (i) warrants to purchase 15,909 shares of common stock issued in connection with our August 2011 financing and (ii) 100,000 shares of common stock owned by Alexandr Zolotuskiy, an individual.
(52)	Includes (i) warrants to purchase 60,000 shares of common stock issued in connection with our Series D Preferred Stock and (ii) 550,000 options to purchase our common stock.
(53)	Includes (i) warrants to purchase 268,466 shares of common stock issued in connection with our Series B Preferred Stock and (ii) warrants to purchase 300,000 shares of common stock issued in connection with our Series D Preferred Stock and (iii) 40,000 shares of common stock held in IRA.
(54)	Includes warrants to purchase 31,818 shares of common stock issued in connection with our August 2011 financing.
(55)	Includes (i) warrants to purchase 268,466 shares of common stock issued in connection with our Series B Preferred Stock owned by Kevin Harrington, an individual and (ii) 1,000,000 shares of common stock owned by Kevin Harrington, an individual.
(56)	Includes (i) warrants to purchase 15,909 shares of common stock issued in connection with our August 2011 financing owned by Paul Lundeen, an individual and (ii) 100,000 shares of common stock owned by Paul Lundeen, an individual.
(57)	Includes warrants to purchase 40,000 shares of common stock issued in connection with our Series D Preferred Stock.
(58)	Includes warrants to purchase 60,000 shares of common stock issued in connection with our Series D Preferred Stock.
(59)	Includes warrants to purchase 63,636 shares of common stock issued in connection with our August 2011 financing.
(60)	Includes 2,200,000 shares of common stock owned by Philip Forte, an individual.
(61)	Includes (i) warrants to purchase 350,000 shares of common stock issued in connection with our August 2011 financing, (ii) warrants to purchase 1,306,666 shares of common stock issued in connection with our March 2010 financing and (iii) warrants to purchase 681,998 shares of common stock issued in connection with our Series A Preferred Stock.

Concurrently with the registration statement of which this prospectus is a part, we are also registering:

•	3,067,992 additional shares of common stock underlying the warrants issued in connection with our Series A Offering pursuant to a Form S-1 registration statement (file No. 333-183792);

•	9,196,766 additional shares of common stock underlying the warrants issued in connection with our Series B Offering pursuant to a Form S01 registration statement (file No. 333-183793); and

•	14,202,000 additional shares of common stock underlying the warrants issued in connection with our Series D Offering pursuant to a Form S-1 registration statement (file No. 333-183794).

The following is a list of the selling security holders that hold shares registered for resale pursuant to two or more of the aforementioned registration statements, the amount of shares being registered pursuant to each registration statement and the resulting approximate percentage of shares to be owned after the offering assuming resale of the aggregate amount to be offered under all of the registration statements.

Name of Selling Stockholder	No. of Shares of Common Stock Registered and To Be Sold pursuant to Registration Statement No. 333-183792	No. of Shares of Common Stock Registered and To Be Sold pursuant to Registration Statement No. 333-183793	No. of Shares of Common Stock Registered and To Be Sold pursuant to Registration Statement No. 333-183794	No. of Shares of Common Stock Registered and To Be Sold pursuant to Registration Statement No. 333-183791	Percentage of Shares to be Owned After the Offering Assuming Resale of the Aggregate Amount to be Offered
AAR Accounts Family Limited Partnership	0	5,653,908	280,000	0	*
Abdallah Farrukh	0	0	100,000	1,000,000	*
Akanthos Arbitrage Master Fund L.P.	0	1,934,620	2,400,000	0	2.01%
Anthony V. Milone	0	323,588	300,000	0	*
Baoru Wang	374,994	0	2,000,000	0	5.04%
Basu Biosciences	200,004	536,934	800,000	0	*
Chen Zhang	374,994	0	2,000,000	0	*
Donald B. Hilliker, Jr.	0	0	60,000	40,000	*
Gavin Scotti	0	1,276,132	500,000	0	*
George Korkos	0	0	100,000	100,000	*
Health Alliance Network Defined Benefit Plan	0	536,934	740,000	0	*
Igor Voznenko	0	19,386	40,000	0	*
Jane Scotti	0	658,710	800,000	400,000	*

Laura Campbell	0	0	60,000	60,000	*
LMA SPC for and on behalf of the MAP87 Segregated Portfolio	0	1,036,282	1,600,000	0	*
Mark A. Walkotten & Susan M. Walkotten	0	0	40,000	60,000	*
Phil Wade	0	53,694	80,000	240,000	*
Ravi Bhardwaj	0	0	400,000	200,000	*
Robert E. Bellus & MaryAnn Bellus	0	268,468	100,000	0	*
Stephen Slawson	0	0	40,000	40,000	*
Steve & Mollie Crampin	0	134,234	140,000	0	*
Steven Nelson	0	1,073,866	800,000	2,100,000	*
Stephen W. Lefkowitz	0	268,466	300,000	60,000	*
Tao Zhou	374,994	0	400,000	0	*
Steven E. Nelson Trust dated June 14, 1993, Steven E. Nelson TTEE	0	1,073,866	800,000	2,100,000	4.05%
Paul Schneider	0	134,234	0	140,000	*
William L. Davis & Elizabeth Schulz Davis	0	0	100,000	100,000	*
John Quackenbush & Audrey Quackenbush, JTWROS	0	134,234	0	56,000	*
Phillip & Josephine M. Cole	0	0	40,000	200,000	*
Delaware Charter Tax ID # 51-0099593 FBO Kevin J. Harrington R/O IRA #5676-7105 c/o Legent Clearing 9300 Underwood, Suite 400 Omaha NE 68114	0	268,466	0	400,000	0%
Straus Healthcare Partners, L.P.	681,998	0	0	2,000,000	1.44%
Margery Scotti	200,004	805,400	0	400,000	*
Kevin Harrington	0	268,466	0	400,000	*
Joseph Paresi	1,000,000	161,080	0	0	*
*	Selling stockholder owns less than 1%.

PLAN OF DISTRIBUTION

Each Selling Stockholder of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. In addition, in certain states, the resale shares of Common Stock covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

EXPERTS

The financial statements as of December 31, 2011 and 2010 and for each of the two years ended December 31, 2011 (“Successor”) and for the period from the Successor’s inception of operations (September 1, 2009) through December 31, 2011 included in this Prospectus and in the Registration Statement have been so included in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm. The report on the financial statements contains an explanatory paragraph regarding our ability to continue as a going concern, appearing elsewhere herein and in the Registration Statement, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

Cozen O’Connor, Philadelphia, Pennsylvania, will pass upon the validity of our common stock offered by this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered in this offering. This prospectus does not contain all of the information set forth in the registration statement. For further information with respect to us and the common stock offered in this offering, we refer you to the registration statement and to the attached exhibits. With respect to each such document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matters involved.

You may inspect our registration statement and the attached exhibits and schedules without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of our registration statement from the SEC upon payment of prescribed fees. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

Our SEC filings, including the registration statement and the exhibits filed with the registration statement, are also available from the SEC’s website at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

Fibrocell Science, Inc.

Consolidated Balance Sheets

(amounts in thousands except per share and share data)

	Unaudited
	September 30, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$118	$10,799
Accounts receivable, net	109	27
Inventory, net	306	0
Prepaid expenses and other current assets	535	1,175
Current assets of discontinued operations	0	498

Total current assets	1,068	12,499
Property and equipment, net of accumulated depreciation of $355 and $166, respectively	1,717	1,434
Intangible assets and other assets, net	5,927	6,341

Total assets	$8,712	$20,274

Liabilities, Redeemable Preferred Stock, Shareholders’ Deficit
Current liabilities:
Current debt	$3,461	$6,731
Accounts payable	1,725	1,887
Accrued expenses	913	918
Deferred revenue	135	56
Current liabilities of discontinued operations	0	20

Total current liabilities	6,234	9,612
Deferred tax liability	2,337	2,500
Warrant liability	6,973	13,087
Derivative liability	1,293	534
Other long-term liabilities	287	142

Total liabilities	17,124	25,875

Commitments	0	0

Preferred stock series A, $0.001 par value; 9,000 shares authorized; 3,250 shares issued; 0 shares outstanding	0	0
Preferred stock series B, $0.001 par value; 9,000 shares authorized; 4,640 shares issued; 0 shares outstanding	0	0
Preferred stock series D, $0.001 par value; 8,000 shares authorized; 7,779 shares issued, and 2,841 and 3,641 shares outstanding, respectively	0	0
Preferred stock series E, $0.001 par value; 12,000 and 0 shares authorized; 9,141 and 0 shares issued, and 9,141 and 0 shares outstanding, respectively	0	0

Shareholders’ deficit:
Common stock, $0.001 par value; 1,100,000,000 shares authorized; 99,194,990 and 95,678,255 issued and outstanding, respectively	99	96
Common stock-subscription receivable	(550)	(550)
Additional paid-in capital	44,896	43,734
Accumulated deficit	(52,857)	(48,881)

Total shareholders’ deficit	(8,412)	(5,601)

Total liabilities, preferred stock and shareholders’ deficit	$8,712	$20,274

The accompanying notes are an integral part of these consolidated financial statements.

F2

Fibrocell Science, Inc.

Consolidated Statements of Operations

(amounts in thousands except per share and share data)

(unaudited)

	For the three months ended September 30, 2012	For the three months ended September 30, 2011	For the nine months ended September 30, 2012	For the nine months ended September 30, 2011
Revenue
Product sales	$69	$0	$113	$0

Total revenue	69	0	113	0
Cost of sales	2,321	3	5,968	3

Gross loss	(2,252)	(3)	(5,855)	(3)
Selling, general and administrative expenses	2,632	3,817	9,594	9,258
Research and development expenses	426	1,893	1,294	5,111

Operating loss	(5,310)	(5,713)	(16,743)	(14,372)
Other income (expense)
Warrant income	14,545	10,622	17,192	815
Derivative revaluation income (expense)	1,894	2,316	(23)	(5,866)
Interest expense	(140)	(265)	(586)	(822)
Loss on extinguishment of debt	0	0	(4,421)	0

Income (loss) from continuing operations before income taxes	10,989	6,960	(4,581)	(20,245)
Income tax benefit	54	0	163	0

Income (loss) from continuing operations	11,043	6,960	(4,418)	(20,245)
Income (loss) from discontinued operations, net of tax	5	(49)	(1)	(8)
Gain on sale of discontinued operations, net of tax.	443	0	443	0

Net income (loss).	$11,491	$6,911	$(3,976)	$(20,253)

Per share information:
Income (loss) from discontinued operations-
Basic	$0.00	$0.00	$0.00	$0.00
Diluted	$0.00	$0.00	$0.00	$0.00
Net income (loss)
Basic	$0.12	$0.10	$(0.04)	$(0.40)
Diluted	$(0.05)	$(0.09)	$(0.04)	$(0.40)
Weighted average number of basic common shares outstanding	98,930,771	69,863,597	97,188,248	51,219,473

Weighted average number of diluted common shares outstanding	98,930,771	69,863,597	97,188,248	51,219,473

The accompanying notes are an integral part of these consolidated financial statements.

F3

Fibrocell Science, Inc.

Consolidated Statements of Shareholders’ Deficit

(amounts in thousands except per share and share data)

(unaudited)

	Common stock		Subscription	Additional paid-in	Deficit
	Shares	Amount	Receivable	capital	accumulated	Total
Balance, December 31, 2011	95,678,255	96	(550)	43,734	(48,881)	(5,601)
Preferred stock Series D converted	2,600,000	2	0	77	0	79
Conversion of note payable	916,735	1	0	228	0	229
Stock-based compensation expense	0	0	0	857	0	857
Net loss	0	0	0	0	(3,976)	(3,976)

Balance, September 30, 2012	99,194,990	$99	$(550)	$44,896	$(52,857)	$(8,412)

The accompanying notes are an integral part of these financial statements.

F4

Fibrocell Science, Inc.

Consolidated Statements of Cash Flows

(amounts in thousands except per share and share data)

(unaudited)

	For the nine months ended September 30, 2012	For the nine months ended September 30, 2011
Cash flows from operating activities:
Net loss	$(3,976)	$(20,253)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss on extinguishment of debt	4,421	0
Gain on sale of Agera	(443)	0
Expense related to stock-based compensation	857	2,640
Warrant income	(17,192)	(815)
Derivative revaluation expense	23	5,866
Deferred tax benefit	(163)	0
Depreciation and amortization	604	76
Provision for doubtful accounts	0	(15)
Provision for excessive and/or obsolete inventory	0	(24)
Amortization of debt issue costs	112	0
Change in operating assets and liabilities, excluding effects of acquisition and disposition:
Decrease (increase) in accounts receivable	(82)	10
Decrease in other receivables	0	4
Increase in inventory	(306)	(33)
Decrease (increase) in prepaid expenses and other current assets	574	(817)
Decrease in accounts payable	(186)	(46)
Increase in accrued expenses and other	420	1,115
Increase in deferred revenue	80	13

Net cash used in operating activities	(15,257)	(12,279)

Cash flows from investing activities:
Purchase of property and equipment	(473)	(787)
Proceeds from the sale Agera, net of selling costs	1,002	0

Net cash provided by (used in) investing activities	529	(787)

Cash flows from financing activities:
Proceeds from the issuance of redeemable preferred stock series B, D and E, net	7,864	5,836
Proceeds from the issuance of common stock, net	0	20,679
Proceeds from the exercise of warrants	0	2,418
Payments on insurance loan	(97)	(57)
Offering costs associated with the issuance of convertible debt	(46)	0
Principal payments on 12.5% note payable	(3,517)	(1,283)
Cash dividends paid on preferred stock	(157)	(559)

Net cash provided by financing activities	4,047	27,034

Effect of exchange rate changes on cash balances	0	4
Net increase (decrease) in cash and cash equivalents	(10,681)	13,972
Cash and cash equivalents, beginning of period	10,799	868

Cash and cash equivalents, end of period	$118	$14,840

The accompanying notes are an integral part of these consolidated financial statements.

F5

Fibrocell Science, Inc.

Notes to Consolidated Financial Statements

(amounts in thousands except per share and share data)

(unaudited)

Note 1—Business and Organization

Fibrocell Science, Inc. (Fibrocell or the Company) is the parent company of Fibrocell Technologies (Fibrocell Tech). Fibrocell Tech is the parent company of Isolagen Europe Limited, a company organized under the laws of the United Kingdom (Isolagen Europe), Isolagen Australia Pty Limited, a company organized under the laws of Australia (Isolagen Australia), and Isolagen International, S.A., a company organized under the laws of Switzerland (Isolagen Switzerland). Operations in the foreign subsidiaries have been substantially liquidated.

The Company previously marketed a skin care line with broad application in core target markets through its consolidated subsidiary, Agera, which was sold on August 31, 2012. The Company did own 57% of the outstanding shares of Agera. As a result of the sale of Agera, the Company operates in one segment and Agera is classified as discontinued operations. Please refer to Note 4 for more details.

The Company is a cellular aesthetic and therapeutic biotechnology company focused on developing novel skin and tissue rejuvenation products. The Company’s approved and clinical development product candidates are designed to improve the appearance of skin injured by the effects of aging, sun exposure, acne and burn scars with a patient’s own, or autologous, fibroblast cells produced in the Company’s proprietary Fibrocell Process. The Company’s lead product, LAVIV™ (LAVIV), is the first and only personalized aesthetic cell therapy approved by the FDA for the improvement of the appearance of moderate to severe nasolabial fold wrinkles in adults.

The Company has transitioned from its development stage to operational activities as of July 1, 2012. The Company is devoting substantially all of its present efforts to establishing its LAVIV business and its clinical development product candidates. In addition, the Company entered into a financing transaction in October 2012 which raised gross proceeds of $45 million. See note 13 for more details. All losses accumulated since inception through June 30, 2012 have been considered as part of the Company’s development stage activities.

Note 2—Basis of Presentation

The accompanying unaudited financial statements have been prepared in accordance with U.S. generally accepted accounting principles (GAAP) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnote disclosures required by GAAP for complete consolidated financial statements. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation have been included. These financial statements should be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, filed with the Securities and Exchange Commission (SEC). The results of the Company’s operations for any interim period are not necessarily indicative of the results of operations for any other interim period or full year.

The prior year financial statements contain certain reclassifications to present discontinued operations.

Note 3—Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts in the consolidated financial statements and notes. In addition, management’s assessment of the Company’s ability to continue as a going concern involves the estimation of the amount and timing of future cash inflows and outflows. Actual results may differ materially from those estimates.

Intangible assets

Effective January 1, 2012 the Company launched LAVIV and is now generating a small amount of revenue. As a result, the research and development intangible assets related to the Company’s primary study is considered a finite-lived intangible asset and is being amortized over 12 years. For the nine months ended September 30, 2012, the Company amortized $414 for the intangible asset.

F6

Finite-lived intangible assets are recorded at cost, net of accumulated amortization and, if applicable, impairment charges. Amortization of finite-lived intangible assets is provided over their estimated useful lives on a straight-line basis. We review our finite-lived intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. There was no impairment expense recognized during the three and nine months ended September 30, 2012.

Income (loss) per share data

Basic income (loss) per share is calculated based on the weighted average common shares outstanding during the period. Diluted income per share (Diluted EPS) also gives effect to the dilutive effect of stock options, warrants, restricted stock and convertible preferred stock calculated based on the treasury stock method. The following table presents computations of net income (loss) per share.

	For the three months ended September 30,		For the nine months ended September 30,
	2012	2011	2012	2011
Net income (loss) per share-Basic:
Numerator for basic net income (loss) per share	$11,491	$6,911	$(3,976)	$(20,253)

Denominator for basic net income (loss) per share	98,930,771	69,863,597	97,188,248	51,219,473

Basic net income (loss) per common share	$0.12	$0.10	$(0.04)	$(0.40)

Net income (loss) per share-Diluted:
Numerator for diluted net income (loss) per share	$11,491	$6,911	$(3,976)	$(20,253)
Less: Fair value of stock warrants	(14,545)	(10,622)	0	0
Less: Fair value of derivatives	(1,894)	(2,316)	0	0

Net loss attributable to common share	$(4,948)	$(6,027)	$(3,976)	$(20,253)

Denominator for diluted net income (loss) per share	98,930,771	69,863,597	97,188,248	51,219,473

Diluted net income (loss) per common share	$(0.05)	$(0.09)	$(0.04)	$(0.40)

The following potentially dilutive securities have been excluded from the calculations of diluted net loss per share as their effect would be anti-dilutive:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Shares of convertible preferred stock	47,928,000	7,682,000	47,928,000	7,682,000
Shares underlying options outstanding	13,662,250	13,655,000	13,662,250	13,655,000
Shares underlying warrants outstanding	136,661,735	14,646,021	136,661,735	49,135,602

Adoption of Standards

In May 2011, the FASB issued ASU 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs, and the IASB issued IFRS 13, Fair Value Measurement. The new guidance results in a consistent definition of fair value and common requirements for measurement of and disclosure about fair value between U.S. GAAP and IFRS. The ASU is effective for interim and annual periods beginning on or after December 15, 2011, with early adoption prohibited. The new guidance changes certain fair value measurement principles and disclosure requirements. We adopted this ASU January 1, 2012. The adoption of the provisions of this guidance did not have a material impact on our results of operations, cash flows, and financial position.

In June 2011, the FASB issued ASU 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income (ASU 2011-05), which amends current comprehensive income guidance. This accounting update eliminates the option to present the components of other comprehensive income as part of the statement of shareholders’ equity. Instead, the Company must report comprehensive income in either a single continuous statement of comprehensive income which contains two sections, net income and other comprehensive income, or in two separate but consecutive statements. ASU 2011-05 will be effective for public companies during the interim and annual periods beginning after December 15, 2011 with early adoption permitted. We adopted this ASU January 1, 2012. The adoption of the provisions of this guidance did not have a material impact on our results of operations, cash flows, and financial position.

F7

In December 2011, the FASB issued ASU 2011-12, Deferral of the Effective Date for Amendments to Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update 2011-05. This ASU defers certain provisions of ASU 2011-05, which required entities to present reclassification adjustments out of accumulated other comprehensive income by component in the statement in which net income is presented and the statement in which comprehensive income is presented for both interim and annual periods. This requirement is indefinitely deferred by this ASU and will be further deliberated by the FASB at a future date. The new ASU is effective for public entities as of the beginning of a fiscal year that begins after December 15, 2011 and interim and annual periods thereafter, the same as that for the unaffected provisions of ASU 2011-05. We adopted this ASU January 1, 2012.

Note 4—Discontinued Operations

On August 31, 2012, the Company sold all of the shares of common stock of Agera held by the Company, which represents 57% of the outstanding common stock of Agera, to Rohto Pharmaceutical Co., Ltd. for approximately $1.0 million. Accordingly, all operating results from continuing operations exclude the results for Agera which are presented as discontinued operations for all prior year numbers. The Company recorded a gain of approximately $0.4 million on the sale.

As of December 31, 2011, the assets ($188 accounts receivable, net, $271 inventory and $39 prepaid expenses) and liabilities of Agera have been segregated as assets and liabilities of discontinued operations in the accompanying consolidated balance sheets. The financial results of Agera are classified as discontinued operations in the accompanying Consolidated Statement of Operations. Summary financial information related to discontinued operations is as follows:

	For the three months ended September 30, 2012	For the three months ended September 30, 2011	For the nine months ended September 30, 2012	For the nine months ended September 30, 2011
Product sales	$142	$159	$516	$621
Cost of sales	65	93	275	317

Gross profit	77	66	241	304

Operating income (loss)	$20	$(38)	$27	$22

Net income (loss)	$11	$(32)	$(2)	$(19)

Note 5—Supplemental Cash Flow Information

The following table contains additional cash flow information for the periods reported.

	For the nine months ended
	September 30, 2012	September 30, 2011
Supplemental disclosures of cash flow information:
Cash paid for interest	$1,161	$435
Cash paid for dividends	157	559
Non-cash investing and financing activities:
Accrued preferred stock dividend	391	432
Accrued warrant liability	11,078	4,994
Accrued derivative liability	815	308
Subscription receivable	550	2,039
Conversion of preferred stock into common stock	0	1,203
Conversion of preferred stock derivative balance into common stock	79	7,237
Cashless exercise of warrants	0	4,842
Common stock issued in connection with conversion of debt	229	0

Note 6—Inventory

Inventories consist of the following:

	September 30, 2012	December 31, 2011
Raw materials	$195	$0
Work in process	111	0

Total	$306	$0

F8

Note 7—Fair Value Measurements

Assets and Liabilities Measured at Fair Value on a Recurring Basis

The Company adopted the accounting guidance on fair value measurements for financial assets and liabilities measured on a recurring basis. The guidance requires fair value measurements be classified and disclosed in one of the following three categories:

•	Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

•	Level 2: Quoted prices in markets that are not active or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability.

•	Level 3: Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported by little or no market activity).

The following fair value hierarchy table presents information about each major category of the Company’s financial assets and liability measured at fair value on a recurring basis as of September 30, 2012 and December 31, 2011:

	Fair value measurement using
	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total
Balance at September 30, 2012
Liabilities
Warrant liability	$0	$0	$6,973	$6,973
Derivative liability	0	0	1,293	1,293

Total	$0	$0	$8,266	$8,266

	Fair value measurement using
	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total
Balance at December 31, 2011
Liabilities
Warrant liability	$0	$0	$13,087	$13,087
Derivative liability	0	0	534	534

Total	$0	$0	$13,621	$13,621

The reconciliation of warrant liability measured at fair value on a recurring basis using unobservable inputs (Level 3) is as follows:

Warrant Liability
Balance at December 31, 2011	$13,087
Issuance of additional warrants	11,078
Change in fair value of warrant liability	(17,192)

Balance at September 30, 2012	$6,973

The fair value of the warrant liability is based on Level 3 inputs. For this liability, the Company developed its own assumptions that do not have observable inputs or available market data to support the fair value. See note 11 for further discussion of the warrant liability.

F9

The reconciliation of derivative liability measured at fair value on a recurring basis using unobservable inputs (Level 3) is as follows:

Derivative Liability
Balance at December 31, 2011	$534
Issuance of derivative liability and other	815
Conversion of preferred stock and other	(79)
Change in fair value of derivative liability	23

Balance at September 30, 2012	$1,293

The fair value of the derivative liability is based on Level 3 inputs. For this liability, the Company developed its own assumptions that do not have observable inputs or available market data to support the fair value. See note 10 for further discussion of the derivative liability.

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis

On June 1, 2012 the Company issued 12.5% Convertible Notes (Notes) which provided that unpaid interest of 15% be accreted to the principal, and which had a maturity date of June 1, 2013. The Notes were measured at face value including interest in our consolidated balance sheets and not fair value. As of September 30, 2012, the principal balance outstanding was $3.5 million including interest of approximately $0.2 million which is based on the level 2 valuation hierarchy of the fair value measurements standard. The Notes approximate fair value as they bore interest at a rate approximating a market interest rate. The Notes were extinguished in October 2012 through partial conversions into common stock and partial repayments in cash. See Note 13 – Subsequent Events.

We believe that the fair values of our current assets and current liabilities approximate their reported carrying amounts. There were no transfers between Level 1, 2 and 3.

Note 8—Accrued Expenses

Accrued expenses consist of the following:

	September 30, 2012	December 31, 2011
Accrued professional fees	$78	$702
Accrued compensation	273	4
Dividend on preferred stock payable	290	56
Accrued other	272	156

Total	$913	$918

Note 9—Debt

Convertible Note Payable due 2013

On June 1, 2012, the Company entered into an Exchange Agreement with existing noteholders pursuant to which the Company agreed to repay half of each Holder’s 12.5% Promissory Notes due June 1, 2012 and exchange the balance of each Holder’s Original Note, for (i) a new 12.5% Note with a principal amount equal to such balance, and (ii) a five-year warrant (Warrant) to purchase a number of shares of Common Stock equal to the number of shares of Common Stock underlying such Note on the date of issuance.

Details of Notes are as follows:

•

The Notes accrue interest at a rate of 12.5% per annum payable quarterly in cash or, at the Company’s option, 15% per annum payable in kind by capitalizing such unpaid amount and adding it to the principal as of the date it was due.

•

The maturity date of the Notes is September 1, 2013, provided that the Holders may require the Company to redeem 25% of the principal amount of the Notes on each of December 1, 2012, March 1, 2013, June 1, 2013 and September 1, 2013.

•

To the extent that Holders of the Notes convert any portion of the Notes prior to any such redemption date, the amount of all future redemption payments will be reduced by such converted amount on a pro rata basis over the remaining redemption dates.

•

The Notes are convertible at a conversion price of $0.25 per share, provided that, with certain exceptions, if, at any time while the Notes are outstanding, the Company issues any Company common stock or common stock equivalents at an

F10

effective price per share that is lower than the then the conversion price of the Notes, then the conversion price of the Notes will be reduced to equal the lower price.

•

The Notes may be accelerated if any events of default occur, which include, in addition to certain customary default provisions, if at any time on or after October 1, 2012 the Company fails to have reserved, for conversion of the Notes and exercise of the Warrants, a sufficient number of available authorized but unissued shares of common stock.

The Notes were extinguished in October 2012 through partial conversions into common stock and partial repayments in cash. See Note 13 – Subsequent Events.

Loss on Extinguishment of Debt

As a result of the June 1, 2012 debt exchange as discussed above, the Company recorded a loss on extinguishment of the 12.5% Promissory Note of $4.4 million in the consolidated statement of operations due to the significant modification of the original debt. The details of the loss included recording the fair value of the embedded conversion option of $1.2 million and the fair value of liability-classified warrants of $3.2 million. See note 10 for further discussion of the derivative liability and note 11 for further discussion of the warrant liability.

Note 10-Equity

Redeemable Preferred stock

The following table shows the activity of Series D and Series E Redeemable Preferred stock (Preferred), with a par value of $0.001 per share and a stated value of $1,000 per share:

	Series D Preferred	Series E Preferred	Total
Balance at December 31, 2011	3,641	0	3,641
Series D Preferred converted to common stock	(800)	0	(800)
Issuance of Series E Preferred stock	0	9,141	9,141

Balance at September 30, 2012	2,841	9,141	11,982

During May, June and July 2012 the Company sold to accredited investors in a private placement Series E Convertible Preferred Stock as follows:

Date of financing	# of shares of Series E Preferred	Net Proceeds	Warrant Exercise Price	# of Warrants Issued
May 14, 2012	3,353	$2,843	$0.30	14,753,200
May 24, 2012	2,364	2,042	0.30	10,401,600
May 30, 2012	945	822	0.30	4,158,000
June 7, 2012	1,192	1,037	0.30	5,244,800
June 28, 2012	507	441	0.30	2,230,800
July 16, 2012	780	679	0.30	3,432,000

	9,141	$7,864		40,220,400

As a result of the May, June and July 2012 private placement Series E Convertible Preferred Stock transaction, $7.8 million was allocated to the fair value of the warrants. The July 16, 2012 sale represented the final closing of the Offering and effective on such date, the Company closed the Offering.

In the Offering, the Company (i) sold an aggregate of $9.1 million in gross proceeds of its securities resulting in the issuance of an aggregate of (a) 9,141 Series E Preferred shares ($9.1 million aggregate Stated Value), and (b) Warrants to purchase 36,564,000 shares of Common Stock, and (ii)(a) paid the Placement Agents (Agents) in the aggregate cash compensation of $0.9 million and a non-accountable expense allowance of $0.3 million, and (b) issued Agent Warrants to the Agents to purchase in the aggregate 3,656,400 shares of Common Stock.

The Company records accrued dividends at a rate of 6% per annum on the Series D and 8% per annum on the Series E Preferred. As of September 30, 2012, $0.3 million was accrued for dividends payable. The Company paid cash of $0.2 million during the nine months ended September 30, 2012.

F11

The Series D and Series E Redeemable Preferred stock was converted into common stock in October 2012. See Note 13 – Subsequent Events.

Conversion option of Convertible Note Payable

In connection with the issuance of the June 1, 2012 Convertible Notes, an embedded conversion option has been recorded as a derivative liability under ASC 815, Derivatives and Hedging, (ASC 815) in the consolidated balance sheet as of September 30, 2012. The derivative liability was re-measured resulting in expense of $0.1 million for the nine months ended September 30, 2012 in our statement of operations. The fair value of the derivative liability is determined using the Black-Scholes option-pricing model and is affected by changes in inputs to that model including our stock price, expected stock price volatility, the contractual term, and the risk-free interest rate. The Company will continue to classify the fair value of the embedded conversion option as a liability and re-measure on the Company’s reporting dates until October 9, 2012 when the Notes were converted into common stock.

Conversion option of Redeemable Preferred stock

The embedded conversion option for the Series D and E Preferred has been recorded as a derivative liability under ASC 815, Derivatives and Hedging, (ASC 815) in the consolidated balance sheet as of September 30, 2012 and December 31, 2011. The derivative liability was re-measured resulting in income of $0.1 million for the nine months ended September 30, 2012 in our statement of operations. The fair value of the derivative liability is determined using the Black-Scholes option-pricing model and is affected by changes in inputs to that model including our stock price, expected stock price volatility, the contractual term, and the risk-free interest rate. The Company will continue to classify the fair value of the embedded conversion option as a liability and re-measure on the Company’s reporting dates until October 9, 2012 when the preferred stock were converted into common stock.

The fair market value of the derivative liability was computed using the Black-Scholes option-pricing model with the following weighted average assumptions as of the dates indicated:

	September 30, 2012	December 31, 2011
Expected life (years)	0.01 years	1.1 years
Interest rate	0.2%	0.1%
Dividend yield	0	0
Volatility	69%	61%

Note 11—Warrants

We account for stock warrants as either equity instruments or derivative liabilities depending on the specific terms of the warrant agreement. Stock warrants are accounted for as a derivative in accordance with ASC 815 if the stock warrants contain “down-round protection” and therefore, do not meet the scope exception for treatment as a derivative. Since “down-round protection” is not an input into the calculation of the fair value of the warrants, the warrants cannot be considered indexed to the Company’s own stock which is a requirement for the scope exception as outlined under ASC 815. The Company will continue to classify the fair value of the warrants as a liability until the warrants are exercised, expire or are amended in a way that would no longer require these warrants to be classified as a liability. Effective December 31, 2011, we calculated the fair value of the warrants using the Monte Carlo simulation valuation method due to the changes in the product status with the approval of LAVIV.

The following table summarizes outstanding warrants to purchase Common Stock as of September 30, 2012 and December 31, 2011:

F12

	Number of Warrants
	As of September 30, 2012	As of December 31, 2011	Exercise Price	Expiration Dates
Liability-classified warrants
Issued in Series A Preferred Stock offering	6,512,984	3,256,492	$0.25	Oct. 2014
Issued in March 2010 offering	9,835,210	4,917,602	0.25	Mar. 2015
Issued in Series B Preferred Stock offering	19,232,183	9,616,086	0.25	Jul.-Nov. 2015
Issued in Series D Preferred Stock offering	30,893,280	15,446,640	0.25	Dec. 2015-Mar. 2016
Issued in Series E Preferred Stock offering	40,219,600	0	0.30	May –June 2017
Issued with Convertible Notes	14,069,696	0	0.30	June 2017

Subtotal	120,762,953	33,236,820

Equity-classified warrants
Issued in June 2011 equity financing	152,711	152,711	$0.90	June 2016
Issued to placement agents in August 2011 equity financing	1,252,761	1,252,761	0.55	August 2016
Issued in August 2011 equity financing	14,493,310	14,493,310	0.75	August 2016

Subtotal	15,898,782	15,898,782

Total	136,661,735	49,135,602

The following is a roll forward of the warrants to purchase Common Stock activity through September 30, 2012:

	Number of shares	Weighted- average exercise price
Outstanding at December 31, 2011	49,135,602	$0.58
Issued	54,290,096	$0.30
Additional warrants issued due to anti-dilution provision	33,236,037	$0.25
Exercised	0	—

Outstanding at September 30, 2012	136,661,735	$0.33

Liability-classified Warrants

Effective December 31, 2011, the Company utilized the Monte Carlo simulation valuation method to value the liability classified warrants until September 30, 2012 when the Company concluded that the Black-Scholes option pricing model was an appropriate valuation method since the majority of the warrants were converted to equity-classified warrants on October 9, 2012. As a result of the May 2012 financing, the exercise price of the liability-classified outstanding warrants was reduced from an exercise price of $0.50 to $0.25 per share.

The following table summarizes the calculated aggregate fair values and net cash settlement value as of the dates indicated along with the assumptions utilized in each calculation.

	September 30, 2012	December 31, 2011	Net cash settlement as of September 30, 2012(1)
Calculated aggregate value	$6,973	$13,087	$10,963
Exercise price per share of warrant	$0.25-0.30	$0.50	$0.25-0.30
Closing price per share of common stock	$0.16	$0.40	$0.16
Volatility	69%	70%	100	%(2)
Probability of Fundamental Transaction or Delisting	—	45.1%	—
Expected term (years)	3.25	3.7	3.25
Risk-free interest rate	0.41%	0.63%	0.41%
Dividend yield	0%	0%	0%

(1)	Represents the net cash settlement value of the warrant as of September 30, 2012, which value was calculated utilizing the Black-Scholes option-pricing model specified in the warrant.
(2)	Represents the volatility assumption used to calculate the net cash settlement value as of September 30, 2012.

F13

Equity-classified Warrants

In connection with the private placement transaction on August 3, 2011, the Company issued warrants to purchase 14,493,310 shares of the Company common stock to certain accredited investors with an exercise price of $0.75 per share and a term of 5 years from issuance. The warrants are callable by the Company if the common stock trades over $1.75 for 20 consecutive trading days. The placement agents for the transaction received warrants to purchase 1,252,761 shares of Company common stock at an exercise price of $0.55. The Company determined the average fair value of the warrants as of the date of the grant was $0.31 per share utilizing the Black-Scholes option pricing model. In estimating the fair value of the warrants, the Company utilized the following inputs: closing price per share of common stock of $0.63, volatility of 61.4%, expected term of 5 years, risk-free interest rate of 1.25% and dividend yield of zero.

On June 16, 2011, the Company completed a private placement and issued warrants to the placement agents in the private placement to purchase 152,711 shares of Company common stock at an exercise price of $0.90 per share. The Company determined the fair value of the warrants as of the date of the grant was $0.62 per share utilizing the Black-Scholes option pricing model. In estimating the fair value of the warrants, the Company utilized the following inputs: closing price per share of common stock of $1.08, volatility of 61.6%, expected term of 5 years, risk-free interest rate of 1.52% and dividend yield of zero.

Note 12—Stock-based Compensation

Our board of directors adopted the 2009 Equity Incentive Plan (Plan) effective September 3, 2009. The Plan is intended to further align the interests of the Company and its stockholders with its employees, including its officers, non-employee directors, consultants and advisors by providing incentives for such persons to exert maximum efforts for the success of the Company. The Plan currently allows for the issuance of up to 30,000,000 shares of the Company’s common stock. The types of awards that may be granted under the Plan include options (both nonqualified stock options and incentive stock options), stock appreciation rights, stock awards, stock units, and other stock-based awards. The term of each award is determined by the Board at the time each award is granted, provided that the terms of options may not exceed ten years. The Plan had 16,737,750 options available for grant as of September 30, 2012.

Total stock-based compensation expense recognized using the straight-line attribution method in the consolidated statement of operations is as follows:

	Three months ended
	September 30, 2012	September 30, 2011
Stock option compensation expense for employees and directors	$277	$225
Restricted stock expense	0	12
Equity awards for nonemployees issued for services	(3)	0

Total stock-based compensation expense	$274	$237

	Nine months ended
	September 30, 2012	September 30, 2011
Stock option compensation expense for employees and directors	$833	$2,303
Restricted stock expense	0	48
Equity awards for nonemployees issued for services	24	289

Total stock-based compensation expense	$857	$2,640

	Number of shares	Weighted- average exercise price	Weighted- average remaining contractual term (in years)	Aggregate intrinsic value
Outstanding at December 31, 2011	13,608,500	$0.77	8.4	$0
Granted	550,000	$0.41
Exercised	0	$0
Forfeited	(496,250)	$0.61

Outstanding at September 30, 2012	13,662,250	$0.76	7.5	$0

Exercisable at September 30, 2012	10,838,157	$0.66	7.4	$0

F14

The total fair value of shares vested during the nine months ended September 30, 2012 was $1.0 million. As of September 30, 2012, there was $1.0 million of total unrecognized compensation cost, related to non-vested stock options which vest over time. That cost is expected to be recognized over a weighted-average period of 0.9 years. As of September 30, 2012, there was approximately $0.1 million of total unrecognized compensation expense related to performance-based, non-vested employee and consultant stock options. That cost will be recognized when the performance criteria within the respective performance-based option grants become probable of achievement.

During the nine months ended September 30, 2012 and 2011, the weighted average fair market value using the Black-Scholes option-pricing model of the options granted was $0.23 and $0.34, respectively. The fair market value of the options was computed using the Black-Scholes option-pricing model with the following key weighted average assumptions for the nine months ended as of the dates indicated:

	September 30, 2012	September 30, 2011
Expected life (years)	6.0 years	6.0 years
Interest rate	2.3%	2.4%
Dividend yield	0	0
Volatility	60%	61%

Note 13—Subsequent Events

On October 9, 2012, the Company completed a private placement financing with a select group of institutional investors and high net worth individuals for gross proceeds of $45.0 million from the sale of 450 million shares of common stock at a price of $0.10 per share. As of November 6, 2012, the Company had received $43.0 million in gross proceeds from the Offering with the remaining $2.0 million in subscribed proceeds expected to be received by mid-November from a single foreign investor. In connection with the financing, the placement agents received aggregate compensation of $2.7 million.

Concurrent with the closing of this transaction, the outstanding Series D and Series E Convertible Preferred Stock was converted into common stock, leaving no remaining shares of preferred stock outstanding. Also concurrent with the closing, approximately $2.1 million in principal amount of the Company’s outstanding convertible notes was converted into common stock at a conversion price of $0.10 per share and the remaining $1.7 million in principal amount of the outstanding convertible notes was redeemed for cash with the proceeds from the transaction. The outstanding convertible notes were converted and redeemed in the amount of outstanding principal, accrued interest and interest scheduled to maturity.

Concurrent with this transaction, the Company entered into an Exclusive Channel Collaboration Agreement (the Channel Agreement) with Intrexon Corporation (Intrexon) that governs a “channel collaboration” arrangement governing a strategic collaboration for the development and commercialization of genetically modified and non-genetically modified autologous fibroblasts and autologous dermal cells in the United States. Pursuant to the Channel Agreement, the Company will engage Intrexon for support services for the development of new products covered under the Channel Agreement and will reimburse Intrexon for its fully-loaded cost for time and materials for transgenes, cell processing, or other work performed by Intrexon for such research and manufacturing. The Company will pay quarterly cash royalties on improved products equal to one-third of cost of goods sold savings less any such savings developed by the Company outside of the Channel Agreement. On all other developed products, the Company will pay Intrexon quarterly cash royalties of 7% on aggregate annualized net sales up to $100 million, and 14% on aggregate annualized net sales greater than $100 million. Sales from the Company’s currently marketed products (including new indications) will not be subject to royalty payments unless they are improved upon through the Channel Agreement. On October 5, 2012, the Company also entered into a Stock Issuance Agreement with Intrexon pursuant to which the Company issued to Intrexon a number of shares of Company common stock valued at approximately $3.3 million based on a per share value of $0.10 per share (the “Technology Access Shares”), which issuance was deemed paid in partial consideration for the execution and delivery of the Channel Agreement.

F15

Fibrocell Science, Inc.

(A Development Stage Company)

Index to Consolidated Financial Statements

PAGE
Report of Independent Registered Public Accounting Firm	F17

Consolidated Balance Sheets as of December 31, 2011 and 2010	F18

Consolidated Statements of Operations for the years ended December  31, 2011 and 2010 (Successor Company), from inception (September 1, 2009) to December 31, 2011 (Successor Company) and from inception to August 31, 2009 (Predecessor Company)

F19

Consolidated Statements of Shareholders’ Deficit and Comprehensive Income (Loss) From Inception (December 28, 1995) to August 31, 2009 (Predecessor Company) and from inception (September 1, 2009) to year ended December 31, 2011 (Successor Company)

F20

Consolidated Statements of Cash Flows for the years ended December  31, 2011 and 2010 (Successor Company), cumulative period from inception (September 1, 2009) to December 31, 2011 (Successor Company) and cumulative period from inception (December 28, 1995) to August 31, 2009 (Predecessor Company)

F33

Notes to Consolidated Financial Statements	F34

F16

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Fibrocell Science, Inc. (a development stage company)

Exton, Pennsylvania

We have audited the accompanying consolidated balance sheets of Fibrocell Science, Inc. (in the development stage) as of December 31, 2011 and 2010 and the related consolidated statements of operations, shareholders’ equity (deficit) and comprehensive loss, and cash flows for the years ended December 31, 2011 and 2010 (“Successor”), and for the period from the Successor’s inception of operations (September 1, 2009) through December 31, 2011 and for the period from the Predecessor’s inception of operations (December 28, 1995) through August 31, 2009. We have also audited the statements of shareholders’ equity (deficit) for the period from December 28, 1995 (Predecessor’s inception) through August 31, 2009 and for the period from the Successor’s inception of operations (September 1, 2009) through December 31, 2011. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Fibrocell Science, Inc. at December 31, 2011 and 2010, and the results of its operations and its cash flows for the years then ended (“Successor”), and for the period from the Successor’s inception of operations (September 1, 2009) through December 31, 2011 and for the period from the Predecessor’s inception of operations (December 31, 1995) through August 31, 2009 and the statements of shareholders’ equity (deficit) for the period from December 28, 1995 (Predecessor’s inception) to August 31, 2009 and for the period from the Successor’s inception of operations (September 1, 2009) through December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered recurring losses from operations, has a net capital deficit, and has limited cash resources that raise substantial doubt about its ability to continue as a going concern. Management’s plan in regard to these matters is also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ BDO USA, LLP

Houston, Texas

March 30, 2012, except for Note 5, which is as of September 6, 2012

F17

Fibrocell Science, Inc.

(A Development Stage Company)

Consolidated Balance Sheets

	December 31, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$10,798,995	$867,738
Accounts receivable, net	27,275	—
Prepaid expenses and other current assets	1,174,930	497,054
Other current assets of discontinued operations	497,453	550,858

Total current assets	12,498,653	1,915,650
Property and equipment, net of accumulated depreciation of $165,841 and $8,085, respectively	1,433,938	21,589
Intangible assets and other assets	6,340,906	6,340,906

Total assets	$20,273,497	$8,278,145

Liabilities, Preferred Stock and Shareholders’ Deficit
Current liabilities:
Current debt	$6,730,861	$56,911
Accounts payable	1,887,189	1,059,901
Accrued expenses	918,360	784,573
Deferred revenue	55,400	—
Current liabilities of discontinued operations	19,637	41,133

Total current liabilities	9,611,447	1,942,518
Long-term debt	—	7,290,881
Deferred tax liability	2,500,000	2,500,000
Warrant liability	13,087,000	8,171,518
Derivative liability	533,549	2,120,360
Other long-term liabilities	142,002	255,606

Total liabilities	25,873,998	22,280,883

Commitments

Preferred stock series A, $0.001 par value; 9,000 shares authorized; 3,250 shares issued; 0 and 2,886 shares outstanding, respectively	—	1,280,150
Preferred stock series B, $0.001 par value; 9,000 shares authorized; 4,640 shares issued; 0 and 4,640 shares outstanding, respectively	—	—
Preferred stock series B, $0.001 par value; subscription receivable	—	(210,000)
Preferred stock series D, $0.001 par value; 8,000 shares authorized; 7,779 and 1,645 shares issued, respectively, and 3,641 and 1,645 shares outstanding, respectively	—	—

Shareholders’ deficit:
Common stock, $0.001 par value; 250,000,000 shares authorized; 95,678,255 and 20,375,500 issued and outstanding, respectively	95,678	20,376
Common stock-subscription receivable	(550,020)	—
Additional paid-in capital	43,734,339	2,437,893
Accumulated deficit during development stage	(48,880,498)	(17,531,157)

Total shareholders’ deficit	(5,600,501)	(15,072,888)

Total liabilities, preferred stock and shareholders’ deficit	$20,273,497	$8,278,145

The accompanying notes are an integral part of these consolidated financial statements.

F18

Fibrocell Science, Inc.

(A Development Stage Company)

Consolidated Statements of Operations

	Successor	Successor	Successor	Predecessor
	For the year ended December 31, 2011	For the year ended December 31, 2010	Cumulative period from September 1, 2009 (date of inception) to December 31, 2011	Cumulative period from December 28, 1995 (date of inception) to August 31, 2009
Revenue
Product sales	$—	$—	$—	$1,390,112
License fees	—	—	—	260,000

Total revenue	—	—	—	1,650,112
Cost of sales	12,796	—	12,796	402,458

Gross profit (loss)	(12,796)	—	(12,796)	1,247,654
Selling, general and administrative expenses	12,795,476	6,105,352	21,464,920	77,118,046
Research and development expenses	7,170,520	5,486,319	14,480,035	56,250,327

Operating loss	(19,978,792)	(11,591,671)	(35,957,751)	(132,120,719)
Other income (expense)
Interest income	—	—	1	6,973,954
Reorganization items, net	—	3,303	(69,174)	72,850,160
Other income	—	244,479	244,479	316,338
Warrant expense	(4,762,694)	(465,232)	(5,547,010)	—
Derivative revaluation expense	(5,451,518)	—	(5,451,518)	—
Interest expense	(1,061,862)	(1,045,199)	(2,354,235)	(18,790,218)

Loss from continuing operations before income taxes	(31,254,866)	(12,854,320)	(49,135,208)	(70,770,485)
Income tax benefit	—	—	—	—

Loss from continuing operations	(31,254,866)	(12,854,320)	(49,135,208)	(70,770,485)
Loss from discontinued operations	(94,475)	(25,313)	(128,271)	(46,351,159)

Net loss	(31,349,341)	(12,879,633)	(49,263,479)	(117,121,644)
Deemed dividend associated with beneficial conversion	—	—	—	(11,423,824)
Preferred stock dividends	—	—	—	(1,589,861)

Net loss attributable to common shareholders	$(31,349,341)	$(12,879,633)	$(49,263,479)	$(130,135,329)

Per share information:
Loss from continuing operations-basic and diluted	$(0.57)	$(0.69)	$(1.46)	$(3.97)
Loss from discontinued operations-basic and diluted	—	—	—	(2.65)
Deemed dividend associated with beneficial conversion of preferred stock	—	—	—	(0.65)
Preferred stock dividends	—	—	—	(0.09)

Net loss per common share—basic and diluted	$(0.57)	$(0.69)	$(1.46)	$(7.36)

Comprehensive loss	$(31,349,341)	$(12,879,633)	$(49,349,479)	$(130,135,329)

Weighted average number of basic and diluted common shares outstanding	54,857,520	18,757,756	33,664,124	17,678,219

The accompanying notes are an integral part of these consolidated financial statements.

F19

Fibrocell Science, Inc.

(A Development Stage Company)

Consolidated Statements of Shareholders’ Equity (Deficit) and Comprehensive Income (Loss)

	Series A Preferred Stock		Series B Preferred Stock		Common Stock		Additional Paid-In Capital	Treasury Stock		Accumulated Other Comprehensive Income	Accumulated Deficit During Development Stage	Total Shareholders’ Equity (Deficit)
	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount		Number of Shares	Amount
Issuance of common stock for cash on 12/28/95	—	$—	—	$—	2,285,291	$2,285	$(1,465)	—	$—	$—	$—	$820
Issuance of common stock for cash on 11/7/96	—	—	—	—	11,149	11	49,989	—	—	—	—	50,000
Issuance of common stock for cash on 11/29/96	—	—	—	—	2,230	2	9,998	—	—	—	—	10,000
Issuance of common stock for cash on 12/19/96	—	—	—	—	6,690	7	29,993	—	—	—	—	30,000
Issuance of common stock for cash on 12/26/96	—	—	—	—	11,148	11	49,989	—	—	—	—	50,000
Net loss	—	—	—	—	—	—	—	—	—	—	(270,468)	(270,468)

Balance, 12/31/96(Predecessor)	—	$—	—	$—	2,316,508	$2,316	$138,504	—	$—	$—	$(270,468)	$(129,648)
Issuance of common stock for cash on 12/27/97	—	—	—	—	21,182	21	94,979	—	—	—	—	95,000
Issuance of common stock for services on 9/1/97	—	—	—	—	11,148	11	36,249	—	—	—	—	36,260
Issuance of common stock for services on 12/28/97	—	—	—	—	287,193	287	9,968	—	—	—	—	10,255
Net loss	—	—	—	—	—	—	—	—	—	—	(52,550)	(52,550)

Balance, 12/31/97(Predecessor)	—	$—	—	$—	2,636,031	$2,635	$279,700	—	$—	$—	$(323,018)	$(40,683)

The accompanying notes are an integral part of these consolidated financial statements.

F20

	Series A Preferred Stock		Series B Preferred Stock		Common Stock		Additional Paid-In Capital	Treasury Stock		Accumulated Other Comprehensive Income	Accumulated Deficit During Development Stage	Total Shareholders’ Equity (Deficit)
	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount		Number of Shares	Amount
Issuance of common stock for cash on 8/23/98	—	$—	—	$—	4,459	$4	$20,063	—	$—	$—	$—	$20,067
Repurchase of common stock on 9/29/98	—	—	—	—	—	—	—	2,400	(50,280)	—	—	(50,280)
Net loss	—	—	—	—	—	—	—	—	—	—	(195,675)	(195,675)

Balance, 12/31/98(Predecessor)	—	$—	—	$—	2,640,490	$2,639	$299,763	2,400	$(50,280)	$—	$(518,693)	$(266,571)
Issuance of common stock for cash on 9/10/99	—	—	—	—	52,506	53	149,947	—	—	—	—	150,000
Net loss	—	—	—	—	—	—	—	—	—	—	(1,306,778)	(1,306,778)

Balance, 12/31/99(Predecessor)	—	$—	—	$—	2,692,996	$2,692	$449,710	2,400	$(50,280)	$—	$(1,825,471)	$(1,423,349)
Issuance of common stock for cash on 1/18/00	—	—	—	—	53,583	54	1,869	—	—	—	—	1,923
Issuance of common stock for services on 3/1/00	—	—	—	—	68,698	69	(44)	—	—	—	—	25
Issuance of common stock for services on 4/4/00	—	—	—	—	27,768	28	(18)	—	—	—	—	10
Net loss	—	—	—	—	—	—	—	—	—	—	(807,076)	(807,076)

Balance, 12/31/00(Predecessor)	—	$—	—	$—	2,843,045	$2,843	$451,517	2,400	$(50,280)	$—	$(2,632,547)	$(2,228,467)

The accompanying notes are an integral part of these consolidated financial statements.

F21

	Series A Preferred Stock		Series B Preferred Stock		Common Stock		Additional Paid-In Capital	Treasury Stock		Accumulated Other Comprehensive Income	Accumulated Deficit During Development Stage	Total Shareholders’ Equity (Deficit)
	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount		Number of Shares	Amount
Issuance of common stock for services on 7/1/01	—	$—	—	$—	156,960	$157	$(101)	—	$—	$—	$—	$56
Issuance of common stock for services on 7/1/01	—	—	—	—	125,000	125	(80)	—	—	—	—	45
Issuance of common stock for capitalization of accrued salaries on 8/10/01	—	—	—	—	70,000	70	328,055	—	—	—	—	328,125
Issuance of common stock for conversion of convertible debt on 8/10/01	—	—	—	—	1,750,000	1,750	1,609,596	—	—	—	—	1,611,346
Issuance of common stock for conversion of convertible shareholder notes payable on 8/10/01	—	—	—	—	208,972	209	135,458	—	—	—	—	135,667
Issuance of common stock for bridge financing on 8/10/01	—	—	—	—	300,000	300	(192)	—	—	—	—	108
Retirement of treasury stock on 8/10/01	—	—	—	—	—	—	(50,280)	(2,400)	50,280	—	—	—
Issuance of common stock for net assets of Gemini on 8/10/01	—	—	—	—	3,942,400	3,942	(3,942)	—	—	—	—	—
Issuance of common stock for net assets of AFH on 8/10/01	—	—	—	—	3,899,547	3,900	(3,900)	—	—	—	—	—
Issuance of common stock for cash on 8/10/01	—	—	—	—	1,346,669	1,347	2,018,653	—	—	—	—	2,020,000
Transaction and fund raising expenses on 8/10/01	—	—	—	—	—	—	(48,547)	—	—	—	—	(48,547)
Issuance of common stock for services on 8/10/01	—	—	—	—	60,000	60	—	—	—	—	—	60
Issuance of common stock for cash on 8/28/01	—	—	—	—	26,667	27	39,973	—	—	—	—	40,000
Issuance of common stock for services on 9/30/01	—	—	—	—	314,370	314	471,241	—	—	—	—	471,555

The accompanying notes are an integral part of these consolidated financial statements.

F22

	Series A Preferred Stock		Series B Preferred Stock		Common Stock		Additional Paid-In Capital	Treasury Stock		Accumulated Other Comprehensive Income	Accumulated Deficit During Development Stage	Total Shareholders’ Equity (Deficit)
	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount		Number of Shares	Amount
Uncompensated contribution of services—3rd quarter	—	$—	—	$—	—	$—	$55,556	—	$—	$—	$—	$55,556
Issuance of common stock for services on 11/1/01	—	—	—	—	145,933	146	218,754	—	—	—	—	218,900
Uncompensated contribution of services—4th quarter	—	—	—	—	—	—	100,000	—	—	—	—	100,000
Net loss	—	—	—	—	—	—	—	—	—	—	(1,652,004)	(1,652,004)

Balance, 12/31/01(Predecessor)	—	$—	—	$—	15,189,563	$15,190	$5,321,761	—	$—	$—	$(4,284,551)	$1,052,400
Uncompensated contribution of services—1st quarter	—	—	—	—	—	—	100,000	—	—	—	—	100,000
Issuance of preferred stock for cash on 4/26/02	905,000	905	—	—	—	—	2,817,331	—	—	—	—	2,818,236
Issuance of preferred stock for cash on 5/16/02	890,250	890	—	—	—	—	2,772,239	—	—	—	—	2,773,129
Issuance of preferred stock for cash on 5/31/02	795,000	795	—	—	—	—	2,473,380	—	—	—	—	2,474,175
Issuance of preferred stock for cash on 6/28/02	229,642	230	—	—	—	—	712,991	—	—	—	—	713,221
Uncompensated contribution of services—2nd quarter	—	—	—	—	—	—	100,000	—	—	—	—	100,000
Issuance of preferred stock for cash on 7/15/02	75,108	75	—	—	—	—	233,886	—	—	—	—	233,961
Issuance of common stock for cash on 8/1/02	—	—	—	—	38,400	38	57,562	—	—	—	—	57,600
Issuance of warrants for services on 9/06/02	—	—	—	—	—	—	103,388	—	—	—	—	103,388
Uncompensated contribution of services—3rd quarter	—	—	—	—	—	—	100,000	—	—	—	—	100,000
Uncompensated contribution of services—4th quarter	—	—	—	—	—	—	100,000	—	—	—	—	100,000
Issuance of preferred stock for dividends	143,507	144	—	—	—	—	502,517	—	—	—	(502,661)	—
Deemed dividend associated with beneficial conversion of preferred stock	—	—	—	—	—	—	10,178,944	—	—	—	(10,178,944)	—
Comprehensive income:
Net loss	—	—	—	—	—	—	—	—	—	—	(5,433,055)	(5,433,055)
Other comprehensive income, foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	13,875	—	13,875

Comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	(5,419,180)

Balance, 12/31/02(Predecessor)	3,038,507	$3,039	—	$—	15,227,963	$15,228	$25,573,999	—	$—	$13,875	$(20,399,211)	$5,206,930

The accompanying notes are an integral part of these consolidated financial statements.

F23

	Series A Preferred Stock		Series B Preferred Stock		Common Stock		Additional Paid-In Capital	Treasury Stock		Accumulated Other Comprehensive Income	Accumulated Deficit During Development Stage	Total Shareholders’ Equity (Deficit)
	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount		Number of Shares	Amount
Issuance of common stock for cash on 1/7/03	—	$—	—	$—	61,600	$62	$92,338	—	$—	$—	$—	$92,400
Issuance of common stock for patent pending acquisition on 3/31/03	—	—	—	—	100,000	100	539,900	—	—	—	—	540,000
Cancellation of common stock on 3/31/03	—	—	—	—	(79,382)	(79)	(119,380)	—	—	—	—	(119,459)
Uncompensated contribution of services—1st quarter	—	—	—	—	—	—	100,000	—	—	—	—	100,000
Issuance of preferred stock for cash on 5/9/03	—	—	110,250	110	—	—	2,773,218	—	—	—	—	2,773,328
Issuance of preferred stock for cash on 5/16/03	—	—	45,500	46	—	—	1,145,704	—	—	—	—	1,145,750
Conversion of preferred stock into common stock—2nd qtr	(70,954)	(72)	—	—	147,062	147	40,626	—	—	—	—	40,701
Conversion of warrants into common stock—2nd qtr	—	—	—	—	114,598	114	(114)	—	—	—	—	—
Uncompensated contribution of services—2nd quarter	—	—	—	—	—	—	100,000	—	—	—	—	100,000
Issuance of preferred stock dividends	—	—	—	—	—	—	—	—	—	—	(1,087,200)	(1,087,200)
Deemed dividend associated with beneficial conversion of preferred stock	—	—	—	—	—	—	1,244,880	—	—	—	(1,244,880)	—
Issuance of common stock for cash—3rdqtr	—	—	—	—	202,500	202	309,798	—	—	—	—	310,000
Issuance of common stock for cash on 8/27/03	—	—	—	—	3,359,331	3,359	18,452,202	—	—	—	—	18,455,561
Conversion of preferred stock into common stock—3rdqtr	(2,967,553)	(2,967)	(155,750)	(156)	7,188,793	7,189	(82,875)	—	—	—	—	(78,809)
Conversion of warrants into common stock—3rdqtr	—	—	—	—	212,834	213	(213)	—	—	—	—	—
Compensation expense on warrants issued to non-employees	—	—	—	—	—	—	412,812	—	—	—	—	412,812
Issuance of common stock for cash—4thqtr	—	—	—	—	136,500	137	279,363	—	—	—	—	279,500
Conversion of warrants into common stock—4thqtr	—	—	—	—	393	—	—	—	—	—	—	—
Comprehensive income:
Net loss	—	—	—	—	—	—	—	—	—	—	(11,268,294)	(11,268,294)
Other comprehensive income, foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	360,505	—	360,505

Comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	(10,907,789)

Balance, 12/31/03(Predecessor)	—	$—	—	$—	26,672,192	$26,672	$50,862,258	—	$—	$374,380	$(33,999,585)	$17,263,725

The accompanying notes are an integral part of these consolidated financial statements.

F24

	Series A Preferred Stock		Series B Preferred Stock		Common Stock		Additional Paid-In Capital	Treasury Stock		Accumulated Other Comprehensive Income	Accumulated Deficit During Development Stage	Total Shareholders’ Equity (Deficit)
	Number of Shares	Amount
			Number of Shares	Amount	Number of Shares	Amount		Number of Shares	Amount
Conversion of warrants into common stock—1stqtr	—	$—	—	$—	78,526	$79	$(79)	—	$—	$—	$—	$—
Issuance of common stock for cash in connection with exercise of stock options—1stqtr	—	—	—	—	15,000	15	94,985	—	—	—	—	95,000
Issuance of common stock for cash in connection with exercise of warrants—1stqtr	—	—	—	—	4,000	4	7,716	—	—	—	—	7,720
Compensation expense on options and warrants issued to non-employees and directors—1stqtr	—	—	—	—	—	—	1,410,498	—	—	—	—	1,410,498
Issuance of common stock in connection with exercise of warrants—2ndqtr	—	—	—	—	51,828	52	(52)	—	—	—	—	—
Issuance of common stock for cash—2ndqtr	—	—	—	—	7,200,000	7,200	56,810,234	—	—	—	—	56,817,434
Compensation expense on options and warrants issued to non-employees and directors—2ndqtr	—	—	—	—	—	—	143,462	—	—	—	—	143,462
Issuance of common stock in connection with exercise of warrants—3rdqtr	—	—	—	—	7,431	7	(7)	—	—	—	—	—
Issuance of common stock for cash in connection with exercise of stock options—3rdqtr	—	—	—	—	110,000	110	189,890	—	—	—	—	190,000
Issuance of common stock for cash in connection with exercise of warrants—3rdqtr	—	—	—	—	28,270	28	59,667	—	—	—	—	59,695
Compensation expense on options and warrants issued to non-employees and directors—3rdqtr	—	—	—	—	—	—	229,133	—	—	—	—	229,133
Issuance of common stock in connection with exercise of warrants—4thqtr	—	—	—	—	27,652	28	(28)	—	—	—	—	—
Compensation expense on options and warrants issued to non-employees, employees, and directors—4thqtr	—	—	—	—	—	—	127,497	—	—	—	—	127,497
Purchase of treasury stock—4thqtr	—	—	—	—	—	—	—	4,000,000	(25,974,000)	—	—	(25,974,000)
Comprehensive income:
Net loss	—	—	—	—	—	—	—	—	—	—	(21,474,469)	(21,474,469)
Other comprehensive income, foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	79,725	—	79,725
Other comprehensive income, net unrealized gain on available-for-sale investments	—	—	—	—	—	—	—	—	—	10,005	—	10,005

Comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	(21,384,739)

Balance, 12/31/04 (Predecessor)	—	$—	—	$—	34,194,899	$34,195	$109,935,174	4,000,000	$(25,974,000)	$464,110	$(55,474,054)	$28,985,425

The accompanying notes are an integral part of these consolidated financial statements.

F25

	Series A Preferred Stock		Series B Preferred Stock		Common Stock		Additional Paid-In Capital	Treasury Stock		Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit During Development Stage	Total Shareholders’ Equity (Deficit)
	Number of Shares	Amount
			Number of Shares	Amount	Number of Shares	Amount		Number of Shares	Amount
Issuance of common stock for cash in connection with exercise of stock options—1stqtr	—	$—	—	$—	25,000	$25	$74,975	—	$—	$—	$—	$75,000
Compensation expense on options and warrants issued to non-employees—1stqtr	—	—	—	—	—	—	33,565	—	—	—	—	33,565
Conversion of warrants into common stock—2ndqtr	—	—	—	—	27,785	28	(28)	—	—	—	—	—
Compensation expense on options and warrants issued to non-employees—2ndqtr	—	—	—	—	—	—	(61,762)	—	—	—	—	(61,762)
Compensation expense on options and warrants issued to non-employees—3rdqtr	—	—	—	—	—	—	(137,187)	—	—	—	—	(137,187)
Conversion of warrants into common stock—3rd qtr	—	—	—	—	12,605	12	(12)	—	—	—	—	—
Compensation expense on options and warrants issued to non-employees—4thqtr	—	—	—	—	—	—	18,844	—	—	—	—	18,844
Compensation expense on acceleration of options—4thqtr	—	—	—	—	—	—	14,950	—	—	—	—	14,950
Compensation expense on restricted stock award issued to employee—4thqtr	—	—	—	—	—	—	606	—	—	—	—	606
Conversion of predecessor company shares	—	—	—	—	94	—	—	—	—	—	—	—
Comprehensive loss:
Net loss	—	—	—	—	—	—	—	—	—	—	(35,777,584)	(35,777,584)
Other comprehensive loss, foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	(1,372,600)	—	(1,372,600)
Foreign exchange gain on substantial liquidation of foreign entity										133,851		133,851
Other comprehensive loss, net unrealized gain on available-for-sale investments	—	—	—	—	—	—	—	—	—	(10,005)	—	(10,005)

Comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	(37,026,338)

Balance, 12/31/05 (Predecessor)	—	$—	—	$—	34,260,383	$34,260	$109,879,125	4,000,000	$(25,974,000)	$(784,644)	$(91,251,638)	$(8,096,897)

The accompanying notes are an integral part of these consolidated financial statements.

F26

	Series A Preferred Stock		Series B Preferred Stock		Common Stock		Additional Paid-In Capital	Treasury Stock		Accumulated Other Comprehensive Income	Accumulated Deficit During Development Stage	Total Shareholders’ Equity (Deficit)
	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount		Number of Shares	Amount
Compensation expense on options and warrants issued to non-employees—1stqtr	—	$—	—	$—	—	$—	$42,810	—	$—	$—	$—	$42,810
Compensation expense on option awards issued to employees and directors—1stqtr	—	—	—	—	—	—	46,336	—	—	—	—	46,336
Compensation expense on restricted stock issued to employees—1stqtr	—	—	—	—	128,750	129	23,368	—	—	—	—	23,497
Compensation expense on options and warrants issued to non-employees—2ndqtr	—	—	—	—	—	—	96,177	—	—	—	—	96,177
Compensation expense on option awards issued to employees and directors—2ndqtr	—	—	—	—	—	—	407,012	—	—	—	—	407,012
Compensation expense on restricted stock to employees—2ndqtr	—	—	—	—	—	—	4,210	—	—	—	—	4,210
Cancellation of unvested restricted stock – 2ndqtr	—	—	—	—	(97,400)	(97)	97	—	—	—	—	—
Issuance of common stock for cash in connection with exercise of stock options—2ndqtr	—	—	—	—	10,000	10	16,490	—	—	—	—	16,500
Compensation expense on options and warrants issued to non-employees—3rdqtr	—	—	—	—	—	—	25,627	—	—	—	—	25,627
Compensation expense on option awards issued to employees and directors—3rdqtr	—	—	—	—	—	—	389,458	—	—	—	—	389,458
Compensation expense on restricted stock to employees—3rdqtr	—	—	—	—	—	—	3,605	—	—	—	—	3,605
Issuance of common stock for cash in connection with exercise of stock options—3rdqtr	—	—	—	—	76,000	76	156,824	—	—	—	—	156,900
Acquisition of Agera	—	—	—	—	—	—	—	—	—	—	2,182,505	2,182,505
Compensation expense on options and warrants issued to non-employees—4thqtr	—	—	—	—	—	—	34,772	—	—	—	—	34,772
Compensation expense on option awards issued to employees and directors—4thqtr	—	—	—	—	—	—	390,547	—	—	—	—	390,547
Compensation expense on restricted stock to employees—4thqtr	—	—	—	—	—	—	88	—	—	—	—	88
Cancellation of unvested restricted stock award—4thqtr	—	—	—	—	(15,002)	(15)	15	—	—	—	—	—
Comprehensive loss:
Net loss	—	—	—	—	—	—	—	—	—	—	(35,899,538)	(35,899,538)
Other comprehensive gain, foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	657,182	—	657,182

Comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	(35,242,356)

Balance 12/31/06 (Predecessor)	—	$—	—	$—	34,362,731	$34,363	$111,516,561	4,000,000	$(25,974,000)	$(127,462)	$(124,968,671)	$(39,519,209)

The accompanying notes are an integral part of these consolidated financial statements.

F27

	Series A Preferred Stock		Series B Preferred Stock		Common Stock		Additional Paid-In Capital	Treasury Stock		Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit During Development Stage	Total Shareholders’ Equity (Deficit)
	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount		Number of Shares	Amount
Compensation expense on options and warrants issued to non-employees—1stqtr	—	$—	—	$—	—	$—	$39,742	—	$—	$—	$—	$39,742
Compensation expense on option awards issued to employees and directors—1stqtr	—	—	—	—	—	—	448,067	—	—	—	—	448,067
Compensation expense on restricted stock issued to employees—1stqtr	—	—	—	—	—	—	88	—	—	—	—	88
Issuance of common stock for cash in connection with exercise of stock options—1stqtr	—	—	—	—	15,000	15	23,085	—	—	—	—	23,100
Expense in connection with modification of employee stock options —1stqtr	—	—	—	—	—	—	1,178,483	—	—	—	—	1,178,483
Compensation expense on options and warrants issued to non-employees—2ndqtr	—	—	—	—	—	—	39,981	—	—	—	—	39,981
Compensation expense on option awards issued to employees and directors—2ndqtr	—	—	—	—	—	—	462,363	—	—	—	—	462,363
Compensation expense on restricted stock issued to employees—2ndqtr	—	—	—	—	—	—	88	—	—	—	—	88
Compensation expense on option awards issued to employees and directors—3rdqtr	—	—	—	—	—	—	478,795	—	—	—	—	478,795
Compensation expense on restricted stock issued to employees—3rdqtr	—	—	—	—	—	—	88	—	—	—	—	88
Issuance of common stock upon exercise of warrants—3rdqtr	—	—	—	—	492,613	493	893,811	—	—	—	—	894,304
Issuance of common stock for cash, net of offering costs—3rd qtr	—	—	—	—	6,767,647	6,767	13,745,400	—	—	—	—	13,752,167
Issuance of common stock for cash in connection with exercise of stock options—3rdqtr	—	—	—	—	1,666	2	3,164	—	—	—	—	3,166
Compensation expense on option awards issued to employees and directors—4thqtr	—	—	—	—	—	—	378,827	—	—	—	—	378,827
Compensation expense on restricted stock issued to employees—4thqtr	—	—	—	—	—	—	88	—	—	—	—	88

Comprehensive loss:

Net loss	—	—	—	—	—	—	—	—	—	—	(35,819,461)	(35,819,461)
Other comprehensive gain, foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	846,388	—	846,388

Comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	(34,973,073)

Balance 12/31/07 (Predecessor)	—	$—	—	$—	41,639,657	$41,640	$129,208,631	4,000,000	$(25,974,000)	$718,926	$(160,788,132)	$(56,792,935)

The accompanying notes are an integral part of these consolidated financial statements.

F28

	Series A Preferred Stock		Series B Preferred Stock		Common Stock		Additional Paid-In Capital	Treasury Stock		Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit During Development Stage	Total Shareholders’ Equity (Deficit)
	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount		Number of Shares	Amount
Compensation expense on vested options related to non-employees—1stqtr	—	$—	—	$—	—	$—	$44,849	—	$—	$—	$—	$44,849
Compensation expense on option awards issued to employees and directors—1stqtr	—	—	—	—	—	—	151,305	—	—	—	—	151,305
Expense in connection with modification of employee stock options —1stqtr	—	—	—	—	—	—	1,262,815	—	—	—	—	1,262,815
Retirement of restricted stock	—	—	—	—	(165)	(1)	—	—	—	—	—	(1)
Compensation expense on vested options related to non-employees—2ndqtr	—	—	—	—	—	—	62,697	—	—	—	—	62,697
Compensation expense on option awards issued to employees and directors—2ndqtr	—	—	—	—	—	—	193,754	—	—	—	—	193,754
Compensation expense on vested options related to non-employees—3rdqtr	—	—	—	—	—	—	166,687	—	—	—	—	166,687
Compensation expense on option awards issued to employees and directors—3rd qtr	—	—	—	—	—	—	171,012	—	—	—	—	171,012
Compensation expense on vested options related to non-employees—4th qtr	—	—	—	—	—	—	(86,719)	—	—	—	—	(86,719)
Compensation expense on option awards issued to employees and directors—4th qtr	—	—	—	—	—	—	166,196	—	—	—	—	166,196

Comprehensive loss:

Net loss	—	—	—	—	—	—	—	—	—	—	(33,091,855)	(33,091,855)
Reclassification of foreign exchange gain on substantial liquidation of foreign entities	—	—	—	—	—	—	—	—	—	(2,152,569)	—	(2,152,569)
Other comprehensive gain, foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	1,433,643	—	1,433,643

Comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	(33,810,781)

Balance 12/31/08 (Predecessor)	—	$—	—	$—	41,639,492	$41,639	$131,341,227	4,000,000	$(25,974,000)	$—	$(193,879,987)	$(88,471,121)

The accompanying notes are an integral part of these consolidated financial statements.

F29

	Series A Preferred Stock		Series B Preferred Stock		Common Stock		Additional Paid-In Capital	Treasury Stock		Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit During Development Stage	Total Equity (Deficit)
	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount		Number of Shares	Amount
Compensation expense on vested options related to non-employees—1stqtr	—	$—	—	$—	—	$—	$1,746	—	$—	$—	$—	$1,746
Compensation expense on option awards issued to employees and directors—1stqtr	—	—	—	—	—	—	138,798	—	—	—	—	138,798
Conversion of debt into common stock – 1st qtr 2009	—	—	—	—	37,564	38	343,962	—	—	—	—	344,000
Compensation expense on option awards issued to employees and directors—2nd qtr	—	—	—	—	—	—	112,616	—	—	—	—	112,616
Conversion of debt into common stock – 2nd qtr 2009	—	—	—	—	1,143,324	1,143	10,468,857	—	—	—	—	10,470,000
Compensation expense on option awards issued to employees and directors—2 months ended 8/31/09	—	—	—	—	—	—	35,382	—	—	—	—	35,382
Balance of expense due to cancellation of options issued to employees and directors in bankruptcy—2 months ended 8/31/09	—	—	—	—	—	—	294,912	—	—	—	—	294,912

Comprehensive income:

Net income	—	—	—	—	—	—	—	—	—	—	65,927,163	65,927,163

Comprehensive income	—	—	—	—	—	—	—	—	—	—	—	65,927,163

Balance 8/31/09 (Predecessor)	—	—	—	—	42,820,380	$42,820	$142,737,500	4,000,000	$(25,974,000)	$—	$(127,952,824)	$(11,146,504)
Cancellation of Predecessor common stock and fresh start adjustments	—	—	—	—	(42,820,380)	(42,820)	(150,426,331)	(4,000,000)	25,974,000	—	—	(124,495,151)
Elimination of Predecessor accumulated deficit and accumulated other comprehensive loss	—	—	—	—	—	—	—	—	—	—	128,335,806	128,335,806

Balance 9/1/09 (Predecessor)	—	—	—	—	—	—	(7,688,831)	—	—	—	382,982	(7,305,849)
Issuance of 11.4 million shares of common stock in connection with emergence from Chapter 11	—	—	—	—	11,400,000	11,400	5,460,600	—	—	—	—	5,472,000

Balance 9/1/09 (Successor)	—	—	—	—	11,400,000	11,400	(2,228,231)	—	—	—	382,982	(1,833,849)
Issuance of 2.7 million shares of common stock in connection with the exit financing	—	—	—	—	2,666,666	2,667	1,797,333	—	—	—	—	1,800,000
Issuance of common stock on Oct. 28, 2009	—	—	—	—	25,501	25	58,627	—	—	—	—	58,652
Compensation expense on shares issued to management	—	—	—	—	600,000	600	167,400	—	—	—	—	168,000
Compensation expense on option awards issued to directors	—	—	—	—	—	—	326,838	—	—	—	—	326,838
Compensation expense on option awards issued to non-employees	—	—	—	—	—	—	386,380	—	—	—	—	386,380
Comprehensive loss:
Net loss	—	—	—	—	—	—	—	—	—	—	(5,034,506)	(5,034,506)

Comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	(5,034,506)

Balance 12/31/09 (Successor)	—	$—	—	$—	14,692,167	$14,692	$508,347	—	$—	$—	$(4,651,524)	$(4,128,485)

The accompanying notes are an integral part of these consolidated financial statements.

F30

	Series A Preferred Stock		Series B Preferred Stock		Common Stock		Additional Paid-In Capital	Treasury Stock		Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit During Development Stage	Total Equity (Deficit)
	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount		Number of Shares	Amount
Issuance of 5.1 million shares of common stock in March 2010, net of issuance costs of $338,100	—	$—	—	$—	5,076,664	$5,077	$3,464,323	—	$—	$—	$—	$3,469,400
Warrant fair value associated with common shares issued in March 2010	—	—	—	—	—	—	(2,890,711)	—	—	—	—	(2,890,711)
Compensation expense on shares issued to management – 1Q10	—	—	—	—	—	—	18,000	—	—	—	—	18,000
Compensation expense on option awards issued to directors/employees-1Q10	—	—	—	—	—	—	324,377	—	—	—	—	324,377
Compensation expense on option awards issued to non-employees-1Q10	—	—	—	—	—	—	18,391	—	—	—	—	18,391
Compensation expense on shares issued to management – 2Q10	—	—	—	—	—	—	18,000	—	—	—	—	18,000
Compensation expense on option awards issued to directors/employees-2Q10	—	—	—	—	—	—	222,011	—	—	—	—	222,011
Compensation expense on option awards issued to non-employees-2Q10	—	—	—	—	—	—	33,206	—	—	—	—	33,206
Compensation expense on shares issued to management – 3Q10	—	—	—	—	—	—	18,000	—	—	—	—	18,000
Compensation expense on option awards issued to directors/employees-3Q10	—	—	—	—	—	—	183,231	—	—	—	—	183,231
Compensation expense on option awards issued to non-employees-3Q10	—	—	—	—	—	—	7,724	—	—	—	—	7,724
Compensation expense on shares issued to management – 4Q10	—	—	—	—	—	—	18,000	—	—	—	—	18,000
Compensation expense on option awards issued to directors/employees-4Q10	—	—	—	—	—	—	104,094	—	—	—	—	104,094
Compensation expense on option awards issued to non-employees-4Q10	—	—	—	—	—	—	27,507	—	—	—	—	27,507
Preferred Stock Series A conversion	—	—	—	—	606,667	607	363,393	—	—	—	—	364,000
Comprehensive loss:
Net loss	—	—	—	—	—	—	—	—	—	—	(12,879,633)	(12,879,633)

Comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	(12,879,633)

Balance 12/31/10 (Successor)	—	$—	—	$—	20,375,498	$20,376	$2,437,893	—	$—	$—	$(17,531,157)	$(15,072,888)

The accompanying notes are an integral part of these consolidated financial statements.

F31

	Series A Preferred Stock		Series B Preferred Stock		Common Stock			Additional Paid-In Capital	Treasury Stock		Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit During Development Stage	Total Equity (Deficit)
	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount	Subscription Receivable		Number of Shares	Amount
Compensation expense on shares issued to management – 1Q11	—	$—	—	$—	—	$—	$—	$18,000	—	$—	$—	$—	$18,000
Compensation expense on option awards issued to directors/employees-1Q11	—	—	—	—	—	—	—	995,551	—	—	—	—	995,551
Compensation expense on option awards issued to non-employees-1Q11	—	—	—	—	—	—	—	38,203	—	—	—	—	38,203
Preferred Stock warrants exercised - 1Q11	—	—	—	—	289,599	289	—	241,542	—	—	—	—	241,831
Preferred Stock Series A and B converted - 1Q11	—	—	—	—	3,894,000	3,894	—	323,919	—	—	—	—	327,813
Compensation expense on shares issued to management – 2Q11	—	—	—	—	—	—	—	18,000	—	—	—	—	18,000
Compensation expense on option awards issued to directors/employees-2Q11	—	—	—	—	—	—	—	1,082,503	—	—	—	—	1,082,503
Compensation expense on option awards issued to non-employees-2Q11	—	—	—	—	—	—	—	250,473	—	—	—	—	250,473
Preferred Stock warrants exercised – 2Q11	—	—	—	—	7,230,103	7,230	—	6,065,727	—	—	—	—	6,072,957
Preferred Stock Series A, B and D converted—2Q11	—	—	—	—	11,554,000	11,554	—	4,546,768	—	—	—	—	4,558,322
Issuance of 1.9 million shares of common stock and 0.2 warrants in June 2011, net of issuance costs of $0.1 million	—	—	—	—	1,908,889	1,909	—	1,578,651	—	—	—	—	1,580,560
Stock option exercised	—	—	—	—	246,141	246	—	(246)	—	—	—	—	—
Compensation expense on shares issued to management – 3Q11	—	—	—	—	—	—	—	12,000	—	—	—	—	12,000
Compensation expense on option awards issued to directors/employees/consultants-3Q11	—	—	—	—	—	—	—	225,235	—	—	—	—	225,235
Preferred Stock warrants exercised – 3Q11	—	—	—	—	890,564	891	—	944,485	—	—	—	—	945,376
Preferred Stock Series A, B and D converted - 3Q11	—	—	—	—	7,480,000	7,480	—	3,546,584	—	—	—	—	3,554,064
Issuance of 41.4 million shares of common stock and 15.7 warrants in August 2011, net of issuance costs of $1.6 million	—	—	—	—	41,409,461	41,409	(550,020)	21,096,029	—	—	—	—	20,587,418
Compensation expense on option awards issued to directors/employees/consultants-4Q11	—	—	—	—	—	—	—	259,985	—	—	—	—	259,985
Preferred Stock Series D converted - 4Q11	—	—	—	—	400,000	400	—	53,037	—	—	—	—	53,437
Comprehensive loss:
Net loss	—	—	—	—	—	—	—	—	—	—	—	(31,349,341)	(31,349,341)

Comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	—	(31,349,341)

Balance 12/31/11 (Successor)	—	$—	—	$—	95,678,255	$95,678	$(550,020)	$43,734,339	—	$—	$—	$(48,880,498)	$(5,600,501)

The accompanying notes are an integral part of these consolidated financial statements.

F32

Fibrocell Science, Inc.

(A Development Stage Company)

Consolidated Statements of Cash Flows

	Successor	Successor	Successor	Predecessor
	Year ended December 31, 2011	Year ended December 31, 2010	Cumulative period from September 1, 2009 (date of inception) to December 31, 2011	Cumulative period from December 31, 1995 (date of inception) to August 31, 2009
Cash flows from operating activities:
Net loss	$(31,349,341)	$(12,879,633)	$(49,263,480)	$(117,121,644)
Adjustments to reconcile net loss to net cash used in operating activities:
Reorganization items, net	—	—	72,477	(74,648,976)
Expense related to stock-based compensation	2,899,950	992,541	4,773,709	10,608,999
Warrant expense	4,762,694	465,232	5,547,010	—
Derivative revaluation expense	5,451,518	—	5,451,518	—
Uncompensated contribution of services	—	—	—	755,556
Depreciation and amortization	157,756	8,085	165,841	9,091,990
Provision for doubtful accounts	17,701	(7,818)	(36,736)	337,810
Provision for excessive and/or obsolete inventory	(45,505)	(60,366)	(94,207)	259,427
Amortization of debt issue costs	—	—	—	4,107,067
Amortization of debt discounts on investments	—	—	—	(508,983)
Loss on disposal or impairment of property and equipment	—	—	—	17,668,477
Foreign exchange gain on substantial liquidation of foreign entity	(2,222)	(5,072)	(9,908)	(2,256,408)
Change in operating assets and liabilities, excluding effects of acquisition:
Decrease (increase) in accounts receivable	(3,524)	47,686	67,706	(91,496)
Decrease (increase) in other receivables	(947)	(4,033)	(240)	218,978
Decrease (increase) in inventory	38,096	27,459	96,478	(455,282)
Decrease (increase) in prepaid expenses	(437,367)	42,799	(639,473)	34,341
Decrease (increase) in other assets	—	—	4,120	71,000
Increase (decrease) in accounts payable	802,920	851,102	1,761,644	57,648
Increase (decrease) in accrued expenses, liabilities subject to compromise and other liabilities	816,083	1,256,140	1,646,429	3,311,552
Increase (decrease) in deferred revenue	55,400	—	55,400	(50,096)

Net cash used in operating activities	(16,836,788)	(9,265,878)	(30,401,712)	(148,610,040)

Cash flows from investing activities:
Acquisition of Agera, net of cash acquired	—	—	—	(2,016,520)
Purchase of property and equipment	(1,570,105)	(29,674)	(1,599,779)	(25,515,170)
Proceeds from the sale of property and equipment, net of selling costs	—	—	—	6,542,434
Purchase of investments	—	—	—	(152,998,313)
Proceeds from sales and maturities of investments	—	—	—	153,507,000

Net cash used in investing activities	(1,570,105)	(29,674)	(1,599,779)	(20,480,569)

Cash flows from financing activities:
Proceeds from convertible debt	—	—	—	91,450,000
Offering costs associated with the issuance of convertible debt	—	—	—	(3,746,193)
Offering costs associated with the issuance of debt	(100,000)	—	(100,000)	—
Proceeds from notes payable to shareholders, net	—	—	—	135,667
Proceeds from the issuance of redeemable preferred stock series A, net	—	—	2,870,000	12,931,800
Proceeds from the issuance of redeemable preferred stock series B, net	193,200	4,019,570	4,212,770	—
Proceeds from the issuance of redeemable preferred stock series D, net	5,642,780	1,509,400	7,152,180	—
Proceeds from the exercise of warrants	2,418,646	—	2,418,646	—
Proceeds from the issuance of common stock, net	22,167,978	3,469,400	27,437,378	93,753,857
Costs associated with secured loan and debtor-in-possession loan	—	—	—	(360,872)
Proceeds from secured loan	—	—	—	500,471
Proceeds from debtor-in-possession loan	—	—	—	2,750,000
Payments on insurance loan	(80,578)	(63,683)	(166,152)	(79,319)
Principal payments on 12.5% note payable	(1,283,321)	—	(1,283,321)	—
Cash dividends paid on preferred stock	(623,096)	(139,750)	(762,846)	(1,087,200)
Cash paid for fractional shares of preferred stock	—	—	—	(38,108)
Merger and acquisition expenses	—	—	—	(48,547)
Repurchase of common stock	—	—	—	(26,024,280)

Net cash provided by financing activities	28,335,609	8,794,937	41,778,655	170,137,276

Effect of exchange rate changes on cash balances	2,541	5,865	11,555	(36,391)
Net increase (decrease) in cash and cash equivalents	9,931,257	(494,750)	9,788,719	1,010,276
Cash and cash equivalents, beginning of period	867,738	1,362,488	1,010,276	—

Cash and cash equivalents, end of period	$10,798,995	$867,738	$10,798,995	$1,010,276

Supplemental disclosures of cash flow information:
Cash paid for interest	$435,096	$—	$435,096	$12,715,283

Non-cash investing and financing activities:
Predecessor deemed dividend associated with beneficial conversion of preferred stock	$—	$—	$—	$11,423,824

Predecessor preferred stock dividend	—	—	—	1,589,861

Successor accrued preferred stock dividend	487,421	191,417	487,421	—

Predecessor uncompensated contribution of services	—	—	—	755,556

Predecessor common stock issued for intangible assets	—	—	—	540,000

Predecessor common stock issued in connection with conversion of debt	—	—	—	10,814,000

Predecessor equipment acquired through capital lease	—	—	—	167,154

Successor/Predecessor financing of insurance premiums	150,251	97,065	328,833	87,623

Successor issuance of notes payable	—	—	—	6,000,060

Successor common stock issued in connection with reorganization	—	—	—	5,472,000

Successor intangible assets	—	—	—	6,340,656

Successor deferred tax liability in connection with fresh-start	—	—	—	2,500,000

Elimination of Predecessor common stock and fresh start adjustment	—	—	—	14,780,320

Successor subscription receivable	550,020	210,000	550,020	—

Successor accrued warrant liability	4,994,307	7,071,010	12,381,509	—

Successor conversion of preferred stock Series A balance into common stock	1,202,989	—	1,202,989	—

Successor conversion of preferred stock derivative balance into common stock	7,290,647	—	7,654,647	—

Successor cashless exercise of warrants recorded previously as a liability	4,841,519	—	4,841,519	—

Successor accrued derivative liability	252,318	2,120,360	2,372,678	—

The accompanying notes are an integral part of these consolidated financial statements.

F33

Fibrocell Science, Inc.

(A Development Stage Company)

Notes to Consolidated Financial Statements

Note 1—Business and Organization

Fibrocell Science, Inc. (Fibrocell or the Company or the Successor) is the parent company of Fibrocell Technologies (Fibrocell Tech) and Agera Laboratories, Inc., a Delaware corporation (Agera). Fibrocell Tech is the parent company of Isolagen Europe Limited, a company organized under the laws of the United Kingdom (Isolagen Europe), Isolagen Australia Pty Limited, a company organized under the laws of Australia (Isolagen Australia), and Isolagen International, S.A., a company organized under the laws of Switzerland (Isolagen Switzerland). Operations in the foreign subsidiaries have been substantially liquidated.

The Company is a cellular aesthetic and therapeutic development stage biotechnology company focused on developing novel skin and tissue rejuvenation products. The Company’s approved and clinical development product candidates are designed to improve the appearance of skin injured by the effects of aging, sun exposure, acne and burnscars with a patient’s own, or autologous, fibroblast cells produced in the Company’s proprietary Fibrocell Process. The Company’s lead product, LAVIV™ (LAVIV), is the first and only personalized aesthetic cell therapy approved by the FDA for the improvement of the appearance of moderate to severe nasolabial fold wrinkles in adults.

The Company also marketed a skin care line with broad application in core target markets through its consolidated subsidiary Agera which was sold on August 31, 2012. As a result of disposal of Agera. The Company operates in one segment and Agera is classified as discontinued operations.

Note 2—Basis of Presentation

As of September 1, 2009, the Company adopted fresh-start accounting in accordance with Accounting Standards Codification (“ASC”) 852-10, Reorganizations. The Company selected September 1, 2009, as the date to effectively apply fresh-start accounting based on the absence of any material contingencies at the August 27, 2009 confirmation hearing and the immaterial impact of transactions between August 27, 2009 and September 1, 2009. The adoption of fresh-start accounting resulted in the Company becoming a new entity for financial reporting purposes.

Accordingly, the financial statements prior to September 1, 2009 are not comparable with the financial statements for periods on or after September 1, 2009. References to “Successor” or “Successor Company” refer to the Company on or after September 1, 2009, after giving effect to the cancellation of Isolagen, Inc. common stock issued prior to the Effective Date, the issuance of new Fibrocell Science, Inc. common stock in accordance with the Plan, and the application of fresh-start accounting. References to “Predecessor” or “Predecessor Company” refer to the Company prior to September 1, 2009.

As a result of the disposal of Agera, effective August 31, 2012 the Company is reporting the operations of Agera as discontinued operations in the consolidated statement of operations and the assets and liabilities are classified as assets and liabilities of discontinued operations on the consolidated balance.

Note 3—Development-Stage Risks and Going Concern

The Company emerged from Bankruptcy in September 2009 and continues to operate as a going concern. At December 31, 2011, the Company had cash and cash equivalents of approximately $10.8 million and working capital of $2.9 million.

The Company will need to access the capital markets in the near future in order to fund future operations. There is no guarantee that any such required financing will be available on terms satisfactory to the Company or available at all. These matters create uncertainty relating to its ability to continue as a

F-34

going concern. The accompanying consolidated financial statements do not reflect any adjustments relating to the recoverability and classification of assets or liabilities that might result from the outcome of these uncertainties.

Further, if the Company raises additional cash resources in the near future, it may be raised in contemplation of or in connection with bankruptcy. In the event of a bankruptcy, it is likely that its common stock and common stock equivalents will become worthless and our creditors will receive significantly less than what is owed to them.

Through December 31, 2011, the Company has been primarily engaged in developing its initial product technology. In the course of its development activities, the Company has sustained losses and expects such losses to continue through at least 2012. During the year ended December 31, 2011, the Company financed its operations primarily through its existing cash received from external financings, but as discussed above it now requires additional financing. There is substantial doubt about the Company’s ability to continue as a going concern.

The Company’s ability to complete additional offerings is dependent on the state of the debt and/or equity markets at the time of any proposed offering, and such market’s reception of the Company and the offering terms. The Company’s ability to complete an offering is also dependent on the status of its FDA regulatory milestones and its clinical trials. There is no assurance that capital in any form would be available to the Company, and if available, on terms and conditions that are acceptable.

As a result of the conditions discussed above, and in accordance with Generally Accepted Accounting Principles (“GAAP”), there exists substantial doubt about the Company’s ability to continue as a going concern, and its ability to continue as a going concern is contingent, among other things, upon its ability to secure additional adequate financing or capital in the near future. If the Company does not obtain additional funding, or does not anticipate additional funding, in the near future, it will likely enter into bankruptcy and/or cease operations. Further, if it does raise additional cash resources in the near future, it may be raised in contemplation of or in connection with bankruptcy. If the Company enters into bankruptcy, it is likely that its common stock and common stock equivalents will become worthless and its creditors, including preferred stock, will receive significantly less than what is owed to them.

Note 4—Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts in the consolidated financial statements and notes. In addition, management’s assessment of the Company’s ability to continue as a going concern involves the estimation of the amount and timing of future cash inflows and outflows. Actual results may differ materially from those estimates.

Reclassifications

Certain prior period amounts related to the classification of Agera as discontinued operations in the financial statements and notes thereto have been reclassified.

Cash and Cash Equivalents

The Company considers highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

Concentration of Credit Risk

As of December 31, 2011, the Company maintains the majority of its cash primarily with one major U.S. domestic bank. All of our non-interest bearing cash balances were fully insured at December 31, 2011

F35

due to a temporary federal program in effect from December 31, 2010 through December 31, 2012. Under the program, there is no limit to the amount of insurance for eligible accounts. Beginning 2013, insurance coverage will revert to $250,000 per depositor at each financial institution, and our non-interest bearing cash balances may again exceed federally insured limits. The terms of these deposits are on demand to minimize risk. The Company has not incurred losses related to these deposits. Cash and cash equivalents of less than $0.1 million, related to Agera and the Company’s Swiss subsidiary is maintained in two separate financial institutions. The Company invests these funds primarily in demand deposit accounts.

Allowance for Doubtful Accounts

The Company maintains an allowance for doubtful accounts related to its Agera’s accounts receivable that have been deemed to have a high risk of collectability. Management reviews its accounts receivable on a monthly basis to determine if any receivables will potentially be uncollectible. Management analyzes historical collection trends and changes in its customer payment patterns, customer concentration, and creditworthiness when evaluating the adequacy of its allowance for doubtful accounts. In its overall allowance for doubtful accounts, the Company includes any receivable balances that are determined to be uncollectible. Based on the information available, management believes the allowance for doubtful accounts is adequate; however, actual write-offs might exceed the recorded allowance.

The allowance for doubtful accounts, which is included in assets of discontinued operations, was $46,981 and $29,280 at December 31, 2011 and 2010, respectively.

Inventory

Inventories are determined at the lower of cost or market value with cost determined under specific identification and on the first-in-first-out method. Inventories consist of raw materials and finished goods. At December 31, 2011, Agera’s inventory, which is included in assets of discontinued operations, of $0.3 million consisted of $0.1 million of raw materials and $0.2 million of finished goods. At December 31, 2010, Agera’s inventory of $0.3 million consisted of $0.2 million of raw materials and $0.1 million of finished goods.

Property and equipment

Property and equipment is carried at cost less accumulated depreciation and amortization. Generally, depreciation and amortization for financial reporting purposes is provided by the straight-line method over the estimated useful life of three years, except for leasehold improvements which are amortized using the straight-line method over the remaining lease term or the life of the asset, whichever is shorter. The cost of repairs and maintenance is charged as an expense as incurred.

Intangible assets

Intangible assets are research and development assets related to the Company’s primary study that was recognized upon emergence from bankruptcy. The portion of the reorganization value which was attributed to identified intangible assets was $6,340,656. This value is related to research and development assets that are not subject to amortization. In accordance with ASC 805-20, Business Combinations, Identifiable Assets and Liabilities, and Any Noncontrolling Interest, this amount is reported as intangibles in the consolidated balance sheets, and is not being amortized.

Intangibles are tested for recoverability whenever events or changes in circumstances indicate the carrying amount may not be recoverable. The impairment test consists of a comparison of the fair value of the intangible asset to its carrying amount. There was no impairment of the intangible assets as of December 31, 2011.

F36

Revenue recognition

The Company recognizes revenue over the period the service is performed in accordance with ASC 605, Revenue Recognition (“ASC 605”). In general, ASC 605 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists, (2) delivery has occurred or services rendered, (3) the fee is fixed and determinable and (4) collectability is reasonably assured.

Revenue from the sale of Agera’s products is recognized upon transfer of title, which is upon shipment of the product to the customer. The Company believes that the requirements of ASC 605 are met when the ordered product is shipped, as the risk of loss transfers to our customer at that time, the fee is fixed and determinable and collection is reasonably assured. Any advanced payments are deferred until shipment.

Research and development expenses

Research and development costs are expensed as incurred and include salaries and benefits, costs paid to third-party contractors to perform research, conduct clinical trials, develop and manufacture drug materials and delivery devices, and a portion of facilities cost. Research and development costs also include costs to develop manufacturing, cell collection and logistical process improvements.

Clinical trial costs are a significant component of research and development expenses and include costs associated with third-party contractors. Invoicing from third-party contractors for services performed can lag several months. The Company accrues the costs of services rendered in connection with third-party contractor activities based on its estimate of management fees, site management and monitoring costs and data management costs. Actual clinical trial costs may differ from estimated clinical trial costs and are adjusted for in the period in which they become known.

Other Income, Net

In November 2010, we received one grant totaling $0.2 million under the Qualified Therapeutic Discovery Project Grants Program. The Qualified Therapeutic Discovery Project Grants Program was included in the healthcare reform legislation, and established a one-time pool of $1 billion for grants to small biotechnology companies developing novel therapeutics which show potential to: (a) result in new therapies that either treat areas of unmet medical need, or prevent, detect, or treat chronic or acute diseases and conditions; (b) reduce long-term health care costs in the United States; or (c) significantly advance the goal of curing cancer within a the 30-year period. There are no matching funding requirements or other requirements necessary to receive the funding.

Warrant Liability

Certain warrants are measured at fair value and liability-classified under ASC 815, Derivatives and Hedging, (“ASC 815”) because the warrants contain “down-round protection” and therefore, do not meet the scope exception for treatment as a derivative under ASC 815. Since “down-round protection” is not an input into the calculation of the fair value of the warrants, the warrants cannot be considered indexed to the Company’s own stock which is a requirement for the scope exception as outlined under ASC 815. Effective December 31, 2011, we calculated the fair value of the warrants using the Monte Carlo simulation valuation method due to the changes in the product status with the approval of LAVIV. Prior to December 31, 2011, the Black-Scholes option-pricing model was utilized due to the assumptions present prior to the approval of LAVIV. The fair value is affected by changes in inputs to that model including our stock price, expected stock price volatility, the contractual term, and the risk-free interest rate. We will continue to classify the fair value of the warrants as a liability until the warrants are exercised, expire or are amended in a way that would no longer require these warrants to be classified as a liability.

Preferred Stock and Derivative Liability

The preferred stock has been classified within the mezzanine section between liabilities and equity in its consolidated balance sheets in accordance with ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) because any holder of Series A, B and D Preferred may require the Company to redeem all of its Series A, B or D Preferred in the event of a triggering event which is outside of the control of the Company.

F37

The embedded conversion option for the Series A Preferred, Series B Preferred and Series D Preferred has been recorded as a derivative liability under ASC 815 in the Company’s consolidated balance sheet and will be re-measured on the Company’s reporting dates. The fair value of the derivative liability is determined using the Black-Scholes option-pricing model and is affected by changes in inputs to that model including our stock price, expected stock price volatility, the expected term, and the risk-free interest rate. The Company will continue to classify the fair value of the embedded conversion option as a liability until the preferred stock is converted into common stock.

Stock-based Compensation

The Company accounts for stock-based awards to employees using the fair value based method to determine compensation for all arrangements where shares of stock or equity instruments are issued for compensation. In addition, the Company accounts for stock-based compensation to nonemployees in accordance with the accounting guidance for equity instruments that are issued to other than employees. The Company uses a Black-Scholes option-pricing model to determine the fair value of each option grant as of the date of grant for expense incurred. The Black-Scholes model requires inputs for risk-free interest rate, dividend yield, volatility and expected lives of the options. Expected volatility is based on historical volatility of the Company’s competitor’s stock since the Company ceased trading as part of the bankruptcy and emerged as a new entity. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of the grant. The expected lives for options granted represents the period of time that options granted are expected to be outstanding and is derived from the contractual terms of the options granted. The Company estimates future forfeitures of options based upon expected forfeiture rates.

Income taxes

An asset and liability approach is used for financial accounting and reporting for income taxes. Deferred income taxes arise from temporary differences between income tax and financial reporting and principally relate to recognition of revenue and expenses in different periods for financial and tax accounting purposes and are measured using currently enacted tax rates and laws. In addition, a deferred tax asset can be generated by net operating loss (“NOLs”) carryover. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized.

In the event the Company is charged interest or penalties related to income tax matters, the Company would record such interest as interest expense and would record such penalties as other expense in the consolidated statements of operations. No such charges have been incurred by the Company. As of December 31, 2011 and December 31, 2010, the Company had no accrued interest related to uncertain tax positions.

At December 31, 2011 and December 31, 2010, the Company has provided a full valuation allowance for the net deferred tax assets, the large majority of which relates to the future benefit of loss carryovers. In addition, as a result of fresh-start accounting, the Company may be limited by section 382 of the Internal Revenue Service Code. The tax years 2008 through 2011 remain open to examination by the major taxing jurisdictions to which we are subject. The deferred tax liability at December 31, 2011 and December 31, 2010, relates to the intangible assets recognized upon fresh-start accounting.

Income (loss) per share data

Basic income (loss) per share is calculated based on the weighted average common shares outstanding during the period. Diluted income per share (“Diluted EPS’) also gives effect to the dilutive effect of stock options, warrants, restricted stock and convertible preferred stock calculated based on the treasury stock method.

F38

The following potentially dilutive securities have been excluded from the computations of diluted weighted-average shares outstanding as of December 31, 2011 and 2010, as they would be anti-dilutive:

	For the year ended December 31,
	2011	2010
Shares of convertible preferred stock	7,282,000	18,342,000
Shares underlying options outstanding	13,608,500	5,677,000
Shares underlying warrants outstanding	49,135,602	31,178,295
Unvested restricted stock	—	150,000

Fair Value of Financial Instruments

The carrying values of certain of the Company’s financial instruments, including cash equivalents and accounts payable approximates fair value due to their short maturities. The fair values of the Company’s long-term obligations are based on assumptions concerning the amount and timing of estimated future cash flows and assumed discount rates reflecting varying degrees of risk. The carrying values of the Company’s long-term obligations approximate their fair values.

The fair value of the reorganization value which applies in fresh-start accounting was estimated by applying the income approach and a market approach. This fair value measurement is based on significant inputs that are not observable in the market and, therefore, represents a Level 3 measurement as defined in ASC 820, Fair Value Measurements.

Note 5—Discontinued Operations

On June 7, 2012, the Company entered into a share purchase agreement (Agreement) with Rohto Pharmaceutical Co., Ltd. (Purchaser), pursuant to which the Company agreed to sell to Purchaser all of the shares of common stock of Agera held by the Company (the Agera Shares), which represents 57% of the outstanding common stock of Agera. The closing of the Agreement is expected to take place on August 31, 2012, or such earlier time as the parties agree. Pursuant to the Agreement, the purchase price (Purchase Price) for the Agera Shares will be (i) $850,000; plus (ii) the amount equivalent to 57% of total sum of the cash held by Agera at the date of closing; plus (iii) the amount equivalent to 57% of Agera’s accounts receivable less allowance for uncollectible account at the date of closing. Purchaser paid $400,000 of the Purchase Price (the Initial Payment) within ten business days after the execution of the Agreement, with the remaining portion of the Purchase Price to be paid within ten business days after the closing date. In the event that the Agreement is terminated due to a material breach of the Agreement by the Company the Initial Payment shall be returned to Purchaser. In the event that the Agreement is terminated due to the material breach of the Agreement by Purchaser or due to Purchaser’s failure to close the transaction by August 31, 2012, the Initial Payment shall be deemed nonrefundable and shall be retained by the Company. Accordingly, all operating results from continuing operations exclude the results for Agera which are presented as discontinued operations. The Company will not have continuing involvement after the sale and the Company expects to record a gain on the sale.

The assets and liabilities of Agera have been segregated as assets and liabilities of discontinued operations in the accompanying consolidated balance sheets. In addition, the financial results of Agera are classified as discontinued operations in the accompanying Consolidated Statement of Operations. Summary financial information related to discontinued operations is as follows:

F39

As of December 31, 2011 and 2010, assets and liabilities classified as discontinued operations on the consolidated balance sheets are as follows:

	December 31, 2011	December 31, 2010
Accounts receivable, net	$188,439	$229,891
Inventory	266,347	258,939
Prepaid expenses	42,667	62,028

Current assets of discontinued operations	$497,453	$550,858

Accounts payable	11,855	36,224
Accrued expenses	7,782	4,909

Current liabilities of discontinued operations	$19,637	$41,133

As of December 31, 2011 and 2010, loss from discontinued operations on the consolidated statement of operations included the foreign subsidiaries and Agera. Agera’s loss from discontinued operations on the consolidated statement of operations is as follows:

	Successor	Successor	Successor	Predecessor
	For the year ended December 31, 2011	For the year ended December 31, 2010	Cumulative period from September 1, 2009 (date of inception) to December 31, 2011	Cumulative period from December 28, 1995 (date of inception) to August 31, 2009
Product sales	$812,235	$936,369	$2,078,545	$3,428,882
Cost of sales	451,078	502,648	1,135,775	1,876,877

Gross profit	361,157	433,721	942,770	1,552,005

Operating income (loss)	$(54,853)	$23,492	$(27,733)	$(5,259,848)

Net income (loss)	$(73,062)	$(28,406)	$(113,330)	$(3,460,325)

Note 6—Fair Value Measurements

The Company adopted the accounting guidance on fair value measurements for financial assets and liabilities measured on a recurring basis. The guidance requires fair value measurements be classified and disclosed in one of the following three categories:

•	Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

•	Level 2: Quoted prices in markets that are not active or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability.

•	Level 3: Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported by little or no market activity).

The following fair value hierarchy table presents information about each major category of the Company’s liabilities measured at fair value on a recurring basis as of December 31, 2011 and 2010:

	Fair value measurement using
	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total
At December 31, 2011

Liabilities
Warrant liability	$—	$—	$13,087,000	$13,087,000
Derivative liability	—	—	533,549	533,549

Total	$—	$—	$13,620,549	$13,620,549

F40

	Fair value measurement using
	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total
At December 31, 2010

Liabilities
Warrant liability	$—	$—	$8,171,518	$8,171,518
Derivative liability	—	—	2,120,360	2,120,360

Total	$—	$—	$10,291,878	$10,291,878

The reconciliation of warrant liability measured at fair value on a recurring basis using unobservable inputs (Level 3) is as follows:

Warrant Liability
Balance at January 1, 2010	$635,276
Issuance of additional warrants	7,071,010
Change in fair value of warrant liability	465,232

Balance at December 31, 2010	$8,171,518
Issuance of additional warrants	4,994,307
Exercise of warrants	(4,841,519)
Change in fair value of warrant liability	4,762,694

Balance at December 31, 2011	$13,087,000

The fair value of the warrant liability is based on Level 3 inputs. For this liability, the Company developed its own assumptions that do not have observable inputs or available market data to support the fair value. See Note 13 for further discussion of the warrant liability.

The reconciliation of derivative liability measured at fair value on a recurring basis using unobservable inputs (Level 3) is as follows:

Derivative Liability
Balance at January 1, 2010	$—
Record fair value of derivative liability	2,120,360

Balance at December 31, 2010	2,120,360
Issuance of additional preferred stock and other	252,318
Conversion of preferred stock	(7,290,647)
Change in fair value of derivative liability	5,451,518

Balance at December 31, 2011	$533,549

F41

The fair value of the derivative liability is based on Level 3 inputs. For this liability, the Company developed its own assumptions that do not have observable inputs or available market data to support the fair value. See Note 12 for further discussion of the derivative liability.

Note 7—Property and Equipment

As of December 31, 2011 and 2010, property and equipment consisted of the following:

	December 31, 2011	December 31, 2010
Lab equipment	$402,192	$18,685
Computer equipment and software	137,251	10,989
Leasehold improvements	298,781	—
Construction-in-process	761,555	—

	1,599,779	29,674
Less: Accumulated depreciation	(165,841)	(8,085)

Property and equipment, net	$1,433,938	$21,589

Depreciation expense was $157,756 and $8,085 for the year ending December 31, 2011 and 2010, respectively.

Note 8—Accrued Expenses

Accrued expenses consist of the following:

	December 31, 2011	December 31, 2010
Accrued professional fees	$702,106	$413,384
Accrued compensation	4,338	4,310
Dividend on preferred stock payable	55,742	191,417
Accrued other	156,174	175,462

Accrued expenses	$918,360	$784,573

Note 9—Debt

The Company’s outstanding debt at December 31, 2011 and December 31, 2010 consists of $6.7 million and $7.3 million, respectively, of 12.5% Unsecured Promissory Notes (“Notes”). Unpaid interest has been accreted to the principal at a rate of 15%. The Notes have the following features: (1) 12.5% interest payable quarterly in cash or, at the Company’s option, 15% payable in kind by capitalizing such unpaid amount and adding it to the principal as of the date it was due; (2) maturing June 1, 2012; (3) at any time prior to the maturity date, the Company may redeem any portion of the outstanding principal of the Notes in cash at 125% of the stated face value of the Notes. There is a mandatory redemption feature that requires the Company to redeem all outstanding Notes if: (1) the Company successfully completes a capital campaign raising in excess of $10 million; or (2) the Company is acquired by, or sells a majority stake to, an outside party.

Since the Company consummated a single offering of at least $10 million in August 2011, certain note holders were entitled to a mandatory redemption of the outstanding principal plus any interest payable in cash within three business days of the consummation. Approximately $1.7 million including interest was paid in 2011 after consummation of the offering. The remaining note holders signed amendments to their notes raising the mandatory redemption for a single offering or a series of offerings within a six-month period from $10 million to $30 million. The Note is due June 2012.

F42

Note 10—Income Taxes

Fibrocell and Fibrocell Tech file a consolidated U.S. Federal income tax return. Agera files a separate U.S. Federal income tax return. The Company’s foreign subsidiaries, which comprise loss from discontinued operations, file income tax returns in their respective jurisdictions. The geographic source of loss from continuing operations is the United States.

The components of the income tax expense/(benefit) related to continuing operations, are as follows:

	Year ended December 31, 2011	Year ended December 31, 2010
U.S. Federal:
Current	$—	$—
Deferred	—	—
U.S. State:
Current	—	—
Deferred	—	—

	$—	$—

The reconciliation between income tax benefit at the U.S. federal statutory rate and the amount recorded in the accompanying consolidated financial statements is as follows:

	Year ended December 31, 2011	Year ended December 31, 2010
Tax benefit at U.S. federal statutory rate	$(10,958,402)	$(4,490,789)
Increase in domestic valuation allowance	8,880,185	5,077,136
State income taxbenefit before valuation allowance, net of federal benefit	(1,370,399)	(789,894)
Derivative revaluation expense	1,908,031	—
Warrant revaluation expense	1,666,943	162,831
Other	(126,358)	40,716

	$—	$—

The components of the Company’s net deferred tax liabilities at December 31, 2011 and 2010 are as follows:

	December 31, 2011	December 31, 2010
Deferred tax liabilities:
Intangible assets	$2,500,000	$2,500,000

Total deferred tax liabilities	$2,500,000	$2,500,000

Deferred tax assets:
Loss carryforwards	$39,059,449	$31,162,384
Property and equipment	1,390,315	1,460,890
Accrued expenses and other	1,165,103	1,285,007
Stock compensation	2,103,702	930,103

Total deferred tax assets	43,718,569	34,838,384
Less: valuation allowance	(43,718,569)	(34,838,384)

Total deferred tax assets	$—	$—

Net deferred tax liabilities	$2,500,000	$2,500,000

F43

As of December 31, 2011, the Company had generated U.S. net operating loss carryforwards of approximately $96.5 million which expire in years through 2031 and net loss carryforwards in certain non-US jurisdictions of approximately $24.4 million. The U.S. net operating loss carryforwards were reduced by approximately $74 million as a result of the Company’s emergence from bankruptcy. The net operating loss carryforwards are available to reduce future taxable income. However, a change in ownership, as defined by federal income tax regulations, could significantly limit the Company’s ability to utilize its U.S. net operating loss carryforwards. Additionally, because federal tax laws limit the time during which the net operating loss carryforwards may be applied against future taxes, if the Company fails to generate taxable income prior to the expiration dates it may not be able to fully utilize the net operating loss carryforwards to reduce future income taxes. As the Company has had cumulative losses and there is no assurance of future taxable income, valuation allowances have been recorded to fully offset the deferred tax asset at December 31, 2011 and 2010. The valuation allowance increased by $8.9 million and $5.1 million during 2011 and 2010, respectively, due to the impact from the current year net losses incurred.

Note 11—Commitments

Leases

As stated in Note 16, in 2012, the Company renewed its lease for the office, warehouse and laboratory facilities in Exton, Pennsylvania under a non-cancelable operating lease through 2023. Future minimum lease commitments for the amended lease agreement are as follows:

Year Ending December 31,
2012	$884,173
2013	1,070,438
2014	1,081,250
2015	1,211,000
2016	1,254,250
2017 and thereafter	8,704,063

Total	$14,205,174

For each of the years ended December 31, 2011 and 2010, rental expense totaled $1.4 million.

Note 12-Equity

Common Stock Private Placements

On August 3, 2011, the Company entered into agreements with certain accredited investors, pursuant to which the Company agreed to sell to the purchasers an aggregate of 41,409,461 shares of Company common stock at a purchase price of $0.55 per share in a private placement. Each purchaser also received a warrant to purchase 0.35 shares of common stock for every share of common stock acquired in the offering with an exercise price of $0.75 per share and a term of 5 years from issuance. The warrants are callable by the Company if the common stock trades over $1.75 for 20 consecutive trading days at any time after the shares underlying the warrants are registered or eligible for resale pursuant to Rule 144. The aggregate purchase price paid by the purchasers at closing for the common stock and the warrants was $22.8 million. As of December 31, 2011, there was a subscription receivable of $0.6 million. The placement agents for the transaction received cash compensation of $1.6 million and warrants to purchase 1,252,761 shares of Company common stock at an exercise price of $0.5454 and fair value of $440,330. Cash issuance costs of $1.6 million were netted against the gross proceeds.

F44

On June 16, 2011, the Company completed a private placement, pursuant to which it sold an aggregate of 1,908,889 shares of Company common stock to eight accredited investors for an aggregate purchase price of $1,718,000. The placement agent for the transaction received cash compensation of $137,440 and warrants to purchase 152,711 shares of Company common stock at an exercise price of $0.90 per share.

Redeemable Preferred stock

The Redeemable Preferred stock (“Preferred Stock’) is convertible into common stock at the option of the holder on a share-for-share basis. Each of the foregoing securities are subject to the “down-round” protection and if at any time while the Preferred Stock is outstanding, the Company sells or grants any option to purchase or sells or grants any right to reprice, or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition), any common stock or common stock equivalents at an effective price per share that is lower than the then conversion price of the Preferred (“Conversion Price”) or the exercise price of the warrants, then the conversion price and exercise price will be reduced to equal the lower price. The Preferred Stock has been classified by the Company within the mezzanine section between liabilities and equity in its consolidated balance sheets in accordance with ASC 480 because any holder of Preferred may require the Company to redeem all of its Preferred Stock in the event of a triggering event which is outside of the control of the Company.

In addition, the holders of the Preferred stock have no voting rights except with respect to specified matters affecting the rights of the Series A, B and D Redeemable preferred stock. The Preferred stockholders are entitled to receive cumulative dividends at the rate per share of 6% per annum.

The Company records accrued dividends at a rate of 6% per annum on the Preferred Stock. As of December 31, 2011 and December 31, 2010, $55,742 and $191,417, respectively, were accrued for dividends payable. The Company paid cash of $623,096 and $139,750 for the year ended December 31, 2011 and December 31, 2010, respectively.

On May 24, 2011, the Company sent a mandatory conversion notice to the holders of its outstanding Series A Convertible Preferred Stock and Series B Convertible Preferred Stock. Pursuant to the notice, each holder of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock was notified that since the volume weighted average price of the Company’s common stock had exceeded 200% of the then effective conversion price of the Preferred Stock for twenty consecutive trading days; the Company was permitted to force the conversion of the Preferred Stock into Company common stock. The conversion was effective on July 7, 2011; provided that holders of Preferred Stock had the right to voluntarily convert their shares of Preferred Stock prior to such date. During 2010 and 2011, 364 and 2,886 Series A preferred shares were converted into 606,667 and 5,772,000 common shares, respectively. During 2011, 4,640 Series B preferred shares were converted into 9,280,000 common shares.

During 2011, 4,138 Series D preferred shares were converted into 8,276,000 common shares.

Preferred Stock Series B

In the third and fourth quarter of 2010, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain accredited investors (the “Purchasers”), pursuant to which the Company agreed to sell to the Purchasers in the aggregate: (i) 4,640 shares of Series B Preferred, with a par value of $0.001 per share and a stated value of $1,000 per share Series B Preferred, and (ii) the Warrants to purchase 7,733,334 shares of Common Stock at an exercise price of $0.8054 per share. The aggregate purchase price for the third and fourth quarter 2010 Series B Preferred financing paid by the Purchasers for the Series B Preferred and the Warrants was $4,430,000. The Company used the proceeds for working capital purposes. As a result of the December 2010 Series D Preferred Stock transaction the shares and warrants were repriced to $0.50 per share. After giving effect to this anti-dilution provision, as of December 31, 2010, there will be 9,280,000 shares of Common Stock underlying the Series B Preferred.

F45

Preferred Stock Series D

On January 21, 2011, the Company completed a private placement of securities in which the Company sold to certain accredited investors in the aggregate: (i) 1,234 shares of Series D Convertible Preferred Stock, with a par value of $0.001 per share and a stated value of $1,000 per share, and (ii) warrants to purchase 2,468,000 shares of Company common stock at an exercise price of $0.50 per share. The aggregate purchase price paid by the Purchasers for the Series D Preferred and the Warrants was $1,234,000 (representing $1,000 for each share of Series D Preferred together with warrants). The Company intends to use the proceeds for working capital purposes. The placement agents for the offering received cash compensation of $98,720 and warrants to purchase 197,440 shares of Common Stock at an exercise price of $0.50 per share.

On January 28, 2011, the Company completed a private placement of securities in which the Company sold to certain accredited investors in the aggregate: (i) 1,414 shares of Series D at a stated value of $1,000 per share, and (ii) warrants to purchase 2,828,000 shares of Common Stock at an exercise price of $0.50 per share. The aggregate purchase price paid by the Purchasers for the Series D Preferred and the warrants was $1,414,000 (representing $1,000 for each share of Series D Preferred together with warrants). The Company intends to use the proceeds for working capital purposes. The placement agents for the offering received cash compensation of $113,120 and warrants to purchase 226,240 shares of Common Stock at an exercise price of $0.50 per share.

On February 9, 2011, the Company completed a private placement of securities in which the Company sold to certain accredited investors in the aggregate: (i) 3,436 shares of Series D at a stated value of $1,000 per share, and (ii) warrants to purchase 6,872,000 shares of Common Stock at an exercise price of $0.50 per share. The aggregate purchase price paid by the Purchasers for the Series D Preferred and the warrants was $3,436,000 (representing $1,000 for each share of Series D Preferred together with warrants). The Company intends to use the proceeds for working capital purposes. The placement agents for the offering received cash compensation of $274,880 and warrants to purchase 549,760 shares of Common Stock at an exercise price of $0.50 per share.

On March 1, 2011, the Company completed a private placement of securities in which the Company sold to certain accredited investors in the aggregate: (i) 50 shares of Series D at a stated value of $1,000 per share, and (ii) warrants to purchase 100,000 shares of Common Stock at an exercise price of $0.50 per share. The aggregate purchase price paid by the Purchasers for the Series D Preferred and the warrants was $50,000 (representing $1,000 for each share of Series D Preferred together with warrants). The Company intends to use the proceeds for working capital purposes. The placement agents for the offering received cash compensation of $4,000 and warrants to purchase 8,000 shares of Common Stock at an exercise price of $0.50 per share.

On December 15, 17 and 27, 2010, the Company completed a private placement of securities of Series D Preferred and warrants. The details of the 2010 Series D Preferred financing are as follows: 1,645 shares of Series D Preferred, with a par value of $0.001 per share and a stated value of $1,000 per share and (ii) warrants to purchase 3,290,000 shares of Common Stock at an exercise price of $0.50 per share. The aggregate purchase price paid by the Purchasers for the Series D Preferred and the Warrants was $1,645,000 (representing $1,000 for each share of Series D Preferred together with Warrants).

Conversion option of Redeemable Preferred stock

The embedded conversion option for the Preferred Stock has been recorded as a derivative liability under ASC 815 in the Company’s consolidated balance sheet as of December 31, 2011 and 2010 and will be re-measured on the Company’s reporting dates. The fair value of the derivative liability is determined using the Black-Scholes option-pricing model and is affected by changes in inputs to that model including our stock price, expected stock price volatility, the contractual term, and the risk-free interest rate. The Company will continue to classify the fair value of the embedded conversion option as a liability until the preferred stock is converted into common stock.

F46

The embedded conversion option for the Preferred Stock was valued at $533,549 and $2,120,360 at December 31, 2011 and 2010, respectively, at fair value using the Black-Scholes option-pricing model. The fair market value of the derivative liability was computed using the Black-Scholes option-pricing model with the following weighted average assumptions:

	December 31, 2011	December 31, 2010
Expected life (years)	1.1 years	1.6 years
Interest rate	0.1%	1.6%
Dividend yield	—	—
Volatility	61%	63%

Note 13-Warrants

We account for stock warrants as either equity instruments or derivative liabilities depending on the specific terms of the warrant agreement. Stock warrants are accounted for as a derivative in accordance with ASC 815 if the stock warrants contain “down-round protection” and therefore, do not meet the scope exception for treatment as a derivative. Since “down-round protection” is not an input into the calculation of the fair value of the warrants, the warrants cannot be considered indexed to the Company’s own stock which is a requirement for the scope exception as outlined under ASC 815. The fair value of the equity-classified warrants for the year ended December 31, 2011 and the fair value of the liability-classified warrants at December 31, 2010 was determined using the Black-Scholes option-pricing model and is affected by changes in inputs to that model including our stock price, expected stock price volatility, the expectedterm, and the risk-free interest rate. The Company will continue to classify the fair value of the warrants as a liability until the warrants are exercised, expire or are amended in a way that would no longer require these warrants to be classified as a liability. Effective December 31, 2011, we calculated the fair value of the warrants using the Monte Carlo simulation valuation method due to the changes in the product status with the approval of LAVIV.

The following table summarizes outstanding warrants to purchase Common Stock as of December 31, 2011:

	Number of Warrants	Exercise Price	Expiration Dates
Liability-classified warrants
Issued in Series A Preferred Stock offering	3,256,492	$0.50	Oct. 2014
Issued in March 2010 offering	4,917,602	0.50	Mar. 2015
Issued in Series B Preferred Stock offering	9,616,086	0.50	Jul.-Nov. 2015
Issued in Series D Preferred Stock offering	15,446,640	0.50	Dec. 2015-Mar. 2016

	33,236,820

Equity-classified warrants
Issued in June 2011 equity financing	152,711	$0.90	June 2016
Issued to placement agents in August 2011 equity financing	1,252,761	0.55	August 2016
Issued in August 2011 equity financing	14,493,310	0.75	August 2016

	15,898,782

Total	49,135,602

F47

The following table summarizes the rollforward of the warrants for the two years ended December 31, 2011:

Number of warrants
Outstanding at January 1, 2010	1,168,210
Warrants issued with financing	17,359,983
Additional warrants issued due to anti-dilution provision	12,650,102
Exercised	—

Outstanding at December 31, 2010	31,178,295
Warrants issued with financing	29,148,222
Exercised	(11,190,915)

Outstanding at December 31, 2011	49,135,602

There were 4,837,291 warrants exercised for the year ended December 31, 2011 which resulted in receipts of $2,418,646 and the issuance of 4,837,291 shares of common stock. In addition, there were 6,387,235 cashless warrants exercised for the year ended December 31, 2011 which resulted in the issuance of 3,572,971 shares of common stock for the year ended December 31, 2011.

Liability-classified Warrants

Series D Preferred Stock Warrants and Placement Agent Warrants

In connection with the Series D Convertible Preferred Stock transaction, the Company issued 12,268,000 warrants at an exercise price of $0.50 per share and 981,440 placement agent warrants at an exercise price of $0.50 per share during the first quarter of 2011. The warrants are liability classified since they have “down-round” price protection and they are re-measured on the Company’s reporting dates. The weighted average fair market value of the warrants, at the date of issuance, granted to the accredited investors and placement agents, based on the Black-Scholes option-pricing model, is estimated to be $0.45 per warrant.

All liability-classified warrants have an exercise price of $0.50 per share as a result of the December 2010 Series D Preferred Stock financing transaction.

The fair market value of the liability-classified warrants was computed using the Black-Scholes option-pricing model for the year ended December 31, 2010 with the following key weighted average assumptions as date indicated:

	December 31, 2010	Net cash settlement as of December 31, 2010(1)
Calculated aggregate value	$8,171,518	$11,450,000
Exercise price per share of warrant	$0.50	$0.50
Closing price per share of common stock	$0.51	$0.51
Volatility	63%	100	%(2)
Expected term (years)	4.7	4.7
Risk-free interest rate	1.8%	1.8%
Dividend yield	0%	0%

(1)	Represents the net cash settlement value of the warrant as of December 31, 2010, which value was calculated utilizing the Black-Scholes option-pricing model specified in the warrant.

(2)	Represents the volatility assumption used to calculate the net cash settlement value as of December 31, 2010.

Effective December 31, 2011, the Company utilized the Monte Carlo simulation valuation method to value the liability classified warrants. The following table summarizes the calculated aggregate fair values and net cash settlement value as of the dates indicated along with the assumptions utilized in each calculation.

F48

	December 31, 2011	Net cash settlement as of December 31, 2011(1)
Calculated aggregate value	$13,087,000	$8,320,000
Exercise price per share of warrant	$0.50	$0.50
Closing price per share of common stock	$0.40	$0.40
Volatility	70%	100	% (2)
Probability of Fundamental Transaction or Delisting	45.1%	—
Expected term (years)	3.7	3.7
Risk-free interest rate	0.63%	0.63%
Dividend yield	0%	0%

(1)	Represents the net cash settlement value of the warrant as of December 31, 2011, which value was calculated utilizing the Black-Scholes option-pricing model specified in the warrant.

(2)	Represents the volatility assumption used to calculate the net cash settlement value as of December 31, 2011.

Equity-classified Warrants

In connection with the private placement transaction on August 3, 2011, the Company issued warrants to purchase 14,493,310 shares of the Company common stock to certain accredited investors with an exercise price of $0.75 per share and a term of 5 years from issuance. The warrants are callable by the Company if the common stock trades over $1.75 for 20 consecutive trading days. The placement agents for the transaction received warrants to purchase 1,252,761 shares of Company common stock at an exercise price of $0.5454. The Company determined the average fair value of the warrants as of the date of the grant was $0.31 per share utilizing the Black-Scholes option-pricing model. In estimating the fair value of the warrants, the Company utilized the following inputs: closing price per share of common stock of $0.63, volatility of 61.4%, expected term of 5 years, risk-free interest rate of 1.25% and dividend yield of zero.

On June 16, 2011, the Company completed a private placement and issued warrants to the placement agents in the private placement to purchase 152,711 shares of Company common stock at an exercise price of $0.90 per share. The Company determined the fair value of the warrants as of the date of the grant was $0.62 per share utilizing the Black-Scholes option-pricing model. In estimating the fair value of the warrants, the Company utilized the following inputs: closing price per share of common stock of $1.08, volatility of 61.6%, expected term of 5 years, risk-free interest rate of 1.52% and dividend yield of zero.

Note 14—Equity-based Compensation

Total stock-based compensation expense recognized using the straight-line attribution method in the consolidated statement of operations for the year ended December 31 is as follows:

	2011	2010
Stock option compensation expense for employees and directors	$2,607,210	$833,713
Restricted stock expense	48,000	72,000
Equity awards for nonemployees issued for services	244,740	86,828

Total stock-based compensation expense	$2,899,950	$992,541

Our board of directors adopted the 2009 Equity Incentive Plan (the “Plan”) effective September 3, 2009. The Plan is intended to further align the interests of the Company and its stockholders with its employees, including its officers, non-employee directors, consultants and advisors by providing incentives for such persons to exert maximum efforts for the success of the Company. The Plan originally allowed for

F49

the issuance of up to 4,000,000 shares of the Company’s common stock. In June 2011, the board of directors of the Company amended the 2009 Equity Incentive Plan to increase the number of shares available for issuance under the Plan to 15,000,000 shares of common stock. The types of awards that may be granted under the Plan include options (both nonqualified stock options and incentive stock options), stock appreciation rights, stock awards, stock units, and other stock-based awards. Notwithstanding the foregoing, to the extent the Company is unable to obtain shareholder approval of the Plan within one year of the effective date, any incentive stock options issued pursuant to the Plan shall automatically be considered nonqualified stock options, and to the extent a holder of an incentive stock option exercises his or her incentive stock option prior to such shareholder approval date, such exercised option shall automatically be considered to have been a nonqualified stock option. The term of each award is determined by the Board at the time each award is granted, provided that the terms of options may not exceed ten years.

During the years ended December 31, 2011 and 2010, the weighted average fair market value using the Black-Scholes option-pricing model of the options granted was $0.40 and $0.53, respectively. The fair market value of the stock options at the date of grant was estimated using the Black-Scholes option-pricing model with the following weighted average assumptions for the year ended December 31:

	2011	2010
Expected life (years)	5.4 years	5.1 years
Interest rate	2.1%	2.0%
Dividend yield	—	—
Volatility	62%	64%

There were 600,000 cashless stock options exercised during the year ended December 31, 2011, which resulted in the issuance of 246,141 shares of common stock.

	Number of shares	Weighted- average exercise price	Weighted- average remaining contractual term (in years)	Aggregate intrinsic value
Outstanding at January 1, 2010	2,807,000	$0.77	7.35	$1,082,800
Granted	2,870,000	0.95
Exercised	—	—
Forfeited	—	—

Outstanding at December 31, 2010	5,677,000	$0.86	7.46	$—
Granted	9,628,000	$0.72
Exercised	(600,000)	$0.75		318,000
Forfeited	(1,096,500)	$0.77

Outstanding at December 31, 2011	13,608,500	$0.77	8.36	$—

Exercisable at December 31, 2011	8,596,427	$0.80	8.00	$—

The following table summarizes the Company’s non-vested stock options:

	Non-vested Options
	Number of Shares	Weighted- Average Fair Value
Non-vested at January 1, 2010	677,000	$0.36
Granted	2,870,000	0.53
Vested	(1,497,384)	0.49
Forfeited	—	—

Non-vested at December 31, 2010	2,049,616	$0.50
Granted	9,628,000	0.72
Vested	(5,569,043)	0.77
Forfeited	(1,096,500)	0.76

Non-vested at December 31, 2011	5,012,073	$0.41

F50

The total fair value of shares vested during the twelve months ended December 31, 2011 was $2.5 million. As of December 31, 2011, there was $1.4 million of total unrecognized compensation cost, related to non-vested stock options which vest over time. That cost is expected to be recognized over a weighted-average period of 1.5 years. As of December 31, 2011, there was less than $0.1 million of total unrecognized compensation expense related to performance-based, non-vested employee stock options. That cost will be recognized when the performance criteria within the respective performance-based option grants become probable of achievement.

Restricted stock

The following table summarizes the Company’s restricted stock activity for the year ended December 31, 2011:

	Non-vested Options
	Number of Shares	Weighted- Average Fair Value
Non-vested at January 1, 2010	300,000	$0.48
Granted	—	—
Vested	(150,000)	0.48
Forfeited	—	—

Non-vested at December 31, 2010	150,000	$0.48
Granted	—	—
Vested	(150,000)	0.48
Forfeited	—	—

Non-vested at December 31, 2011	—	$—

Note 15—Subsequent Events

Our corporate headquarters and manufacturing operations are located in one location, Exton, Pennsylvania. On February 17, 2012 the Company renegotiated the lease and extended it for a period of ten years until March 31, 2023. The lease is non-cancelable and the minimum annual lease payments are summarized in Note 11.

On June 7, 2012 the Company entered into an agreement to sell all of the shares of common stock of Agera held by the Company. As a result of the disposal of Agera on August 31, 2012, the Company is reporting the operations of Agera as discontinued operations in the consolidated statement of operations and the assets and liabilities are classified as assets and liabilities of discontinued operations on the consolidated balance. See Note 5 for further discussion of the Agera discontinued operations.

F51

FIBROCELL SCIENCE, INC.

36,564,000 Shares of Common Stock

PROSPECTUS

November 20, 2012

You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or the sale of these securities.